Exhibit 10.2

SECURED PRIMING DELAYED DRAW TERM LOAN DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of July 5, 2020

by and among

Endologix, Inc.,

as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

Deerfield Private Design Fund IV, L.P.,

as agent for itself and the Lenders

i

ii

Annex

Annex A	Commitment Amount

Schedules

Schedule P-1	Chapter 11 Cases
Schedule P-2	Identified Claims
Schedule P-3	Intellectual Property Licenses
Schedule P-4	Contingent Obligations
Schedule P-5	Agreement Date Indebtedness
Schedule P-6	Agreement Date Permitted Investments
Schedule P-7	Agreement Date Permitted Liens
Schedule P-8	Pledged Debt Instruments
Schedule P-9	Pledged Interests
Schedule 2.5	List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices
Schedule 3.1(g)	Litigation
Schedule 3.1(l)	Real Estate
Schedule 3.1(m)	Intellectual Property
Schedule 3.1(n)	Breaches of Agreements
Schedule 3.1(u)	Borrower’s Subsidiaries
Schedule 3.1(w)	Borrower’s Outstanding Shares of Stock, Options
Schedule 3.1(x)	Material Contracts
Schedule 3.1(aa)	Environmental
Schedule 3.1(cc)	Labor Relations
Schedule 3.1(dd)	Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office
Schedule 3.1(ee)	Inventory Locations
Schedule 3.1(ddd)	Stock of the Subsidiaries of the Loan Parties
Schedule 4.1(i)	Initial Approved Budget
Schedule 5.1(o)	Other Loan Documents to Be Form 8-K Exhibits

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Interim Order
Exhibit C	Form of Note

iii

SECURED PRIMING DELAYED DRAW TERM LOAN DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SECURED PRIMING DELAYED DRAW TERM LOAN DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of [•], 2020, by and among Endologix, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders party hereto from time to time, Deerfield Private Design Fund IV, LP (“Deerfield Facility Entity”), as agent for itself and the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, on July 5, 2020 (the “Petition Date”) the Loan Parties (in such capacity, each a “Debtor” and collectively, the “Debtors”) commenced Chapter 11 Cases by filing voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) and each of the Loan Parties continues to operate its business and manage its properties as a debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Debtors have requested that the Lenders provide a superpriority secured debtor-in-possession term loan facility in an aggregate principal amount of up to $130,800,000 (excluding any Capitalized Interest) to the Borrower to fund the working capital requirements of the Loan Parties, refinance a portion of the outstanding Indebtedness under the Prepetition Term Loan Agreement and for other purposes permitted under this Agreement during the pendency of the Chapter 11 Cases, and the Lenders have indicated their willingness to advance the Loans (as defined below) to the Borrower, on the terms and conditions set forth herein, in the other Loan Documents and in the Interim Order and Final Order, as applicable, in each case upon the entry thereof by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan, in form and substance reasonably acceptable to the Required Lenders and, solely to the extent of any terms affecting the rights, duties, liabilities, protections (including without limitation releases and exculpations) and/or obligations of the Agents, satisfactory to the Agent (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).

“Acceptable Disclosure Statement” means the disclosure statement relating to an Acceptable Plan, in form and substance reasonably acceptable to the Lenders (as the same may be amended, supplemented, or modified from time to time after the initial filing thereof with the consent of the Lenders).

“Acceptable Disclosure Statement Approval Order” means an order of the Bankruptcy Court approving an Acceptable Disclosure Statement, in form and substance reasonably acceptable to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).

“Acceptable Plan” means a plan of reorganization for each of the Chapter 11 Cases, in form and substance reasonably acceptable to the Lenders and otherwise consistent in all respects with the Restructuring Support Agreement, that (i) provides for the termination of the Commitments and the indefeasible payment in full of the Loans and full discharge of all other Obligations (other than contingent indemnification obligations not yet due) under this Agreement upon the Effective Date with respect to such plan of reorganization, (ii) provides for releases for the Agent and the Lenders (iii) preserves Debtors’ obligations under the Loan Documents that are contingent and/or unliquidated as of the Effective Date and (iv) solely to the extent of any terms affecting the rights, duties, liabilities, protections (including without limitation releases and exculpations) and/or obligations of the Agents, is satisfactory to the Agent.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Loan Party or to which any Loan Party is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Additional Amounts” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” means the date of this Agreement.

“Announcing Form 8-K” has the meaning set forth in Section 5.1(o).

“Anti-Corruption Laws” means any and all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary of any Loan Party from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Money Laundering Laws” means any and all laws, rules, and regulations in effect from time to time related to terrorism or money laundering, including, without limitation, (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Anti-Terrorism Laws” means any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and the USA Patriot Act (Pub. L. No. 107-56 (Oct. 12, 2001)).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Applicable Laws” includes Healthcare Laws and Environmental Laws.

“Applicable Margin” means 10.0% per annum.

“Approved Budget” means, at any time, the Initial Approved Budget or the most recent Proposed Budget approved in writing by the Agent. From time to time, the Borrower may provide to the Agent a proposed new 13-week cash flow projection and disbursements budget substantially similar in form to the Initial Approved Budget or in such other form as the Agent may agree in its sole discretion (any such proposed cash flow projection and disbursements budget, a “Proposed Budget”). To the extent any such Proposed Budget is approved in writing by the Agent in its sole discretion, such Proposed Budget shall thereafter be the Approved Budget for such period contained therein and for all purposes hereunder. No such Proposed Budget shall become an Approved Budget until so approved in writing by the Agent in its sole discretion.

“Authorizations” means, with respect to any Person, any permits (including Regulatory Required Permits), approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer of the Borrower having substantially the same authority and responsibility.

“Avoidance Action” means claims or causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code or any other avoidance action under the Bankruptcy Code or applicable non-bankruptcy law.

“Bank of America Cash Collateral Account” means that certain deposit account #1453234066 of Borrower at Bank of America, N.A. (or such replacement deposit account provided by Bank of America, N.A. or by another commercial bank) established and maintained for the sole purpose of providing cash collateral in favor of Bank of America, N.A. (or such replacement commercial bank) for obligations of the Borrower in respect of certain commercial credit cards (or with respect to a replacement commercial bank, similar commercial credit cards to those provided by Bank of America, N.A. as of the Agreement Date) provided to the Borrower by Bank of America, N.A. (or such replacement commercial bank); provided that the aggregate amount on deposit in such deposit account (or such replacement deposit account) shall not at any time exceed $1,205,679.95.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Budget Test Date” means the Friday of each week following the Petition Date.

“Budget Test Period” means, as of any Budget Test Date, the rolling four-week period ending on such Budget Test Date, provided, that, for any Budget Test Date occurring prior to such time as four weeks have elapsed since the Petition Date, the Budget Test Period shall be the four-week period ending on such Budget Test Date (including time elapsed prior to the Petition Date).

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in the Borrower which equity investment is made substantially contemporaneously with the making of the expenditure, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Loan Parties and their Affiliates).

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Interest” has the meaning set forth in Section 2.7(c).

“Carryover” means, for any period, (i) with respect to receipts, the amount of any actual receipts during such period that exceed the projected receipts set forth in the Approved Budget for such period (without giving effect to any Carryover receipts from a prior period), (ii) with respect to disbursements, the amount of any budgeted disbursements not expended during such period (without giving effect to any Carryover of budgeted disbursements from a prior period), and (iii) with respect to the amount of “Payroll & Benefits,” “Rent,” “Insurance,” “Operating Expenses,” “Inventory,” “Production Freight/Shipping,” “Other G&A,” “Draw/(Paydown) on ABL,” “Restructuring Fees,” “Professional Fee Holdback Fees,” “KEIP/KERP,” “Sales Force Retention” and “Utility Deposit” (each as referenced on the Approved Budget) of the Debtors, the amount of any such budgeted disbursements for each such line item not expended during such period (without giving effect to any Carryover of budgeted disbursements for each such line item from a prior period). For the avoidance of doubt, (a) the amount of Carryover receipts from any period prior to the first Budget Test Period shall be zero, and (b) the amount of Carryover budgeted disbursements from any period prior to the Petition Date shall be zero.

“Carve-Out” shall have the meaning given to such term in the Financing Order.

“Cash Collateral” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year and (f) investments made in accordance with the Borrower’s investment policy in effect as of the Agreement Date that was provided to the Agent’s counsel on March 14, 2017 at 12:15 p.m. New York time.

“Change of Control” or “Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting Stock of the Borrower

(or other securities convertible into such voting Stock) representing more than 35% of the combined voting power of all voting Stock of the Borrower; or (b) the Borrower shall have ceased to own, directly or indirectly, 100% of the Stock of any of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved or merged to the extent otherwise permitted by this Agreement and other than, solely with respect to Foreign Subsidiaries, directors qualifying shares as necessary to comply with foreign law); (c) the occurrence of a “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under the Prepetition 3.25% Convertible Note Documents, the Prepetition 5.00% Convertible Note Document, the Prepetition ABL Debt Documents or the Japan Lifeline Unsecured Debt Documents. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act.

“Chapter 11 Cases” means the case number identified across from each Loan Party’s name set forth on Schedule P-1 attached hereto and “Chapter 11 Cases” shall mean all of the foregoing.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” means all of the Loan Parties’ assets, whether now owned or hereafter created, acquired or arising, including without limitation, all of Grantors’ right, title and interest in and to the following:

(i) all goods, accounts (including health care insurance receivables), equipment, inventory, contract rights or rights to payment of money, leases, license agreements and other licenses, franchise agreements, general intangibles, commercial tort claims (including any Identified Claims), documents, instruments (including any promissory notes) (and any distribution of property made on, in respect of or in exchange for such instruments from time to time), chattel paper (whether tangible chattel paper or electronic), cash, Cash Equivalents, deposit accounts, securities accounts, commodities accounts, Intellectual Property, Intellectual Property Licenses, securities accounts, fixtures, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities, all other Pledged Collateral and Pledged Investment Property (including any distribution of property made on, in respect of or in exchange for such Pledged Collateral and/or Pledged Investment Property from time to time) and all supporting obligations related to any of the foregoing, and financial assets, wherever located;

(ii) all books and records relating to any of the foregoing;

(iii) all property of any Loan Party held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Loan Party or as to which such Loan Party may have any right or power, including but not limited to cash; and

(iv) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance Proceeds of any or all of the foregoing.

(v) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Loan Party, shall refer to such Loan Party’s Collateral or the relevant part thereof. Notwithstanding the foregoing, “Collateral” shall not include Excluded Property; provided, however, that if and when any assets cease to be Excluded Property, the term “Collateral” shall include such assets and a Lien on and security interest in such assets (including any Proceeds from Excluded Property) shall be deemed granted pursuant to Section 6.27.

“Commitments” means, as to each Lender, its obligation to make its pro rata portion of the Loan to the Borrower pursuant to Section 2.2, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A. As of the Closing Date, the total Commitments of all Lenders is $130,800,000.

“Common Stock” means the “Common Stock” of the Borrower, with a $0.001 par value per share.

“Compliance Certificate” means a certificate, duly executed by an Authorized Officer of the Borrower, appropriately completed and substantially in the form of Exhibit A hereto.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Convertible Note Documents” means, collectively, the Prepetition 3.25% Convertible Note Documents and the Prepetition 5.00% Convertible Note Documents.

“Copyrights” has the meaning set forth in the Security Agreement.

“Correction” means the repair, modification, adjustment, relabeling, destruction, or inspection (including patient monitoring) of a product or device without its physical removal from its point of use to some other location.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debtor” has the meaning set forth in the Recitals.

“Deemed Refinancing” has the meaning specified in Section 2.1.

“Deerfield Facility Entity” has the meaning set forth in the preamble to this Agreement.

“Default” means any event which, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation.

“Dispose” and “Disposition” mean (a) the sale, lease, license, transfer, assignment, conveyance or other disposition of any assets or property (including any transfer or conveyance of any assets or property pursuant to a division or split of a limited liability company or other entity or Person into two or more limited liability companies or other entities or Persons) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (in each case, other than solely for Stock that does not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change in control” or similar event), provided that such “change in control” or similar event results in the occurrence of the payment in full in cash of all of the Obligations (other than unasserted contingent indemnification obligations), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Employee” means any employee of any Loan Party or any Subsidiary of any Loan Party.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits or compensation and which is contributed to, sponsored by or maintained by the Borrower or any of its Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or could reasonably be expected, individually or in the aggregate, to have any present or future obligation or liability.

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the Agreement Date.

“Equipment” means equipment (as that term is defined in the UCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means collectively the Borrower, any Subsidiary of Borrower and any Person under common control or treated as a single employer with, Borrower or any Subsidiary of Borrower within the meaning of Code Section 414 (b), (c), (m) or (o) or under ERISA.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (other than an event for which the 30-day notice period is waived) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Event of Default” has the meaning set forth in Section 5.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Account” means the (i) deposit account #XXXXX7912 of TriVascular Canada LLC at Bank of Montreal; provided the aggregate amount on deposit in such deposit account(s) does not exceed 1,000,000 Canadian dollars at any time, and (ii) the Bank of America Cash Collateral Account.

“Excluded Domestic Holdco” means a wholly-owned Domestic Subsidiary of the Borrower substantially all of the assets of which consist of Stock of Excluded Foreign Subsidiaries held directly or indirectly by such Subsidiary and which does not engage in any business, operations or activity other than that of a holding company, excluding for purposes of such determination, Indebtedness of such Excluded Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary which is a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party.

“Excluded Property” means, collectively:

(a) voting shares of any (A) Excluded Foreign Subsidiary of Borrower or (B) Excluded Domestic Holdco, in each case, in excess of 65% of all of the issued and outstanding voting shares of capital stock of such subsidiary;

(b) any lease, license, contract, property right or agreement as to which, if and to the extent that, and only for so long as, the grant of a security interest therein shall (1) constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement or render it unenforceable, (2) be prohibited by any applicable law or (3) require the consent of any third party (in each case of clauses (1), (2) and (3), other than to the extent that any such breach, termination, default, prohibition or requirement for consent would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law), provided that such security interest shall attach immediately to each portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above;

(c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(d) without in any way limiting clause (a) above, equity interests in any Person (other than wholly owned Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Loan Documents and such prohibition did not arise in anticipation of the restrictions under the Loan Documents);

(e) any assets financed by purchase money Indebtedness or Capital Leases, to the extent such purchase money Indebtedness or Capital Lease is permitted hereunder, if the documentation governing such purchase money Indebtedness or Capital Leases securing such purchase money Indebtedness or Capital Leases prohibits the creation of a security interest or lien thereon or requires the consent of any Person as a condition to the creation of any other security interest or lien on such property or if such contract or other agreement would be breached or give any party the right to terminate it as a result of creation of such security interest or lien; and

(f) the Bank of America Cash Collateral Account;

provided, however, notwithstanding anything to the contrary herein or under the other Loan Documents, “Excluded Property” shall not include any proceeds, products, substitutions, receivables or replacements of Excluded Property (unless such proceeds, products, substitutions, receivables or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means (a) any Excluded Domestic Holdco and (b) any Excluded Foreign Subsidiary.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income or franchise Taxes and branch profits Taxes in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office, or applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.6(a) or was itself so entitled immediately before changing its lending office, (c) any Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.6(d) other than as a result of a change in Applicable Law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Chief Medical Officer, Chief Operating Officer, General Counsel or Principal Accounting Officer of the Borrower or any of its Subsidiaries.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Secured Parties pursuant to Section 7.1, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means Sections 1471 through 1474 of the Code as of the Agreement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FCPA” has the meaning set forth in Section 3.1(gg).

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non- United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Final Borrowing Amount” shall mean $20,800,000.

“Final Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be substantially identical to the Interim Order, mutatis mutandis, together with all extensions, modifications and amendments thereto approved by the Agent in its sole discretion, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guaranty) Indebtedness, and grant Liens under this Agreement and the other Loan Documents, provides for the superpriority (to the extent provided for herein and therein) of the Agent’s and the Lenders’ claims, authorizes the use by the Loan Parties of their Cash Collateral in accordance with the terms of this Agreement.

“Financing Order” shall mean, the Interim Order or the Final Order, whichever is in effect at the time of any determination made hereunder, and “Financing Orders” shall mean the Interim Order and the Final Order, collectively.

“First Day Orders” has the meaning set forth in Section 4.1(h).

“Foreign Benefit Plan” means any employee benefit plan that is subject to the laws of a jurisdiction outside the United States, including those mandated by a government other than that of the United States of America.

“Foreign Lender” has the meaning set forth in Section 2.6(d).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning set forth in Section 7.6.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States applied on a consistent basis, subject to the provisions of Section 1.5.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210, 211, 820 and any comparable foreign requirements.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Subsidiary) or other Person who provides a guaranty of the Obligations under the Facility Guaranty or other Loan Document.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Healthcare Laws” means all Applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any drug, medical device, clinical laboratory service, food, dietary supplement or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise regulated by the FDA, or subject to regulation under the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq.) and its implementing regulations (42 C.F.R. Part 493) and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Identified Claims” means the commercial tort claims described on Schedule P-2, as such schedule shall be supplemented from time to time in accordance with the terms and conditions of this Agreement.

“Immaterial Subsidiaries” shall mean, as of any date of determination, any Subsidiary of the Borrower that is not a Loan Party that, when measured as of the most recent fiscal quarter end or fiscal year end for which the Borrower has filed its 10-K or 10-Q, when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5.0% of the total property and assets of the Loan Parties and their Subsidiaries on a consolidated basis set forth in the balance sheet included in such 10-K or 10-Q in accordance with GAAP and on a pro forma basis and (ii) did not have revenues representing in excess of 5.0% of total revenues of the Loan Parties and their Subsidiaries on a consolidated basis.

“Indebtedness” means the following with respect to any Person:

(i) all indebtedness for borrowed money of such Person;

(ii) the deferred purchase price of assets or services (other than trade payables entered into in the Ordinary Course of Business and which are not more than 120 days past due and other than items covered by clause (xiv) of this definition) of such Person, which in accordance with GAAP should be shown to be a liability on the balance sheet;

(iii) all guarantees of Indebtedness by such Person;

(iv) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(v) all Capital Lease Obligations of such Person;

(vi) all indebtedness (including indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured);

(vii) all indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(viii) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(ix) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(x) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(xi) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts;

(xii) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement;

(xiii) all direct or indirect liability, contingent or otherwise, of such Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any assets or property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person;

(xiv) earn-outs, all purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations (or continuing obligations of any nature of such Person arising out of purchase and sale contracts, but only to the extent the same (x) have become due and payable and are recorded as a liability on the balance sheet of such Person and (y) are payable in cash;

(xv) all off-balance sheet liabilities of such Person; or

(xvi) all obligations arising under non-compete agreements, bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.

“Indemnified Person” has the meaning set forth in Section 6.11(a).

“Indemnified Taxes” means (a) any Tax imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party under any Loan Document, other than an Excluded Tax, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 6.11(a).

“Initial Approved Budget” has the meaning set forth in Section 4.1(g) hereof.

“Initial Borrowing” has the meaning set forth in Section 2.2.

“Initial Borrowing Amount” shall mean $10,000,000.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all Intellectual Property Licenses and all Copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any Patents, patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, Trademarks, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intellectual Property Licenses” means, with respect to any Loan Party, (A) any licenses or other similar rights provided to the Loan Party in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Loan Party, in each case, including (1) any software license agreements,(2) the license agreements listed on Schedule P-3, and (3) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Loan Documents.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (i) the first day of each calendar month, (ii) any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) the Maturity Date.

“Interim Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing, in the form attached hereto as Exhibit B, together with all extensions, modifications and amendments thereto approved by the Agent in its sole discretion, which, among other matters but not by way of limitation, authorizes and approves, on an interim basis, (i) this DIP Facility, (ii) the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents to which they are a party, incur Loans in an aggregate principal amount not to exceed the Initial Borrowing Amount prior to the date of entry of the Final Order (excluding any Capitalized Interest thereon) and (iii) the transactions contemplated hereby, including the payment of adequate protection payments.

“Internal Controls” has the meaning set forth in Section 3.1(s).

“Inventory” means inventory (as that term is defined in the UCC), and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” has the meaning set forth in Section 5.2(e).

“Investment Company Act” means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.

“IP” means all Intellectual Property that is necessary for the conduct of the Loan Parties’ business as currently conducted.

“IRS” means the United States Internal Revenue Service.

“Japan Lifeline Unsecured Debt” means unsecured Indebtedness pursuant to a promissory note dated on or around the Agreement Date, by the Borrower in favor of Japan Lifeline Co., Ltd. granted pursuant to the Japan Lifeline Unsecured Debt Documents.

“Japan Lifeline Unsecured Debt Documents” means the promissory note granted in favor Japan Lifeline Co., Ltd. and any related agreements, instruments and documents.

“Key Employee Incentive Plan” has the meaning set forth in Section 5.2(dd)(ii).

“Key Employee Retention Plan” has the meaning set forth in Section 5.2(dd)(ii).

“Latest Balance Sheet” has the meaning set forth in Section 3.1(r).

“Lenders” means the lenders party to this Agreement from time to time and their successors and assigns.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Adjustment Date” means the first calendar day of such calendar month.

“LIBOR Rate” means the greater of (a) 1.00% and (b) the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited or a comparable, replacement or successor rate, which rate is approved by Agent, as published on the applicable Bloomberg screen (or such other commercially available source providing such quotations as may be designated by Agent from time to time), for deposits in Dollars for a term of thirty (30) days on or about 11:00 a.m. (London time) two (2) Business Days prior to the LIBOR Adjustment Date. The LIBOR Rate may not be the lowest or best rate at which Agent calculates interest or extends credit. The LIBOR Rate for each calendar month shall be adjusted (if necessary) on each LIBOR Adjustment Date which determination shall be conclusive in the absence of manifest error; provided that to the extent a comparable, replacement or successor rate is approved.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind. For purposes of this Agreement and the other Loan Documents, any Loan Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to this Agreement, or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Documents” means this Agreement, the Loan Notes, the Facility Guaranty, each Compliance Certificate, and other documents, agreements and instruments delivered in connection with any of the foregoing (in each case, including all schedules, exhibits, annexes and other attachments thereto) and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Notes” means (x) any note issued to any of the Lenders evidencing any Loan held by such Lender pursuant to this Agreement in the form of loan note attached hereto as Exhibit C, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 6.11(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Cap” means the number of outstanding shares of common stock of the Successor Entity listed on a National Securities Exchange, multiplied by the per share Volume Weighted Average Price for such common stock as of the Trading Day immediately preceding the announcement of the Successor Entity Transaction.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation (e.g., normal stock rotation practices and routine equipment adjustments and repairs, etc.).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, financial condition, prospects or properties of the Loan Parties and their Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any provision of any Loan Document, (c) the ability of any Loan Party to timely perform the Obligations, (d) the creation, perfection or priority of the Liens, taken as a whole for the Collateral, granted under the Loan Documents, or (e) the rights and remedies of the Secured Parties under any Loan Document.

“Material Asset” means as of any date of determination, any asset or property, including Intellectual Property, owned by any of the Loan Parties or any of their respective Subsidiaries that is material to the operation of the Borrower or any Subsidiary.

“Material Contracts” means (a) the Operative Documents, (b) the Convertible Note Documents, (c) the agreements listed on Schedule 3.1(x), (e) the Japan Lifeline Unsecured Debt Documents, and (f) each other agreement or contract to which such Loan Party or its Subsidiaries is a party the termination of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

“Material Intangible Assets” means all of (i) each Loan Party’s Intellectual Property and (ii) license or sublicense agreements or other agreements with respect to rights in Intellectual Property (including each Intellectual Property License), in each case that are material to the financial condition, business or operations of the applicable Loan Party.

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date; (b) the date of acceleration of the Loans and termination of the Commitments following an Event of Default; (c) the effective date of a plan of reorganization or liquidation confirmed in any of the Chapter 11 Cases, (d) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code or otherwise, other than in connection with a confirmed plan of reorganization or liquidation in the Chapter 11 Cases or as otherwise approved by the Agent in its reasonable discretion (e) the date of termination of the Restructuring Support Agreement, (f) without the Agent’s prior written consent, the date of filing or express written support by any Debtor of a plan of liquidation or reorganization and related disclosure statement, or order of dismissal and (g) the date that is 60 days after the Petition Date (or such later date as agreed to by the Lenders), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) fiscal months of the Loan Parties for which (a) the 10-K or 10-Q for such period was filed (or, to the extent earlier, was required by the SEC to be filed) with the SEC or (b) financial statements are required to be delivered in Section 5.1(w).

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Milestones” has the meaning set forth in Section 5.1(y).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected, individually or in the aggregate, to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“NASDAQ Market” means each of the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market (in each case, including any successor to the foregoing).

“National Securities Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or, in each case, a successor thereto).

“Necessary Documents” has the meaning set forth in Section 3.1(k).

“Net Income” means, for any period, the net income (or loss) of the Successor Entity set forth in the Successor Entity’s most recent publicly reported income statement; provided that such amounts shall be limited to those of the Successor Entity only (and not any of its Subsidiaries) unless such Subsidiaries (other than any Excluded Subsidiaries) have completed and consummated the Successor Entity Subsidiary Joinder Actions.

“Obligations” means all Loans, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due, and irrespective of whether the same are added to the principal amount of the Obligations.

“OFAC” has the meaning set forth in Section 3.1(gg).

“OID” means original issue discount.

“Operating Expenditures” means, with respect to any Person for any period, the amount of all expenditures (whether such expenditures are paid in cash, financed or otherwise) by such Person and its Subsidiaries during such period that are reported as operating expenses (including expenditures related to research and development, clinical and regulatory affairs, marketing and sales, and general and administrative) on the income statements of such Person and its Subsidiaries that are included in such Person’s financial statements (including those financial statements required by Section 5.1(h) and Section 5.1(w), as applicable), which amount shall (i) be in compliance and accordance with GAAP and any SEC requirements and regulations, but (ii) exclude one-time, non-recurring expenditures that are not regularly incurred in the Ordinary Course of Business of such Person and its Subsidiaries.

“Operative Documents” means the Loan Documents, and the Prepetition Subordinated Debt Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as conducted by such Loan Party in accordance with past practices, as applicable.

“Organizational Documents” means, with respect to any Loan Party, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, value added or documentary or any other excise or property Taxes arising from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, any Loan Document. For the avoidance of doubt, Other Taxes includes any of the foregoing Taxes imposed on the issuance or delivery of any common or preferred shares of stock of the Borrower pursuant to the terms of any Loan Document or the exercise of any rights thereunder.

“Participant” has the meaning set forth in Section 6.5.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the Security Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Contingent Obligations” means

(b) Contingent Obligations arising in respect of the Indebtedness under the Loan Documents;

(c) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(d) Contingent Obligations outstanding on the Agreement Date and set forth on Schedule P-4 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);

(e) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $2,000,000 in the aggregate at any time outstanding;

(f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(g) guarantees by (A) one or more Loan Parties of the obligations of Foreign Subsidiaries up to $1,000,000 in the aggregate at any time outstanding, (B) any Loan Party of the obligations of any other Loan Party (but, for the avoidance of doubt, excluding any Immaterial Subsidiary that may be a Loan Party where, before and immediately after giving effect to such guarantee (including any rights of contribution set forth in the Loan Documents or otherwise), the Loan Parties cannot represent and warrant that such Immaterial Subsidiary is Solvent on an individual basis) and (C) any Foreign Subsidiary of the obligations of any other Foreign Subsidiary; and

(h) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.2(c).

“Permitted Dispositions” means each of the following:

(a) dispositions of inventory in the Ordinary Course of Business;

(b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Loan Party or Subsidiary determines in good faith is no longer used or useful in the business of such Loan Party and its Subsidiaries (or such Subsidiary and its subsidiaries);

(c) to the extent constituting a Disposition, Permitted Investments and Permitted Licenses;

(d) disposals of obsolete, worn out or surplus tangible personal property;

(e) without limiting transactions permitted under Section 5.2 hereof, dispositions by any Loan Party to any other Loan Party so long as each Loan Party (other than, with respect to any transferring Person, an Immaterial Subsidiary) will remain Solvent after giving effect to the transfer;

(f) the entering into of any Permitted License;

(g) Dispositions by any Foreign Subsidiary to any other Foreign Subsidiary or to any Loan Party;

(h) to the extent constituting a Disposition, the payment of cash and Cash Equivalents in the Ordinary Course of Business;

(i) Dispositions of property to any other Loan Party in accordance with the Approved Budget;

(j) to the extent constituting Dispositions, Recalls of Products (or components of Products) returned to suppliers in the Ordinary Course of Business as required by Applicable Law or the FDA with the consideration paid for such Products (or such components of Products) returned to the Loan Party or Subsidiary that purchased and returned such Product (or such components of Products);

(k) (i) Recalls of Products (or components of Products) from customers to the extent required by Applicable Law or the FDA and (ii) the Dispositions of such Products that were Recalled in the Ordinary Course of Business and for fair market value and on fair market terms; and

(l) any other Dispositions made with the prior written consent of the Agent.

“Permitted Indebtedness” means each of the following:

(a) the Loan Parties’ and their Subsidiaries’ Indebtedness to Agent and each Lender under this Agreement and the other Loan Documents;

(b) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) Capital Leases and purchase money Indebtedness in accordance with the Approved Budget not to exceed $1,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment;

(d) Indebtedness existing on the Agreement Date and described on Schedule P-5 (but not including any refinancings, extensions, increases or amendments to such Indebtedness);

(e) Indebtedness in the form of insurance premiums financed through the applicable insurance company;

(f) [Reserved];

(g) Indebtedness related to commercial credit cards provided by Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account”) that, in the aggregate outstanding at any one time, does not exceed $1,205,679.95, which Indebtedness may be secured by Liens permitted pursuant to clause (t) of the definition of Permitted Liens;

(h) to the extent constituting Indebtedness, any Permitted Contingent Obligations; and

(i) unsecured Indebtedness incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the Ordinary Course of Business;

(j) the Carve-Out (including Professional Fees and fees payable to the U.S. Trustee and fees payable to the Clerk of the Bankruptcy Court

“Permitted Investments” means each of the following:

(a) Investments (i) shown on Schedule P-6 and existing on the Agreement Date and (ii) in Subsidiaries made prior to the Agreement Date;

(b) Investments in cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (e) shall not apply to Investments of Loan Parties in any Subsidiary;

(f) Investments consisting of (i) deposit accounts in which Agent has received a Control Agreement or otherwise has a first priority perfected security interest pursuant to the Financing Order, and (ii) deposit accounts that are Excluded Accounts (subject to any caps and applicable restrictions set forth in such definition);

(g) Investments by any Loan Party in any Subsidiary now owned or hereafter created by such Loan Party, which Subsidiary is a Loan Party or has otherwise provided a Guarantee of the Obligations of the Loan Parties which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in the Security Agreement and otherwise made in compliance with Section 5.1(k);

(h) Investments by any Loan Party in any wholly-owned Foreign Subsidiaries consisting of cash and Cash Equivalents made in the Ordinary Course in an aggregate amount for all such Investments pursuant to this clause (h) not to exceed $1,000,000; and

(i) Investments by any Loan Party consisting solely of inventory in any wholly-owned Foreign Subsidiaries, to the extent (i) such Investments are made in the Ordinary Course of Business consistent with its customary practices as in effect on and immediately prior to the Agreement Date, and (ii) no Event of Default then exists or would arise therefrom; provided that such Investments shall be subject to the proviso at the end of this definition;

provided, that, Investments pursuant to clause (i) of this definition of “Permitted Investments” shall not exceed $5,000,000 in the aggregate in any calendar year and, provided, further, that with respect to clause (i) above, such Investments consisting solely of Inventory in Foreign Subsidiaries shall be valued at the lesser of cost and book value.

“Permitted License” means (a) any non-exclusive license of patent rights of a Loan Party or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration, and (b) any exclusive license of patent rights of a Loan Party or its Subsidiaries so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property, are exclusive solely as to discrete geographical areas outside of the United States, and have been granted in exchange for fair consideration.

“Permitted Liens” means each of the following:

(a) Liens existing on the Agreement Date and set forth on Schedule P-7;

(b) Liens in favor of the Secured Parties under the Loan Documents;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) (A) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default or Default and (B) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the Ordinary Course of Business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not materially affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i) (i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or (ii) non-exclusive licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Loan Parties or any of their Subsidiaries;

(j) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (c) of the definition of “Permitted Indebtedness”; provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Leases permitted under clause (c) of the definition of “Permitted Indebtedness”;

(m) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(p) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (f) of the definition of “Permitted Indebtedness”;

(q) Liens in favor of Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account”) on the Bank of America Cash Collateral Account;

(r) Liens granted under the Second Lien Security Agreement; and

(s) Liens on cash collateral in an aggregate amount not to exceed $3,000,000 granted by the Loan Parties as may be required under that certain inbound patent license agreement between Borrower and the licensor under such agreement in connection with a bona fide dispute between the parties, as more fully described in Schedule 3.1(g) hereto under the heading “Royalty Demand.”

“Permitted Priority Liens” means (a) Permitted Liens granted over specific property pursuant to clauses (f) (solely with respect to such applicable deposit accounts), (i) (solely with respect to the interest in such applicable lease, sublease, license or sublicense or the assets owned by such lessor, sublessor, licensor or sublicensor underlying same), (k) (solely with respect to the property permitted to be secured by such Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”), (l) (solely with respect to the property that is part of the Capital Lease), (m) (solely with respect to the specific assets covered by such lease that are owned by such lessor), (n) (with respect to the goods permitted to be consigned thereby), (o) (solely with respect to such cash held by such insurance agency for such insurance premiums), and (p) (solely with respect to the Bank of America Cash Collateral Account) of the definition of “Permitted Liens”, but, in each case, only to the extent only such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof, and (c) to the extent not otherwise covered by clause (b) above, non-consensual Permitted Liens that are solely provided by operation of (and in compliance with) Applicable Law.

“Permitted Variance” has the meaning set forth in Section 5.2(aa)(ii).

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited liability partnership, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Petition Date” shall have the meaning given to such term in the Recitals hereof.

“Pledged Collateral” means, collectively, the Pledged Equity and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Loan Party or other obligations owed to such Loan Party, including all Indebtedness described on Schedule P-8, issued by the obligors named therein. Pledged Debt Instruments excludes any Excluded Property.

“Pledged Equity” means collectively, all Pledged Interests and Pledged Stock.

“Pledged Interests” means, with respect to each limited liability company, partnership or other organization listed on Schedule P-9, (i) the Stock in such limited liability company, partnership or other organization owned by a Loan Party and listed on Schedule P-9, and the certificates, if any, representing such interests and any interest of such Loan Party, as applicable, on the books and records of such limited liability company, partnership or other organization or on the books and records of any securities intermediary pertaining to such interests, (ii) the Stock of any other Person whose Stock is at any time hereafter issued or granted to, or held by any Loan Party, and (iii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all interests set forth in the preceding clauses (i) and (ii). Pledged Interests excludes any Excluded Property.

“Pledged Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC, other than any Pledged Equity or Pledged Debt Instruments. Pledged Investment Property excludes any Excluded Property.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.6(d).

“PPP Loan” means the loan evidenced by the Promissory Note, dated as of May 1, 2020, between the Company and Bank of America, N.A.

“Prepetition 3.25% Convertible Note Documents” means Prepetition Remaining Original 3.25% Convertible Notes and the Prepetition 3.25% Senior Notes Indenture and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 3.25% Original Convertible Notes” means (a) those certain 3.25% senior unsecured notes issued by the Borrower (the “Prepetition Original 3.25% Convertible Notes”), governed by the terms of a base indenture, as supplemented by the second supplemental indenture relating to the 3.25% senior notes (together, the “Prepetition 3.25% Senior Notes Indenture”), between the Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee, each of which were entered into on November 2, 2015 and (b) those certain Prepetition Original 3.25% Convertible Notes which Notes have been exchanged for Prepetition 5.00% Convertible Notes under the Prepetition 5.00% Exchange Agreements.

“Prepetition 3.25% Senior Notes Indenture” has the meaning provided therefor in the definition of “Prepetition 3.25% Original Convertible Notes.”

“Prepetition 5.00% Convertible Notes” means, collectively, the Prepetition 5.00% Senior Mandatory Convertible Notes, the Prepetition 5.00% Senior Voluntary Convertible Notes and the Prepetition 5.00% Second Lien Convertible Notes.

“Prepetition 5.00% Convertible Note Documents” means the Prepetition 5.00% Convertible Notes, the Prepetition 5.00% Senior Mandatory Convertible Notes Indenture, the Prepetition 5.00% Senior Voluntary Convertible Notes Indenture, the Prepetition 5.00% Second Lien Convertible Notes Indenture, the Prepetition 5.00% Exchange Agreements and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Exchange Agreements” means the Prepetition 5.00% Exchange Agreement (Second Amendment) and the Prepetition 5.00% Exchange Agreement (Fourth Amendment).

“Prepetition 5.00% Exchange Agreement (Second Amendment)” means the Prepetition Exchange Agreement entered into as of March 30, 2019, by and among the Borrower and the noteholders party thereto, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Exchange Agreement (Fourth Amendment)” means the Prepetition Exchange Agreement entered into as of February 24, 2020, by and among the Borrower and the noteholders party thereto, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Second Lien Convertible Notes” means those certain 5.00% voluntary convertible senior secured notes due 2024 that were issued by the Borrower, and that are governed by the terms of that certain Prepetition 5.00% Second Lien Convertible Notes Indenture, on February 24, 2020, in exchange for certain of the Prepetition Remaining Original 3.25% Convertible Notes outstanding as of February 24, 2020, pursuant to the terms of that certain Prepetition 5.00% Exchange Agreement (Fourth Amendment).

“Prepetition 5.00% Second Lien Convertible Notes Documents” means the Prepetition 5.00% Second Lien Convertible Notes, the Prepetition 5.00% Second Lien Convertible Notes Indenture and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Second Lien Convertible Notes Indenture” means the Indenture entered into as of February 24, 2020, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee (including the exhibit, schedule and attachments thereto), as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Senior Mandatory Convertible Notes” means those certain senior unsecured 5.00% mandatory convertible senior notes due 2024 that are issued by the Borrower that are governed by the terms of that certain Prepetition 5.00% Senior Mandatory Senior Convertible Notes Indenture on February 24, 2020, in exchange for certain of the Prepetition 3.25% Original Convertible Notes outstanding as of March 30, 2019, pursuant to the terms of that certain Prepetition 5.00% Exchange Agreement (Second Amendment).

“Prepetition 5.00% Senior Mandatory Convertible Notes Documents” means the Prepetition 5.00% Senior Mandatory Convertible Notes, the Prepetition 5.00% Senior Mandatory Convertible Notes Indenture, and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Senior Mandatory Convertible Notes Indenture” means the Indenture entered into as of March 30, 2019, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee (including the exhibit, schedule and attachments thereto), as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Senior Voluntary Convertible Notes” those certain unsecured 5.00% voluntary convertible senior notes due 2024 that are issued by the Borrower that are governed by the terms of that certain Prepetition 5.00% Senior Voluntary Senior Convertible Notes Indenture on March 30, 2019, in exchange for certain of the Prepetition 3.25% Original Convertible Notes outstanding as of the March 30, 2019, pursuant to the terms of that certain Prepetition 5.00% Exchange Agreement (Second Amendment).

“Prepetition 5.00% Senior Voluntary Convertible” means the Prepetition 5.00% Senior Voluntary Convertible Notes, the Prepetition 5.00% Senior Voluntary Convertible Notes Indenture and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition 5.00% Senior Voluntary Convertible Notes Indenture” means the Indenture entered into as of March 30, 2019, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee (including the exhibit, schedule and attachments thereto), as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition ABL Agent” means Deerfield ELGX Revolver, LLC.

“Prepetition ABL Agreement” means that certain agreement dated as of August 9, 2018, by and among Endologix, certain of its subsidiaries, the Prepetition ABL Agent, and the Prepetition ABL Lenders.

“Prepetition ABL Debt Documents” means the Prepetition ABL Agreement and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition ABL Lenders” means the lenders party to the Prepetition ABL Agreement.

“Prepetition First-Lien Agents” means the Prepetition Term Loan Agent and the Prepetition ABL Agent.

“Prepetition First-Lien Agreements” means the Prepetition Term Loan Agreement and the Prepetition ABL Agreement.

“Prepetition First-Lien Lenders” means the lenders party to the Prepetition First-Lien Agreements.

“Prepetition Original 3.25% Convertible Notes” has the meaning provided therefor in the definition of “Prepetition 3.25% Original Convertible Notes.”

“Prepetition Remaining Original 3.25% Convertible Notes” means the Prepetition Original 3.25% Convertible Notes that were not exchanged for (a) Prepetition 5.00% Convertible Notes on the Second Amendment Effective Date pursuant to the terms of the Prepetition 5.00% Exchange Agreement (Second Amendment) or (b) Prepetition 5.00% Second Lien Convertible Notes on the Fourth Amendment Effective Date pursuant to the terms of the Prepetition 5.00% Exchange Agreement (Fourth Amendment).

“Prepetition Second-Lien Debt” means all Indebtedness owed pursuant to the Prepetition 5.00% Second Lien Convertible Notes Documents.

“Prepetition Subordinated Debt” means any Indebtedness of the Loan Parties incurred pursuant to the terms of the Prepetition Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Prepetition Subordinated Debt Documents” means any documents evidencing and/or securing Indebtedness governed by a Prepetition Subordination Agreement.

“Prepetition Subordination Agreement” means any agreement between the Prepetition Term Loan Agent and another creditor of one or more Loan Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Indebtedness owing from any Loan Party or Loan Parties and/or the Liens securing such Indebtedness granted by any Loan Party or Loan Parties to such creditor were subordinated in any way to the obligations and the liens created under the Prepetition First-Lien Agreements.

“Prepetition Term Loan Agent” means Deerfield Private Design Fund IV, L.P.

“Prepetition Term Loan Agreement” means that certain Amended and Restated Facility Agreement, dated as of August 9, 2018, by and among the Borrower, the other Persons party thereto from time to time as “Loan Parties” (as defined therein), the Prepetition Loan Agent and the Prepetition Term Loan Lenders, as amended, restated, supplemented or otherwise modified.

“Prepetition Term Loan Debt Documents” means the Prepetition Term Loan Agreement and each other document, instrument or agreement from time to entered into in connection with the foregoing, as the same have been amended, restated, refinanced, supplemented or otherwise modified prior to the date hereof.

“Prepetition Term Loan Lenders” means the lenders party to the Prepetition Term Loan Agreement.

“Prepetition Unsecured Debt” means all Indebtedness owed pursuant to the Prepetition 3.25% Convertible Note Documents, the Prepetition 5.00% Senior Mandatory Convertible Notes Documents, the Prepetition 5.00% Senior Voluntary Convertible Notes Documents, the Japan Lifeline Unsecured Debt

Documents, the PPP Loan and all other unsecured Indebtedness owed by the Loan Parties outstanding on or prior to the Petition Date.

“Principal Market” means the NASDAQ Global Select Market (or any successor to the foregoing); provided, however, if the Common Stock is delisted from the NASDAQ Global Select Market and immediately thereupon listed on another NASDAQ Market, “Principal Market” shall mean such other NASDAQ Market.

“Pro Rata Loan Share” means, with respect to any Lender, the applicable amount specified opposite such Lender’s name on Annex A under the column “Commitment Amount” (as such amount may be increased, decreased or otherwise adjusted from time to time in accordance with the terms hereof (including pursuant to any assignment and transfers by the Lenders hereunder) and the actual principal amount outstanding related thereto).

“Pro Rata Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) such Lender’s Pro Rata Loan Share of the outstanding Loans, by (b) the total outstanding amount of Loans held by all Lenders.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Pledged Investment Property, collections thereon or distributions or payments with respect thereto.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Loan Party or any of a Loan Party’s Subsidiaries.

“Professional Fees” means the fees and reimbursable expenses of Professional Persons.

“Professional Person” means a Person who is an attorney, financial advisor, accountant, appraiser, auctioneer or other professional person and who is retained, with Bankruptcy Court approval, by (a) the Borrower pursuant to Section 327 of the Bankruptcy Code or (b) a Committee pursuant to Section 1103(a) of the Bankruptcy Code.

“Proposed Budget” has the meaning set forth in the definition of “Approved Budget”.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action (e.g., seizure).

“Register” has the meaning set forth in Section 1.4(b).

“Regulatory Required Permit” means any and all licenses, clearances, exemptions, approvals, registrations, and permits issued by the FDA, DEA or any other applicable Governmental Authority, including, without limitation, Drug Applications, any 510(k) premarket clearance, grant of a de novo request, premarket approval (“PMA”), or investigational device exemption (“IDE”), or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Loan Party (or Loan Parties) and its (or their) Subsidiaries as such activities are being conducted by such Loan Party (or Loan Parties) and its (or their) Subsidiaries with respect to such Product at such time; and any device listings and device establishment registrations under 21 C.F.R. Part 807, and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product) and those issued by State governments for the conduct of the Loan Parties’ or any of their Subsidiaries’ business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, attorneys, advisors and representatives of such Person and of such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction or inspection.

“Required Lenders” means, at any time, Lenders whose Pro Rata Share aggregate more than fifty percent (50%) of the total outstanding amount of Loans held by all Lenders.

“Restricted Payment” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, (ii) the purchasing, redemption or other acquisition for value of any of its Stock or (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 5, 2020, executed and delivered by the Borrower and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of specially designated nationals maintained by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley” has the meaning set forth in Section 3.1(hh).

“Scheduled Maturity Date” means October 5, 2020.

“SDN List” has the meaning set forth in Section 3.1(gg).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by the Borrower with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2016 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Second Lien Security Agreement” means that certain Junior Lien Security Agreement dated as of the February 24, 2020 between the Borrower and Wilmington Trust, National Association, as collateral agent.

“Secured Parties” means Agent, the Lenders and all Indemnified Persons.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Documents” means Section 6.27 of this Agreement, the Financing Orders and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting or purporting to grant a Lien to secure any of the Obligations.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person at a “fair valuation” (as referenced in the Bankruptcy Code) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of the Agreement Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights (other than the Remaining Original 3.25% Convertible Notes, the Prepetition 5.00% Convertible Notes, any Capped Call transactions, the Series DF-1 Preferred Stock and the Warrants) to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Subsequent Borrowing” has the meaning set forth in Section 2.2.

“Superpriority Claim” means any administrative expense claim in the case of any Loan Party having priority over, subject only to the Carve-Out, any and all claims against any Loan Party now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations) or any other provisions of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by an Governmental Authority, together with any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Tax Returns” has the meaning set forth in Section 3.1(o).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article 5, or (iii) the date on which all of the Obligations are paid in full.

“Third Party Obligation” has the meaning provided therefor in the definition of “Contingent Obligation.”

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private health care insurers and managed care organizations.

“Third Party Payor Programs” means all private or governmental programs providing health care benefits, whether through insurance or otherwise, that are sponsored by a Third Party Payor.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trading Day” means any day on which the common Stock of the applicable Person is traded for at least six hours on a National Securities Exchange.

“Transactions” means (a) the Deemed Refinancing, (b) the funding of the Loans, and (c) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“Trunk Inventory” means “trunk stock inventory” that is in the possession of sales personnel of the Loan Parties.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Variance Report” has the meaning set forth in Section 5.1(x)(i).

Section 1.2 Interpretation. In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. The references to “asset” (or “assets”) and “property” (or “properties”) in the Loan Documents are meant to be mean the same and are used throughout the Loan Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the word “since” means “since and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, unless otherwise expressly stated, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Any financial ratios required to be satisfied in order for a specific action to be permitted under any Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or therein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City time. Notwithstanding anything to the contrary in any Loan Document, any reference to “Organizational Document” or “Organizational Documents” of any Loan Party or any of its Subsidiaries in any Loan Document shall mean such written documents, agreements and arrangements that are in effect on the Agreement Date, without giving effect to any amendment, restatement, change, supplement, waiver or other modification thereto or thereof that is not permitted by Section 5.2(j). The terms “shall” and “will” are used interchangeably in this Agreement and the other Loan Documents and mean for the Loan Parties and their Subsidiaries to have an absolute obligation to perform or do (or not perform or do) a certain action or event, as the context may require. Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full”, “no Obligations remain outstanding” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Loans or the Obligations shall mean all Obligations (other than unasserted contingent indemnification obligations that are not due or payable at the time when all other Obligations are paid in full in cash) have been repaid in full in cash, have been fully performed and no longer remain outstanding.

Section 1.3 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Loan Document, if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue each additional day in connection therewith.

Section 1.4 Loan Records.

(a) The Borrower shall record on its books and records the amount of the Loan, the type and tranche of the Loans, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest or interests. The Borrower shall maintain such Register in accordance with usual and customary business practices and the Borrower shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal, interest, fee or other amount due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c) The Loans made by each Lender are evidenced by this Agreement and the Loan Notes. On the Agreement Date, the Borrower shall execute and deliver to each Lender, a Loan Note, and after the Agreement Date the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 6.5) on the date of request by such Lender an amended and restated Loan Note or new Loan Note which shall be substantially in the form of a Note attached hereto as Exhibit A (with any amendment and restatement mechanics built in as necessary that are in form and substance reasonably satisfactory to such applicable Lender and the Agent)), in each case, payable to such Lender in an amount equal to the unpaid principal amount of the

Loans held by such Lender (which, at the request of such Lender shall be in the form of separate Loan Notes (taking into account the type and tranche of Loan) for separate or different parts of the Loans (taking into account the type and tranche of Loan) held by such Lender). Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Loan Note(s) evidencing the Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice, or when an Event of Default or Default exists, with just notice (whether reasonable or not) by Agent or any such Lender.

Section 1.5 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower or its Subsidiaries (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP on the Agreement Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Agent agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein.

Section 1.6 Tax Treatment. It is the intention and agreement of the Parties that the changes to the Borrower’s existing indebtedness owed to the Lenders that are being effectuated pursuant to this Agreement shall be treated for federal income tax purposes as made pursuant to and as part of a plan of recapitalization and reorganization of the Borrower described in Section 368(a)(1)(E) of the Code. The Parties shall prepare their income Tax Returns consistent with this treatment unless otherwise required by applicable federal income Tax law.

Section 1.7 Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

Section 1.8 Joint Drafting and Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 2

AGREEMENT FOR THE LOANS

Section 2.1 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for: (a) the payment of the allowed administrative costs and expenses of the Chapter 11 Cases (including the Carve-Out), (b) the payment of certain payments pursuant to the First Day Orders, (c) the payment of adequate protection payments as set forth in the Financing Orders, (d) current interest and fees due to the Agent and the Lenders pursuant to the terms of this Agreement, (e) working capital purposes of the Loan Parties from and after the Closing Date and, (f) upon entry of the Final Order, as a deemed repayment and refinancing of a portion of the outstanding Indebtedness under the Prepetition Term Loan Agreement in an aggregate amount equal to $100,000,000 (the “Deemed Refinancing”), in each case, solely consistent with the Approved Budget (as in effect from time to time and subject to the Permitted Variance) and the Financing Orders.

Notwithstanding the foregoing, no proceeds of the Loans, the Collateral, the collateral under the Prepetition Term Loan Agreement or the Carve-Out may be used (i) to permit the Debtors, any committee in the Chapter 11 Cases, or any other party-in interest in the Chapter 11 Cases, or their representatives to challenge or otherwise contest or institute any proceeding (including any investigation in connection with litigation or threatened litigation) to determine (x) the amount, validity, perfection, enforceability, extent or priority of any claim, lien, or security interests held or asserted by any of the Secured Parties or the Prepetition Term Loan Lenders or (y) the amount, validity, or enforceability of the obligations of the Debtors under the Loan Documents or the Prepetition Term Loan Agreement, (ii) to prevent, hinder or otherwise delay the Secured Parties’ or the Prepetition Term Loan Lenders’ assertion, enforcement or realization on the Collateral or the collateral under the Prepetition Term Loan Agreement in accordance with the Interim Order or the other Loan Documents, other than to seek a determination that an event of default under this Agreement or the Prepetition Term Loan Agreement has not occurred or is not continuing, (iii) to seek to modify any of the rights granted to the Agent, the Lenders or the Prepetition Term Loan Lenders under the Financing Orders, the Loan Documents or the “Loan Documents” as defined in the Prepetition Term Loan Agreement, in each of the foregoing cases without such parties’ prior written consent, which may be given or withheld by such party in the exercise of its respective sole discretion, (iv) in requesting authorization, or supporting any request for authorization, to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code, or otherwise, other than from the Lenders, (v) to pay any amount on account of any claims arising prior to the Petition Date unless such payments are (x) approved by an order of the Bankruptcy Court (including, without limitation, under the Financing Orders) and (y) permitted under the Loan Documents or (vi) to investigate, commence, prosecute or defend any claim, motion, proceeding, or cause of action, or assert any defense or counterclaim, against any of the Secured Parties or the Prepetition First Lien Term Lenders, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, in each case, without limitation, lender liability claims or claims pursuant to section 105, 506(c), 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise, provided that, during the Challenge Period (as defined in the Interim Order), and prior to (but not after) the delivery of a Carve-Out Trigger Notice (as defined in the Interim Order), the Committee (as defined in the Interim Order), if one is appointed, may use up to $50,000 of the proceeds of the Loans, Collateral (including Cash Collateral), or the Carve-Out to investigate (but not prosecute or initiate the prosecution of, including the preparation of any complaint or motion on account of), the claims and liens of the Prepetition Term Loan Lenders.

Section 2.2 Loans. Subject to the terms and conditions set forth herein and in the Financing Orders, each Lender having a Commitment agrees, severally and not jointly, to make, subject to satisfaction (or waiver by the Agent at the direction of the Lenders) of the conditions precedent set forth in Article 4, upon written request by the Borrower, term loans to the Borrower in an aggregate principal amount up to such Lender’s Commitment (collectively, the “Loans”) in up to two (2) Borrowings from time to time (subject to the limitations contained herein) on and after the date of entry of the Interim Order and prior to the Termination Date; provided that, (a) after giving effect to the making of any Loans, in no event shall the aggregate principal amount of all Loans pending extension exceed the unused portion of the Commitments at such time, (b) the aggregate amount of Loans made prior to the entry of the Final Order shall equal the Initial Borrowing Amount, which amount shall be made in a single Borrowing within one (1) Business Days after the entry of the Interim Order by the Bankruptcy Court (the “Initial Borrowing”), (c) the Deemed Refinancing shall occur automatically upon entry of the Final Order, and (d) the remainder of the Loans shall be made in a single Borrowing within three (3) Business Days following notice of the requested borrowing from the Borrower in form reasonably acceptable to the Agent, in such principal amount as may be requested in writing by the Borrower (but in no event to exceed the Final Borrowing Amount); provided that no such Borrowing shall occur (x) prior to the entry of the Final Order by the Bankruptcy Court or (y) prior to September 1, 2020 (the “Subsequent Borrowing”). Amounts prepaid or repaid in respect of the Loans may not be reborrowed. Each Lender’s Commitment shall (x) automatically and permanently be reduced by the amount of each Loan made hereunder and all remaining Commitments shall terminate upon the Subsequent Borrowing, and (y) terminate immediately and without further action on the Maturity Date. Subject to Section 2.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. The Loan is not a revolving credit facility and if repaid, may not be redrawn, and any repayments or prepayments of principal on a Loan shall permanently reduce such Loan.

Section 2.3 Borrowings of Loans. To the extent not paid by the Borrower when due (after taking into consideration any grace period), the Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Secured Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Register. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Any amount which is added to the principal balance of the Register as provided in this Section 2.3 shall constitute a Loan and shall bear interest at the interest rate then and thereafter applicable to the Loans.

Section 2.4 Payments; Prepayments and Reduction of Commitments.

(a) The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of Loans outstanding on such date.

(b) The Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time (x) voluntarily prepay Loans and/or (y) terminate or reduce the Commitments, in each case, in whole or in part without premium or penalty; provided that (i) in the case of any prepayment, such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of such Loans and (ii) any prepayment of Loans or partial reduction of Commitments shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment of such Loans or termination or reduction of Commitments. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment or termination or reduction of Commitments. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any Additional Amounts required. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Share. Each such termination or reduction of Commitments shall apply proportionately and permanently to reduce the Commitments of each of the Lenders.

(d) Each prepayment, repayment, redemption and payment by the Borrower or any Loan Party (and all proceeds of Collateral) shall be applied as follows: (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Agent under the Loan Documents, (ii) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Loan Documents, (iii) third, ratably to the payment of any accrued interest on the Loans being prepaid at the Default Rate, if any, (iv) fourth, ratably, to the payment of any accrued and unpaid interest on the Loans being prepaid (other than that calculated at the Default Rate), (v) fifth, ratably, to the payment of any principal amount consisting of Capitalized Interest; and (vi) sixth, ratably to the principal amount of the Loans owed to the Lenders.

Section 2.5 Payment Details.

(a) All payments of the Obligations by the Borrower hereunder and under any of the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment, counterclaim or setoff and shall be paid in cash in Dollars. Payments of any amounts and other Obligations due to Agent or the Lenders under this Agreement or the other Loan Documents shall be made in Dollars in immediately available funds prior to 2:00 p.m. (New York City time) on such date that any such payment is due, using such wire information or address for Agent or such applicable Lender that is set forth on Schedule 2.5 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in a writing delivered to the Borrower at least five (5) Business Days prior to the date such payment is due. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Loan Documents. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) The obligations of the Lenders hereunder to make Loans to the Borrower are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan hereunder.

(c) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.6 Taxes.

(a) Any and all payments (whether in cash or in shares of stock of the Borrower) on account of any Obligation of a Loan Party hereunder or under any other Loan Document shall be made, in accordance with this Section 2.6, free and clear of and without deduction or withholding for any and all present or future Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) such Loan Party shall make such deduction or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction or withholding is made on account of

Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making the required deduction or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.6), each Lender shall receive an amount equal to the sum it would have received had no such deduction or withholding been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”). Within thirty (30) days after the date of any payment of such Taxes, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties agree to pay and authorize each Lender to pay in their name, all Other Taxes. Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.6(c)) paid or payable by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, absent manifest error.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth below in this Section 2.6(d)) shall not be required if in the Lender’s good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and the Agent a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower and the Agent with a properly completed and executed IRS Form W-8ECI, W-8BEN-E, W-8IMY (with proper attachments), duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower or the Agent from time to time and shall notify the Borrower and the Agent in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower or the Agent.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by Borrower or the Agent, such documentation as is required in order for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.6(e), “FATCA” shall include any amendments made to FATCA after the Agreement Date.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.6 (including all Indemnified Taxes imposed on amounts payable under Section 2.6(c)), such Lender shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 2.6 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.6(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.6(f), the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.6(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.7 Interest and Fees.

(a) Subject to the provisions of Section 2.7(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to LIBOR plus the Applicable Margin.

(b)

(i) Subject to the provisions of Section 2.7(c) below, if any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then all outstanding Obligations shall thereafter bear interest at a rate per annum at all times equal to the interest rate otherwise applicable to such Obligations plus the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Without limiting any rights the Agent or Lenders may have as a result of any such non-payment (which shall constitute an Event of Default in accordance with Section 5.3), any interest that is not paid in cash on the due date thereof shall be capitalized by being added to the principal amount of the Loans hereunder on such date (“Capitalized Interest”). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.6(c) shall constitute a Loan and shall bear interest at the interest rate then and thereafter applicable to the Loans.

Section 2.8 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each outstanding Loan beginning, and including the day, such Loan is made and until (but not including) the day on which such Loan (or such portion thereof) is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.5(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.9 Sharing of Payments by Lenders. If any Secured Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 2.4(d)), then the Secured Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Secured Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Secured Parties ratably and in the priorities set forth in Section 2.4(d), provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.10 Fees. The Borrower agrees to pay to the Agent, for the account of each of the Lenders, upfront fees (“Upfront Fees”) in an amount equal to two percent (2.0%) of the aggregate principal amount of the Loans funded hereunder. The Upfront Fee with respect to each borrowing of Loans shall be due and payable in full in cash on the date of such borrowing, and may, at the option of the Lenders, be structured as original issue discount.

Section 2.11 Priority of Obligations. The priority of the Agent’s Liens on the Collateral owned by the Loan Parties shall be set forth in the Financing Order.

Section 2.12 Payment of Obligations. On the Maturity Date, the Lenders shall be entitled to immediate payment of all outstanding Obligations in accordance with the Financing Orders without further application to or order of the Bankruptcy Court.

Section 2.13 Waiver of Priming Liens. Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, each Loan Party hereby irrevocably waives any right pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations, other than the Carve-Out and as otherwise set forth in the Financing Orders or unless the Agent otherwise consents thereto in writing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Loan Parties. The Loan Parties, jointly and severally, represent and warrant (I) (A) with respect to Section 3.1(f)(i)(B), the first two sentences of Section 3.1(h), Section 3.1(v), Section 3.1(w)(A) and (C), Section 3.1(bb), the first sentence of Section 3.1(jj), Section 3.1(kk), Section 3.1(mm) and Section 3.1(nn), at all times, and (B) with respect to all other provisions of Section 3.1, (I) as of the Agreement Date, and (II) as of each date that this Agreement is amended or modified (or any date any consent or waiver related to this Agreement is entered into or otherwise executed and delivered) in accordance with Section 6.6(b) (but with respect to any representation or warranty that speaks as of an earlier date, such representation and warranty shall continue to speak only as of such earlier date):

(a) Each Loan Party is (i) conducting its business in compliance with its Organizational Documents and (ii) not in violation of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents.

(c) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(d) The obligation of the Loan Parties to make any payment under this Agreement or the other Loan Documents (together with all charges in connection therewith) is absolute and unconditional.

(e) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

(f) Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (i) has full power and authority (and all governmental licenses, authorizations, Permits, consents and approvals) to (A) own its properties and conduct its business (solely with respect to governmental licenses, authorizations, Permits, consents and approvals, except where the failure to have such governmental licenses, authorizations, Permits, consents and approvals could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect) and (B) to enter into, and perform its obligations under, the Loan Documents, and (z) consummate the transactions contemplated under the Loan Documents, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g) Except for the Chapter 11 Cases, there is no pending, or threatened, action, suit or other proceeding (i) to which any Loan Party is a party, (ii) which purports to affect or pertain to (A) the Loan Documents, the Convertible Note Documents or the Transactions, (B) the execution, delivery or performance by any Loan Party or any of its Subsidiaries hereunder or thereunder or (C) the rights, remedies and benefits provided (or purported to be provided) to the Loan Parties hereunder or thereunder, (iii) which purports to affect or pertain to any other transactions contemplated by the Loan Documents, the Convertible Note Documents or the Transactions that are not covered by clause (ii) above, or (iv) which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, which (y) in the case of clause (i), clause (iii) and clause (iv), could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (z) in the case of clause (ii), could reasonably be expect to result in monetary judgments or relief, individually or in the aggregate, in excess of $2,000,000. As of the Agreement Date, other than as set forth on Schedule 3.1(g), there is no pending or, to the knowledge of the Loan Parties, threatened, any action, suit or other proceeding before any Governmental Authority (A) to which any Loan Party is a party, (B) which purports to affect or pertain to the Loan Documents, the Transactions or any other transaction contemplated hereby or thereby or (C) which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case which could reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $2,000,000. No action, suit, proceeding, claim, event or disclosure set forth on Schedule 3.1(g) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Other than as set forth on Schedule 3.1(g), none of the current directors (or equivalent persons) or current officers of the Borrower and its Subsidiaries has been (1) convicted or has pled no contest (or agreed to a settlement or plea agreement related) to, or been subject to any order of any Governmental Authority relating to, any violations of any securities laws, rules or regulations, or (2) been enjoined from engaging in any conduct relating to offers or sales of securities or service as an officer or director of a public company.

(h) The execution, delivery and performance of each of this Agreement and the other Loan Documents has been, duly authorized by each Loan Party and no further consent or authorization is required by any Loan Party, any Loan Party’s board of directors (or other equivalent governing body) or the holders of any Loan Party’s Stock. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties and constitutes a valid, legal and binding obligation of each Loan Party, enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party thereto and the consummation of the transactions contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (A), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any Applicable Law, (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority, or (E) violate, conflict with or cause a breach or a default under any agreement or instrument binding upon it, except, with respect to clauses (C) and (E) only, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority is required for (i) the execution, delivery and performance of this Agreement or any of the other Loan Documents, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (A) the filings necessary to perfect the Liens created by the applicable Loan Documents and (B) any necessary filings with the SEC.

(i) Other than has been obtained, no Authorization is required for (i) the execution and delivery of this Agreement or the other Loan Documents, or (ii) the consummation of the Transactions and the other transactions contemplated hereby and thereby.

(j) Each Loan Party and its Subsidiaries are in compliance with Applicable Law except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) (A) each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (B) all Necessary Documents are valid and in full force and effect and (ii) no Loan Party has (A) received written notice of any revocation, non-renewal, amendment, expiration, suspension, limitation, withdrawal, cancellation or other modification of any of the Necessary Documents and (B) reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business.

(l) The Real Estate listed in Schedule 3.1(l) constitutes all of the Real Estate of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its assets and property free and clear of all Liens, except Permitted Liens. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

(m) Each Loan Party (i) owns, or, to the knowledge of the Loan Parties and their Subsidiaries, has the right to use pursuant to a valid and enforceable written license, all IP, in each case (and without any knowledge qualifier applicable thereto) free and clear of any Liens other than Permitted Licenses and Permitted Liens. All IP that is registered with or issued by a Governmental Authority that is currently in the name of a Loan Party is, to the knowledge of the Loan Parties and their Subsidiaries, valid and enforceable. Each patent constituting a Material Intangible Asset is, to the knowledge of the Loan Parties and their Subsidiaries, valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part; and, except as set forth on Schedule 3.1(m), there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any Material Intangible Asset, the use thereof by any Loan Party, or other rights of any Loan Party in or to any Material Intangible Asset, and no Loan Party has received any written notice regarding any such action, suit, other proceeding or claim. With respect to each action, suit, proceeding, claim, challenge, contest, event and disclosure listed on Schedule 3.1(m), none of them could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the conduct of the business of any Loan Party, nor any Loan Party, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Other than as set forth on Schedule 3.1(g), there is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, and no Loan Party has received any written notice regarding, any such action, suit, other proceeding or claim. With respect to each action, suit, proceeding, claim, event or disclosure listed on Schedule 3.1(g), none of them could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Other than as set forth in Schedule 3.1(m), no Loan Party is a party to, or bound by, any options, licenses, franchise or other agreements, written or oral, relating to trademarks, patents, copyrights, other know-how or IP (or granting any right, title or interest in or to any IP) that require annual payments in excess of $25,000 individually.

(n) Other than solely as a result of the Chapter 11 Cases and as specifically identified in Schedule 3.1(n) hereto, no Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject.

(o) All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(p) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect after the Agreement Date, each Loan Party: (i) at all times has complied with all Applicable Laws; (ii) has not received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (iii) possesses and complies with the Authorizations, which are valid and in full force and effect; (iv) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, cancel, withdraw, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (v) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions, renewals and supplements or amendments as required by any Applicable Laws or Authorizations.

(q) The Borrower has filed all of the SEC Documents, within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. The Borrower filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (including any successor thereto, “EDGAR”) on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the

Exchange Act (as applicable) applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR (and true, correct and complete copies of such amendment or supplement, if any, have been delivered to the Secured Parties or their respective representatives) on or prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.

(r) As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Documents that has not been so disclosed in the SEC Documents. Neither the Borrower nor any of its Subsidiaries is required to file or will be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Loan Documents and any fees and expenses in connection therewith, (ii) liabilities accrued for in the latest balance sheet included in the Borrower’s most recent periodic report (on 10-Q or 10-K) filed prior to the Agreement Date (the date of such balance sheet, the “Latest Balance Sheet Date”), (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date and (iv) liabilities set forth on the Schedules to this Agreement, the Borrower and its Subsidiaries do not have any other material liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). Since December 31, 2016, there has been no Material Adverse Effect or any event or circumstance which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to any Secured Party, if any, represent the Borrower’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by the Borrower and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(s) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”). The Borrower and its Subsidiaries have timely filed and made publicly available on EDGAR all certifications, statements and documents required by Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (B) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Borrower and its Subsidiaries maintain internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control (including Internal Controls) over financial reporting is effective and does not contain any material weaknesses.

(t) (i) No Loan Party has engaged, and to the knowledge of the Loan Parties, no other Person has engaged in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, except as for such transaction that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) (A) at no time within the last seven years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including ERISA and the Code, except for such failures to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (iv) (A) no ERISA Event has occurred and (B) no event or condition exists or existed that could reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability imposed by ERISA, the Code or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or liability that could not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (v) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan that, individually or in the aggregate, could be expected to have a Material Adverse Effect.

(u) The Borrower’s Subsidiaries are set forth in Schedule 3.1(u) and the information set forth in Schedule 3.1(u) is true, correct and complete.

(v) Subsequent to December 31, 2015, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its Stock, except as permitted under the Prepetition First-Lien Agreements.

(w) (A) All of the issued and outstanding shares of Stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. (B) As of the Agreement Date, all of the Borrower’s authorized, issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries are set forth in Schedule 3.1(w), and, except as set forth in Schedule 3.1(w), there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (iii) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower other than under the Convertible Note Documents, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries other than under the Convertible Note Documents or (vi) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound. There are no (X) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (Y) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (Z) restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws and other than as set forth in the Loan Documents). (C) The Borrower has furnished to Agent and each Lender true, correct and complete copies of each Loan Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or its Subsidiaries, and the material rights of the holders thereof in respect thereto.

(x) Except for the Operative Documents, the Convertible Note Documents and the agreements set forth on Schedule 3.1(x), as of the Agreement Date there are no Material Contracts. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right to termination in favor of any party to any Material Contract (other than any Loan Party), except for such Material Contracts the noncompliance with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(y) Other than solely as a result of the Chapter 11 Cases and as specifically identified in Schedule 3.1(n) hereto, neither the Borrower nor its Subsidiaries are in breach or default under any Material Contract, and, to the knowledge of the Loan Parties, no other party to a Material Contract is in default or breach thereunder, except where any breach or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(z) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1.

(aa) Except as set forth in Schedule 3.1(aa) and except where any failures to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party (a) is and has been in compliance with all applicable Environmental Laws, including obtaining and maintaining all permits, licenses, consents, Authorizations and registrations required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party, previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) does not currently (or to the knowledge of any Loan Party, did not previously) own, lease, sublease, operate or otherwise occupy any Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(bb) None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) a company registered or required to be registered as an “investment company,” or a company “controlled” by an “investment company” or a “principal underwriter” of a “registered investment company” within the meaning of the Investment Company Act, or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets, perform its obligations under the Loan Documents or which may otherwise render all or any portion of the Obligations unenforceable.

(cc) There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(cc), or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party, (b) to the Loan Parties’ knowledge, no petition for certification or election of any such representative is existing or pending with respect to any Employee, (c) to the Loan Parties’ knowledge, no such representative has sought certification or recognition with respect to any Employee, and (d) to the Loan Parties’ knowledge, no Employee or his or her representative is engaged in any organizing efforts. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all current and former Employees are and have been correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws. Further, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party and Subsidiary of any

Loan Party are in material compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(dd) During five (5) years preceding the Agreement Date, no Loan Party has been known by and has used any other name, whether corporate, fictitious or otherwise, except as set forth on Schedule 3.1(dd). Schedule 3.1(dd) also lists (a) each Loan Party’s jurisdiction of organization and legal name and (b) each Loan Party’s organizational identification number. Each Loan Party’s chief executive office or sole place of business, in each case as of the Agreement Date, is at the chief executive office or sole place of business address identified as such in Schedule 3.1(dd) and no Loan Party maintains any other offices or facilities except as described therein.

(ee) The Inventory and Equipment of the Loan Parties is located only at, or in-transit between, the locations identified on Schedule 3.1(ee). With respect to any Inventory and Equipment listed at locations that are outside the United States (and with respect to any Inventory and Equipment on consignment at any location), (i) any failure of the Agent and the other Secured Parties to (A) be fully protected on the Inventory and Equipment or be fully protected or perfected with respect to any Liens granted to the Agent (for the benefit of the Secured Parties) on any such Inventory or Equipment, or (B) have absolute or full access to such locations when exercising rights and remedies after the occurrence and during the continuance of an Event of Default, in each case of clause (i)(A) and clause (i)(B), does not, individually or in the aggregate, cause a Material Adverse Effect to occur, and (ii) as of the Agreement Date, the cost paid by the Loan Parties and their Subsidiaries for such Inventory and Equipment listed at such locations outside the United States, or on consignment at any location outside the United States, does not exceed $10,000,000.

(ff) Each Loan Party keeps correct and accurate records itemizing and describing the type, quality and quantity of its and their Subsidiaries’ Inventory and the book value thereof.

(gg) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all Sanctions laws as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of Sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Sanctioned Entity, (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a Sanctioned Entity such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law, (v) has its assets located in Sanctioned Entities, or (vi) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. Each Loan Party and each Subsidiary of each Loan Party is in compliance with all Anti-Money Laundering Laws. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The Loan Party and each Subsidiary of a Loan Party maintains and implements policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. To the extent applicable, each Loan Party and each of its Affiliates is in compliance, in all material respects, with all Anti-Terrorism Laws.

(hh) The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(ii) Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s or any of its Subsidiaries’ knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

(jj) The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(kk) [Reserved].

(ll) [Reserved].

(mm) It is understood and acknowledged by the Borrower that none of the Secured Parties has been asked to agree, nor has any Secured Party agreed, to desist from purchasing or selling, long and/or short, Stock or other securities of the Borrower, or “derivative” securities or Stock based on Stock or other securities issued by the Borrower for any specified term; and no Secured Party shall be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Borrower further understands and acknowledges that (i) one or more Secured Parties may engage in hedging and/or trading activities at various times, and (ii) such hedging and/or trading activities, if any, can reduce the value of the Stock held by the existing holders of Stock of the Borrower, both at and after the time the hedging and/or trading activities are being conducted. The Borrower acknowledges that any such hedging and/or trading activities do not constitute a breach of any Loan Document or affect the rights of any Secured Party under any Loan Document. The Borrower further acknowledges that its obligations under the Loan Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim any Loan Party may have against any of the Secured Parties.

(nn) The Borrower and the other Loan Parties are solely and jointly and severally responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties will pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment, other than those arising from the gross negligence or willful misconduct of Agent or any Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(oo) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by the FDA, any other Governmental Authority or any Healthcare Law, and all such notifications, submissions and reports were true, complete, and correct in all respects as of the date of submission to FDA, any other Governmental Authority or to such other Person required by any Healthcare Law. There has not been any violation of any Healthcare Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction or any off-label promotion or allegations of non-compliance with Healthcare Laws. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party nor any Affiliate thereof has received any notice (written or oral) from the FDA or any other Governmental Authority that has not been finally and fully resolved in accordance and compliance with Applicable Law and all FDA and other Governmental Authority standards, regulations and requirements regarding any Product or regarding (i) any actions or inactions of any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiaries of any Loan Party, including with respect to any off-label promotion or (ii) alleging non-compliance with Healthcare Laws.

(pp) With respect to any Product, (i) the Loan Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export or sale of such Product as currently being conducted by or on behalf of such Loan Parties or Subsidiaries, except where the failure to have such Regulatory Required Permits would not have a Material Adverse Effect, and (ii) such Product is being designed, tested, manufactured, processed, assembled, packaged, labeled, marketed, distributed, commercialized, imported, exported or sold, as the case may be, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in compliance with all Applicable Laws and Authorizations.

(qq) None of the Loan Parties are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(rr) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and its Subsidiaries is in compliance with the written procedures, record-keeping and reporting requirements required by (or of) (i) the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events involving the Products or concerning the actions or inactions of the Loan Parties and their Subsidiaries and the directors, officers and employees of the Loan Parties and their Subsidiaries, including with respect to off-label promotion, as applicable, and (ii) Healthcare Laws.

(ss) No Loan Party is a participating provider under contract to provide health care services and receive payment or reimbursement for such services under any Third Party Payor Program.

(tt) To the knowledge of the Loan Parties’ Authorized Officers, neither any of the Loan Parties nor any of the Loan Parties’ officers, directors, employees, equityholders, agents or Affiliates has ever (i) made an untrue statement of material fact, fraudulent statement to the FDA or any other Governmental Authority or in any documents or records prepared or maintained to comply with the FDCA; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud; or (iv) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(uu) No Loan Party has received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any investigation or action against a Loan Party, any action to enjoin a Loan Party, or any of its officers, directors, employees, equityholders, agents or Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(vv) No Loan Party has received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws or regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug or device products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof, in each case, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(ww) None of the Loan Parties has engaged in any material Recalls, Market Withdrawals or other forms of product retrieval from the marketplace of any Products that has been not been finally and fully completed prior to the Agreement Date in accordance and compliance with Applicable Law and all FDA and other Governmental Authority standards, regulations and requirements, except to the extent any such engagement or action could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the Products (for the avoidance of doubt, including those in the immediately preceding sentence that have been so finally and fully completed) have been subject to a Recall, Market Withdrawal, or other Correction or Removal, nor is any such action currently under consideration by Borrower or, to the knowledge of Borrower, any manufacturer or supplier of a Product, that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Borrower has not been restrained in its ability to manufacture, process, distribute, supply, import, export, market, or sell any of the Products, except to the extent that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xx) Each Product, except as would not be reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) is not adulterated or misbranded within the meaning of the FDCA; (b) is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA; (c) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed, and each service has been conducted, in accordance with all applicable Authorizations and Applicable Laws; and (d) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

(yy) No Loan Party is subject to any proceeding, suit or, to any Loan Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Loan Party;

(zz) The Loan Parties have not received any notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Loan Parties that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(aaa) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Loan Party nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(bbb) None of the written information (financial or otherwise) (other than projections, other forward-looking information and industry information) furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made.

(ccc) The rate of interest paid under the Loan Notes and other Loan Documents or on any other Obligations, and the method and manner of the calculation thereof, do not violate any usury law or other Applicable Laws, any of the Organizational Documents, or any of the Loan Documents.

(ddd) The Loan Parties do not own any stock, partnership interests, limited liability company interest or other equity securities or Subsidiaries except for Permitted Investments. Schedule 3.1(ddd) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth a complete and accurate description of the authorized Stock of the Subsidiaries of the Loan Parties, by class, and a description of the number of shares of each such class that are issued and outstanding.

(eee) All information set forth in the Schedules is true, accurate and complete in all material respects as of the Agreement Date and any other subsequent date in which the Loan Parties are requested (or required pursuant to the terms of this Agreement or the other Loan Documents) to update such Schedules.

(fff) The Approved Budget reasonably presents, in all material respects, on a pro forma basis, the projected financial operations and disbursements of the Debtors and their Subsidiaries for the period specified therein and such projections are reasonably achievable based upon reasonable assumptions and other information available to the Borrower as of the first day of such period.

(ggg) Subject to the entry of the Financing Orders, Section 6.27 hereof creates in favor of the Agent, for the benefit of the Secured Parties, a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon entry of the Financing Orders, the Agent, for the benefit of the Secured Parties, will have a fully perfected first priority (subject to the Carve-Out and Permitted Priority Encumbrances) Lien on, and security interest in, to and under all right, title and interest of each pledgor thereunder in such Collateral, and such security interest is in each case prior and superior (subject to the Carve-Out and Permitted Priority Encumbrances) in right and interest to any other Person.

(hhh) The only commercial tort claims that any Loan Party is asserting or intends to assert in which the potential recovery exceeds $250,000 in the aggregate are those listed on Schedule P-2, as may be supplemented from time to time by delivery thereof to Agent, which sets forth such information separately for each Loan Party.

Section 3.2 Borrower Acknowledgment. The Loan Parties (on their behalf and on their Subsidiaries’ behalf) acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading Agent and the Lenders to enter into the Loan Documents and that Agent and the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution and delivery of this Agreement, the other Loan Documents, the making of any disbursement until all of the Obligations are repaid in full.

ARTICLE 4

CLOSING CONDITIONS

Section 4.1 Conditions to the Initial Borrowing. The obligation of each Lender to make the Initial Borrowing hereunder is subject to satisfaction of the following conditions precedent (in addition to the conditions precedent set forth in Section 4.2 below):

(a) Agent and the Lenders shall have received executed counterparts of each this Agreement and the Security Documents, each in form and substance satisfactory to Agent;

(b) neither the Borrower nor any of its Subsidiaries shall have any Indebtedness, other than Permitted Indebtedness and all other Indebtedness shall be paid off pursuant to payoff letters reasonably satisfactory to Agent and any Liens relating thereto shall be terminated in a manner reasonably satisfactory to Agent;

(c) all fees required to be paid pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents shall have been paid in cash to the applicable Secured Parties;

(d) Agent shall have received a certificate from a responsible officer of each Loan Party:

(i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party,

(ii) authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party,

(iii) attesting to copies of each Loan Party’s Organizational Documents, as amended, modified, or supplemented to the Agreement Date, which Organizational Documents shall be (A) certified by an Authorized Person of such Loan Party, and (B) with respect to Organizational Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Agreement Date) by the appropriate governmental official,

(iv) attesting to certificates of status with respect to each Loan Party, dated within ten (10) days of the Agreement Date, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction, and

(v) attesting to certificates of status with respect to each Loan Party, each dated within thirty (30) days of the Agreement Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which such Loan Party’s failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions.

(e) Agent shall have received copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Borrower and each Loan Party, covering the Collateral;

(f) [Reserved];

(g) The Interim Order (i) shall have been entered and shall be in full force and effect no later than three (3) Business Days after the Petition Date (or such later date as the Agent may agree) and (ii) shall not have been amended, supplemented, appealed, altered, stayed, vacated, rescinded or otherwise modified, without the prior written consent of the Agent;

(h) All “first day” orders (including a reasonably satisfactory cash management order) (the “First Day Orders”), which shall be in form and substance satisfactory to the Agent, and all related pleadings intended to be entered on or prior to the date of entry of the Interim Order, shall have been entered by the Bankruptcy Court, shall not have been modified, stayed or vacated (except with the consent of the Lenders and such consent shall not be unreasonably withheld, delayed or conditioned), and shall be reasonably satisfactory in form and substance to the Lenders, it being understood that drafts approved by counsel to the Lenders prior to the Petition Date are reasonably satisfactory;

(i) Agent shall have received and approved in writing a cash flow forecast and initial budget for the 13-week period commencing on the Petition Date setting forth line items of sufficient detail to reflect the Loan Parties’ projected receipts and disbursements for such 13-week period, a copy of which is hereto as Schedule 4.1(i) (the “Initial Approved Budget”);

(j) No change in the business, assets, management, operations, financial condition or prospects of the Borrower and its Subsidiaries, other than the filing of the Chapter 11 Cases, shall have occurred since the Petition Date, which change has had or would reasonably be expected to have a Material Adverse Effect.

(k) The Restructuring Support Agreement shall be effective and binding in accordance with its terms, and no termination event described in Section 9.1(b) thereof shall have occurred and be continuing, and no event that with the passage of time or delivery of notice would constitute such a termination event shall have occurred and be continuing;

(l) The Petition Date shall have occurred and the Cases shall have commenced no later than July 5, 2020;

(m) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code or receiver shall have been appointed in any of the Chapter 11 Cases; and

(n) Prior to the Petition, the Borrower shall have terminated all commitments under the Prepetition ABL Debt Documents.

Section 4.2 Condition Precedent to All Borrowings. The obligation of each Lender to make any Loan requested to be made by it on any date (including the Closing Date) hereunder is subject to satisfaction of the following conditions precedent:

(a) The conditions under Section 4.1 have been satisfied on the Closing Date.

(b) each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(c) No Default or Event of Default shall exist, or would result from the Borrowing of the Loans on the date of such Borrowing or from the application of the proceeds thereof.

(d) The aggregate amount of all Loans made by the Lenders (including the Loans requested to be made on such date of Borrowing) shall not exceed the aggregate amount of Commitments.

(e) At least two (2) Business Day prior to each Borrowing, the Agent shall have received a Loan Notice.

(f) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document of the Loan Parties and shall not be enjoined, temporarily, preliminarily or permanently.

(g) With respect to the Subsequent Borrowing, (x) the Final Order shall have been entered by the Bankruptcy Court on or prior to such date and (y) such Subsequent Borrowing shall not occur prior to September 1, 2020.

(h) The Financing Orders (or, in the case of the Initial Borrowing, only the Interim Order) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or subject to a stay without the prior written consent of the Agent.

(i) (i) There shall not have been (x) any order granted by the Bankruptcy Court sustaining any objection by any Person, nor (y) any motion, complaint, objection or other pleading filed by any party challenging, in either case, the validity, priority, perfection, opposability or enforceability of the Loan Documents or any Lien granted pursuant to the Loan Documents and (ii) no Lien granted pursuant to the Loan Documents shall have been determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Chapter 11 Cases.

The acceptance of the benefits of each Borrowing after the Closing Date shall constitute a representation and warranty by each Loan Party to each of the Lenders that all the applicable conditions specified in this Section 4.2 have been satisfied as of that time.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants.

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

(a) Each Loan Party will and will cause each of its Subsidiaries to (i) preserve and maintain in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (i) above where, in the case of this clause (ii), the failure to be so qualified could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties will, and will cause their Subsidiaries to, (i) comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) The Loan Parties will, and will cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations and permits required to conduct their businesses, except where the failure to make and keep such licenses, certificates, approvals, registrations, clearances, authorizations and permits in full force and effect could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Loan Party will, except as otherwise permitted by this Agreement, maintain, and will cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and will make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Loan Parties will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates and endorsements of property and general liability insurance are to be delivered to Agent by the Loan Parties, with the lender’s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and will provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation or any modification thereof; provided, however, that, for the avoidance of doubt, Agent need not be named on any workers compensation or D&O policies. If Loan Parties or their Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Loan Parties’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Loan Parties shall give Agent prompt written notice of any loss exceeding $500,000 covered by any Loan Party’s or any Loan Party’s Subsidiary’s casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. A true and complete listing of such insurance, including issuers, coverages and deductibles, will be provided by the Loan Parties to Agent promptly following Agent’s request.

(f) Each Loan Party will, and will cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person and (ii) all Tax liabilities, assessments and governmental chares or levies upon it or its property that would create, or otherwise cause to exist, a Lien with respect thereto that is not a Permitted Lien under clause (d) of the definition of “Permitted Liens.”

(g) The Loan Parties will promptly after knowledge (and, in any event, within two (2) Business Days after knowledge) notify the Agent of the occurrence of (A) any Default or Event of Default and (B) so long as such type of notification would not be material nonpublic information of the Borrower, any claims (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party, or claims of infringement by any Person with respect to any Intellectual Property rights of a Loan Party, in each case of this clause (B), to the extent such claim, litigation, arbitration, mediation or administrative or regulatory proceeding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) The Borrower and its Subsidiaries will (i) timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries will not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination, without the prior written consent of the Agent and (ii) deliver to Agent a Compliance Certificate with each of its 10-Q and 10-K filings on the date such filings are made (or, if earlier, are required by the SEC to be made) with the SEC. Each of such reports in Section 5.1(h)(i) above will comply in all material respects with the applicable requirements of the Exchange Act and each of such reports in Section 5.1(h)(i) above and such Compliance Certificate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in such reports will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The Borrower hereby agrees that the Borrower will send to each Secured Party copies of (A) any notices and other information made available or given to the holders of the Stock of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Stock (it being understood and agreed that delivery will be deemed to have occurred if such notices or other information is posted to EDGAR) and (B) all other documents, reports, financial data and other information not available on EDGAR that does not contain any material nonpublic information of the Borrower, that any Secured Party may reasonably request.

(i) Each Loan Party will, and will cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, at all times and without notice, at the sole option of Agent or any Lender: (a) provide access to such property to Agent, the Lenders and their respective representatives and agents, as frequently as Agent or any Lender determines to be appropriate; and (b) permit Agent or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent or any Lender considers advisable, in each instance, at the Loan Parties’ sole expense. Any Lender may accompany Agent or its representatives in connection with such inspection. Notwithstanding the foregoing, the Loan Parties will (and will cause each of their respective Subsidiaries to) comply with (and coordinate with Agent and the Lenders and their representatives and agents to make sure of compliance with) Section 5.1(o) in connection with any such inspection, examination, audit or analysis.

(j) Each Loan Party will ensure that all written information, exhibits and reports furnished to any Secured Party, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose, after knowledge of any defect of a material fact, untrue statement of material fact, material misstatement or error of a material fact, to Agent and the Lenders and correct any such defect, untrue statement of material fact, material misstatement or error of a material fact that has been discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; it being acknowledged and agreed that any projections provided to the Secured Parties are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

(k) Promptly upon request by Agent, the Loan Parties will (and, subject to the limitations set forth herein and in the other Loan Documents, will cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents any of the assets or properties, rights or interests covered by any of the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Furthermore, the Borrower will notify Agent and the Lenders in writing promptly after (but, in any event, (A) within fifteen (15) days thereof for any Loan Party or any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary) the date of the issuance by or to any Loan Party (other than by the Borrower) of any Stock of any corporation or any other Person that has “opted into” Article 8 of the UCC (in each case, other than Excluded Property) to have its Stock constitute “securities” under Article 8 of the UCC and each Loan Party will pledge, and will cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, all of the Stock of each of its Subsidiaries (other than Excluded Subsidiaries but including any Subsidiaries, limited liability companies, other entities or other Persons for which any such Loan Party divides or splits itself into), and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Excluded Foreign Subsidiary and each Excluded Domestic Holdco, directly owned by a Loan Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition (or division or split) of such Subsidiary. The Loan Parties will deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if reasonably requested by Agent, legal opinions relating to the matters described in this Section 5.1(k) (which opinions will be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Agreement Date), in each instance with respect to each Loan Party or Person (other than a Loan Party) whose Stock is being pledged after the Agreement Date. In connection with each pledge of Stock, the Loan Parties will deliver, or cause to be delivered, to Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank.    Without limiting the foregoing, each Loan Party agrees to, upon demand by the Agent, file such financing statements under the Uniform Commercial Code, enter into deposit account control agreements, collateral access agreements, securities account control agreements, collateral agreement, pledge agreements, and such other documents and instruments as the Agent may request in order to effect any of the foregoing.

(l) Each Loan Party will, and will cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws and Healthcare Laws or that is required by orders and directives of any Governmental Authority, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(m) Promptly upon becoming aware that any of the following events has occurred, the Borrower will provide written notice to the Agent specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) the imposition of any Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(n) [Reserved].

(o) Within four (4) Business Days following the Agreement Date, the Borrower will file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Loan Documents and including as exhibits to such Form 8-K this Agreement (including the schedules, annexes and exhibit forms hereto), the forms of Loan Notes, the other Loan Documents listed on Schedule 5.1(o) (such Form 8-K, the “Announcing Form 8-K”). Subject to the foregoing, no Loan Party will issue any press releases or any other public statements with respect to the transactions contemplated by any Loan Document or disclosing the name of any Secured Party except with the prior written approval of the Agent.

(p) The Borrower acknowledges and agrees that the Loan Notes may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Indebtedness secured by the Loan Notes. The pledge of Loan Notes shall not be deemed to be a transfer, sale or assignment of the Loan Notes under the Loan Documents, and no such holder effecting any such pledge of Loan Notes shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Loan Document. The Borrower hereby agrees to execute and deliver such documentation as a pledgee of the Loan Notes may reasonably request in connection with a pledge of the Notes to such pledgee by a holder of Loan Notes.

(q) Upon the reasonable request of any Secured Party, the Loan Parties and their Subsidiaries will promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of Agent’s Liens in the Collateral and other information as any Secured Party may from time to time reasonably request.

(r) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will, and will cause each Loan Party to, (i) obtain all Regulatory Required Permits necessary for compliance in all respects with Applicable Laws with respect to the design, testing, manufacturing, developing, processing, assembly, packaging, labeling, distribution, commercialization, import, export, selling or marketing of Products, and (ii) maintain and comply fully and completely in all respects with all such Regulatory Required Permits.

(s) Each Loan Party will comply, and cause each Subsidiary to comply, with the requirements of all Applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) individually or in the aggregate, have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral (other than Permitted Liens).

(t) [Reserved].

(u) The Loan Parties will keep its Inventory and Equipment (other than Inventory or Equipment that is in-transit, Trunk Inventory or subject to consignment) only at the locations identified on Schedule 3.1(ee) and their chief executive offices only at the locations identified on Schedule 3.1(dd); provided that the Loan Parties may amend Schedule 3.1(ee) or Schedule 3.1(dd) so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory and Equipment is moved to such new location listed on the amended Schedule 3.1(ee) or such chief executive office is relocated to such address listed on the amended Schedule 3.1(dd) and so long as such new location or such chief executive office is within the continental United States.

(v) Each Loan Party will, and will cause each of its Subsidiaries to, comply with (A) in all respects with all Healthcare Laws and their implementation by any applicable Governmental Authority, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (B) (1) in all respects with all lawful requests of any Governmental Authority applicable to its Products, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (2) in all material respect with requests of any Governmental Authority applicable to its Products that is required by Applicable Law (or court order or proceeding) to be complied with. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all Products developed, manufactured, tested, distributed, promoted or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be (i) developed, tested, manufactured, distributed, promoted and marketed in compliance with the Healthcare Laws and each other Applicable Law, including Healthcare Laws and other Applicable Laws governing or relating to product approval or premarket notification, good manufacturing practices, promoting, labeling, advertising, record-keeping, and adverse event reporting, and (ii) tested, investigated, distributed, labeled, promoted, marketed, and sold in compliance with Healthcare Laws and all other Applicable Laws.

(w) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Loan Parties will deliver to Agent and each Lender, as soon as available, but in any event within thirty (30) days after the end of each fiscal month during each fiscal year, an unaudited consolidated and consolidating balance sheet and income statement of Borrower and its Subsidiaries’ operations during such month and for the portion of the fiscal year then ended, including comparisons to the figures in the corresponding month and year-to-date portion of the immediately preceding fiscal year of Borrower and its Subsidiaries. Further, if the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Loan Parties will provide to Agent and each Lender quarterly financial statements for the Borrower and its Subsidiaries and a Compliance Certificate for such period within 45 days after the end of each fiscal quarter of the Borrower, and an audited annual financial statements and a Compliance Certificate for such period within 120 days after the end of each fiscal year of the Borrower prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants, which accountants shall be reasonably acceptable to Agent. Any such annual audited financial statements, audit or report of the Borrower’s independent certified public accountants (and any annual audited financial statements, audit or report of the Borrower’s independent certified public accountants on any consolidated financial statements included in any SEC Document filed, and including those required by Section 5.1(h)) shall contain an opinion without any qualifications (other than any “going concern” qualification), stating that such consolidated financial statements present fairly in all material respects the financial position and condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior years.

(x) The Borrower will furnish to the Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(i) On or before 12:00 PM (New York City time) on Friday of each calendar week (commencing with the Thursday falling during the first full calendar week after the Petition Date), a report in form, substance and detail reasonably acceptable to the Agent, reflecting variances in actual receipts, net cash flows and/or disbursements from the Approved Budget on a line-by-line basis and a cumulative basis, which report shall include an explanation of any variances in each line item and shall detail the following (a “Variance Report”):

(1) the actual amount of receipts and other cash flow of the Debtors during the Budget Test Period most recently ended;

(2) any variance (whether plus or minus and expressed as a percentage, on a line-item and cumulative basis) between the aggregate amount of actual receipts of the Debtors during such Budget Test Period against the aggregate amount of receipts set forth in the Approved Budget for such Budget Test Period;

(3) the actual amount of disbursements of the Debtors during the Budget Test Period most recently ended; and

(4) any variance (whether plus or minus and expressed as a percentage, on a line-item and cumulative basis) between the actual amount of disbursements of the Debtors during such Budget Test Period against the amount of disbursements set forth in the Approved Budget for such Budget Test Period.

(ii) Promptly, and in any event no later than ten (10) Business Days after the end of each calendar month, a detailed accounts payable aging report of each Loan Party as of the end of such calendar month, including a breakdown of accounts payable arising prior to the Petition Date and following the Petition Date, in form and substance reasonably satisfactory to the Agent.

(iii) Substantially concurrently with the filing thereof with the Bankruptcy Court, copies of the monthly operating reports required to be filed with the Bankruptcy Court.

(iv) Prior to the filing thereof, copies of all material pleadings, motions and applications to be filed by or on behalf of the Loan Parties with the Bankruptcy Court or provided to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or the Committee, or if it is not practicable to provide copies of the same in advance of filing, then advance notice of all such material pleadings, motions and applications and copies of all such documents promptly after each such document is filed with the Bankruptcy Court or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in the Chapter 11 Cases) or the Committee.

(y) The Loan Parties shall ensure the satisfaction of the following milestones (collectively, the “Milestones” and each a “Milestone”), unless waived or extended with the consent of the Required Lenders or the Agent (with the consent of the Required Lenders):

(i) no later than July 5, 2020, the Loan Parties shall commence the Chapter 11 Cases;

(ii) on the Petition Date, the Debtors shall file with the Bankruptcy Court (i) the Acceptable Plan and (ii) the Acceptable Disclosure Statement;

(iii) no later than two (2) calendar days after the Petition Date, the Bankruptcy Court shall hold a hearing on the First Day Orders;

(iv) no later than three (3) calendar days after the Petition Date, the Debtors shall file the solicitation procedures with the Bankruptcy Court;

(v) no later than forty (40) days after the Petition Date, the Bankruptcy Court shall (i) hold a hearing to approve the Acceptable Disclosure Statement and (ii) enter an order approving the Acceptable Disclosure Statement;

(vi) no later than sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(vii) no later than seventy-five (75) calendar days after the Petition Date, the Bankruptcy Court shall hold a hearing to enter an Acceptable Confirmation Order;

(viii) no later than three (3) Business Days after conclusion of the hearing on the Acceptable Confirmation Order, the Bankruptcy Court shall enter the Acceptable Confirmation Order; and

(ix) no later than ninety (90) calendar days after the Petition Date, the effective date of the Acceptable Plan shall have occurred;

provided that if any milestone in the Restructuring Support Agreement that is also a Milestone hereunder is extended pursuant to the terms of the Restructuring Support Agreement, the corresponding Milestone hereunder shall be deemed to be extended to the same date.

Section 5.2 Negative Covenants.

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

(a) No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, (A) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or (B) divide (or otherwise split) itself or themselves into two or more limited liability companies or other entities or Persons. None of the Loan Parties will establish or form any Subsidiary.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, (a) enter into any joint venture or any similar arrangement, or (b) make any Restricted Payments, other than Restricted Payments by a Loan Party or a Subsidiary of a Loan Party to a Loan Party.

(c) No Loan Party will, nor will it permit any of its Subsidiaries to, (a) directly or indirectly make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, or (b) directly or indirectly Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except Permitted Dispositions. Notwithstanding anything in this Agreement to the contrary, in no event shall any Loan Party transfer (including by way of Investment, Disposition or Restricted Payment) any Material Asset to any Person that is not a Loan Party.

(d) No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted

Contingent Obligations.

(e) No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of any of the assets of another Person other than (A) Permitted Investments or (B) in the Ordinary Course of Business; or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise other than Permitted Investments, (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower or (iv) enter into any joint venture or any similar arrangement (the items described in clauses (i), (ii), (iii) and (iv) are referred to as “Investments”), except for Permitted Investments.

(f) No Loan Party will, or will permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than as expressly permitted by Section 2.1.

(g) No Loan Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party that is not itself a Loan Party; provided that, in accordance with the Approved Budget (subject to the Permitted Variance) the Loan Parties may enter into and maintain written agreements, between any Loan Party and any Foreign Subsidiary of a Loan Party for management services for compensation in the Ordinary Course of Business consistent with past practices that are customary and reasonably appropriate to do for companies in the same industry as the Loan Parties provided by management and officers of the Loan Parties to such Foreign Subsidiaries that do not have certain management or officers, and such transactions may result in non-interest bearing accounts payables for the unpaid compensation owed by such Foreign Subsidiaries to the Loan Parties for such management services in an amount not to exceed $40,000,000 (which payables may be equitized by the Loan Parties, provided that (y) equitization of such payables shall not reduce the outstanding amount of payables that count towards the $40,000,00 cap above for purposes of determining whether the Loan Parties have complied with this provisions (with such equitized amounts deemed to be outstanding at all times thereafter for purposes of the $40,000,000 capped amount) and (z) at the time of any such equitization, any such Stock received by any Loan Party in connection with such equitization shall be pledged, and a first priority security interest and Lien thereon shall be granted, to the Agent (for the benefit of the Secured Parties) and such Loan Party shall take such perfection and priority actions reasonably requested by the Agent in accordance with the Loan Documents), in each case of the foregoing in this proviso, so long as (a) any such management or officers of the Loan Parties involved in such transactions, agreements and arrangements will have sufficient and reasonable time, energy and resources to still represent and service such Loan Parties themselves after taking into such transactions, agreements and arrangements, (b) any such agreement, instrument, arrangement or document evidencing any of the foregoing transactions, equitization or actions shall be entered into in good faith by such Loan Party, (i) in a manner to not contravene or impair the Collateral and benefits that are intended to be provided and afforded to the Secured Parties under the Loan Documents, and (ii) without (A) the intention of such Loan Party of causing (or resulting in) the Collateral to be taken from the Secured Parties and provided to Foreign Subsidiaries that are not Loan Parties at the detriment of the Secured Parties and for the benefit of such Foreign Subsidiaries, and (B) the effect of defrauding the Secured Parties, (c) the upstream economics received (or potentially to be received) by any applicable Loan Party in connection with any such transaction, agreement or arrangement described above in this proviso, when combined with the potential downstream economics, time, energy and recourses exhausted or disposed of in connection therewith shall be reasonably adequate and sufficient to enable the Loan Parties to timely satisfy all of the Obligations and all of their other obligations and agreements under the Loan Documents, (d) all cash, Cash Equivalents, other assets and proceeds received or provided to the Loan Parties in connection with the foregoing shall all be part of the (and constitute) Collateral and the Agent (for the benefit of the Secured Parties) shall have a first priority security interest and Lien thereon, (e) at the reasonable request of the Agent, all such account payables will be evidenced by a promissory note issued to the applicable Loan Party by the applicable Foreign Subsidiary and pledged to the Agent and the original thereof delivered, along with an executed allonge to the Agent in form and substance satisfactory to the Agent, (f) no Default or Event of Default has occurred and is continuing or would result therefrom, and (g) no such agreement, arrangement, transaction or action could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(h) No ERISA Affiliate will cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan, or (b) any other ERISA Event, which other ERISA Event could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it on the Agreement Date and businesses reasonably related thereto.

(j) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly amend, restate, supplement, change, waive or otherwise modify (A) any of its Organizational Documents in any respect materially adverse to any Secured Party or (B) any Material Contract (other than Indebtedness covered by Section 5.2(s)), which amendment, restatement, supplement, change, waiver or modification in any case of this clause (B): (a) is contrary to (or is in violation or breach of) the terms and provisions of this Agreement or any other Loan Document; or (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same.

(k) No Loan Party will, and no Loan Party will suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (c) change its name as it appears in official filings in its jurisdiction of organization or formation, or (d) change its jurisdiction of organization or formation, in the case of clauses (c) and (d), without at least ten (10) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole reasonable discretion).

(l) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Loan Party, except for those in the Loan Documents. No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly (y) enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired or (z) create or otherwise suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (1) pay any Indebtedness owed to Borrower or any of its Subsidiaries, (2) make loans or advances to Borrower or any of its Subsidiaries or (3) transfer any of its property or assets to Borrower or any of its Subsidiaries, except (A) those in the Loan Documents, (B) an encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses entered into in the Ordinary Course of Business and (C) customary provisions in joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of this Agreement.

(m) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to fail to comply with the Anti-Money Laundering Laws and Anti-Terrorism Laws. No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a country or territory subject to comprehensive Sanctions, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (D) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the Transaction of any Sanctions. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Person on the SDN List.

(n) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, including pursuant to a substantially contemporaneous transaction, whereby a Loan Party or one of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

(o) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law or Healthcare Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(p) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered, or be subject to the restrictions imposed by, the Investment Company Act.

(q) No Loan Party will, or will permit any Subsidiary to, declare, pay, make or otherwise provide any payment, prepayment, repayment, redemption, conversion, cash settlement or distribution in respect of any Indebtedness arising prior to the Petition Date that is subject to the automatic stay provisions of the Bankruptcy Code or otherwise, except (i) pursuant to the First Day Orders or any other order consented to by the Agent in its reasonable discretion, (ii) in accordance with the Financing Orders, or (iv) otherwise in accordance with the Approved Budget.

(r) (a) No Loan Party will, or permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person (other than the consignment of Inventory and Equipment contemplated elsewhere in this Agreement); and (b) no Loan Party will, or permit any Subsidiary to enter into or own any interest in a joint venture that is not itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law.

(s) No Loan Party will, or will permit any Subsidiary to, amend, restate, supplement, change, waive or otherwise modify the terms of any Indebtedness if the effect of such amendment, restatement, supplement, change, waiver or modification (a) increases the interest rate or fees on, or changes the manner or timing of payment of, such Indebtedness if in any way adverse to the Agent or the Lenders, (b) accelerates or shortens the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (c) changes in a manner adverse to any Loan Party, any of its Subsidiaries, Agent or any Lender any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (d) changes the prepayment provisions of such Indebtedness or any of the defined terms related thereto in a manner adverse to Agent or the Lenders, (e) changes or amends any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party, any of its Subsidiaries, Agent or Lenders, (f) is contrary to (or is in violation or breach of) the terms and provisions of this Agreement or any other Loan Document; or (g) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same. The Loan Parties will, prior to entering into any such amendment, restatement, supplement, change, waiver or modification (including, for the avoidance of doubt, those that are permitted by this clause (s)), deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

(t) The Borrower will not issue any Stock (a) senior to its shares of Common Stock or (b) convertible into or exercisable or exchangeable for Stock senior to its Common Stock.

(u) [Reserved].

(v) [Reserved].

(w) [Reserved].

(x) [Reserved].

(y) [Reserved].

(z) [Reserved].

(aa) Pay any expenses or other disbursements other than in accordance with the Approved Budget, subject to the Permitted Variance.

(i) As of any Budget Test Date, for the Budget Test Period ending on such Budget Test Date, commencing with the Budget Test Date occurring during the first full week ended after the Petition Date, the sum of (x) the Debtors’ cumulative receipts for such Budget Test Period, plus (y) the amount of any Carryover receipts from the immediately preceding Budget Test Period which are not included in the current Budget Test Period (i.e., limited to the amount of any Carryover receipts from the weekly period immediately preceding the current Budget Test Period), shall not be less than 90% of the projected receipts set forth in the Approved Budget for such Budget Test Period (the foregoing permitted variance from the Approved Budget, the “Permitted Collections Budget Variance”).

(ii) As of any Budget Test Date, for the Budget Test Period ending on such Budget Test Date, commencing with the Budget Test Date occurring during the first full week ended after the Petition Date, (i) the Debtors’ cumulative disbursements shall not be greater than (x) 110% of the budgeted disbursements set forth in the Approved Budget for such Budget Test Period, plus (y) the amount of any Carryover budgeted disbursements from the immediately preceding Budget Test Period which are not included in the current Budget Test Period (i.e., limited to the amount of Carryover budgeted disbursements from the weekly period immediately preceding the current Budget Test Period) and (ii) the actual amount of “Payroll & Benefits,” “Rent,” “Insurance,” “Operating Expenses,” “Inventory,” “Production Freight/Shipping,” “Other G&A,” “Draw/(Paydown) on ABL,” “Restructuring Fees,” “Professional Fee Holdback Fees,” “KEIP/KERP,” “Sales Force Retention” and “Utility Deposit” (each as referenced on the Approved Budget) and all other operating expenditures of the Debtors shall not be greater than (x) 110% of the budgeted disbursements for each such line item set forth in the Approved Budget for the corresponding Budget Test Period, plus (y) the amount of any Carryover budgeted disbursements for each such line item from the immediately preceding Budget Test Period which are not included in the current Budget Test Period (i.e. limited to the amount of Carryover budgeted disbursements for each such line item from the weekly period immediately preceding the current Budget Test Period) (the foregoing permitted variances from the Approved Budget described in clauses (i) and (ii), the “Permitted Expenditures Budget Variance”; and together with the Permitted Collections Budget Variance, collectively, the “Permitted Variance”).

The date of determination as to whether the Debtors are in compliance with the Variance Covenants set forth in this Section 5.2(aa) shall be the scheduled date of delivery of the Variance Report required pursuant to Section 5.1(x)(i). In the event a Loan Party irrevocably accrues or commits to an expense during any Budget Test Period that is in the Approved Budget or Permitted Variance for such period but determines to and is properly able to pay for such expense during within two weeks following such Budget Test Period, such expense shall be deemed to have been made during the then current Budget Test Period notwithstanding that it shall be paid during such later Budget Test Period.

(bb) No Loan Party will seek or consent to any amendment, supplement or any other modification of any of the terms of the Financing Orders after such orders are entered by the Bankruptcy Court without the prior written consent of the Agent.

(cc) Without the prior written consent of the Agent, no Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) object to or contest the validity or enforceability of any Financing Order, any Liens granted to the Agent and Lenders therein, or any terms of the Loan Documents or cooperate with any party with respect to such an objection or contest;

(ii) seek to modify any of the rights granted under the Financing Orders to any of Agent or Lenders in any manner;

(iii) make any payment in settlement or satisfaction of any prepetition claim,

unless made in accordance with the Approved Budget and approved by the Bankruptcy Court;

(iv) except as expressly provided or permitted hereunder (including, without limitation, to the extent expressly identified in any line item in the Approved Budget) or any order by the Bankruptcy Court, make any payment or distribution to any non-Debtor Affiliate, holder of Equity Interest or insider of any Debtor outside of the ordinary course of business (provided that in no event shall any management or consulting fees be paid to any Affiliate of the Debtors); or

(v) incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim, or other superpriority claim which is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out and as permitted hereunder and by the terms of the Financing Order.

(dd) Without the prior written consent of the Agent, no Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) pay any management, consulting or similar fees to executives, directors, officers or shareholders of any Secured Party by direct payment or otherwise (other than in a manner consistent with the Approved Budget) or (ii) enter into any employment or consulting agreements, or assume any existing contracts, with current management, shareholders or directors of the Borrower or its Affiliates;

(ii) enter into any employee incentive or retention plan, other than that certain key employee retention plan in the form approved by the Agent prior to the date hereof, (the “Key Employee Retention Plan”), and that certain key employee incentive plan in the form approved by the Agent prior to the date hereof, (the “Key Employee Incentive Plan”), as approved by the United States Bankruptcy Court for the Northern District of Texas, or pay any bonuses or severance to any employees, or increase the salary of any employee, or make or enter into any amendment, waiver or supplement or other modification to any of the foregoing that results in additional payments thereunder or accelerates the date of payments thereunder, in each case, except for payments to employees other than Executive Officers that do not exceed $25,000 per payment and $250,000 in the aggregate for all such payments to all such employees;

(iii) create any new Subsidiaries;

(iv) open or establish any new deposit account;

(v) assume or reject any material lease or executory contract; and

(vi) make any payments on account of any creditor’s claims incurred prior to the Petition Date, other than “critical vendor” payments approved by the Bankruptcy Court and in accordance with the Approved Budget.

(ee) If any Loan Party shall at any time, acquire a commercial tort claim as set forth in Section 3.1(hhh) hereof, such Loan Party shall promptly notify Agent thereof in writing and supplement Schedule P-2, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Loan Party shall be deemed to thereby grant to Agent (and such Loan Party hereby grants to Agent) a Lien in and to such commercial tort claim and all Proceeds thereof, all upon the terms and governed by this Agreement, and such Loan Party shall execute and deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, any document, and take all other action, deemed by Agent to be reasonably necessary or appropriate for Agent, to obtain, for the benefit of the Secured Parties, a perfected security interest in all such commercial tort claims. Any supplement delivered pursuant to this Section 5.2(ee) shall, after the receipt thereof by Agent, become part of Schedule P-2 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.3 General Acceleration Provision upon Events of Default. For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding, if one or more of the events specified in this Section 5.3 shall have happened or occurred and have continued beyond any applicable cure period expressly provided in this Section 5.3 (each, an “Event of Default”), the Required Lenders or Agent may, or Agent (upon written election by the Required Lenders but subject to the protections for Agent set forth in Section 6.15) shall, by written notice to the Borrower, declare the principal of, and accrued and unpaid interest on, all of the Loans and other Obligations or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, appoint a receiver for the Loan Parties and their Subsidiaries, and take any further action available at law or in equity or that are provided in the Loan Documents, including the sale or transfer of the Loan and other Obligations and all other rights acquired in connection with the Loan or the other Obligations or under the Loan Documents:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount or Obligation payable hereunder or pursuant to any other Loan Document.

(b) Any Loan Party shall have failed to comply with or observe any term, covenant or agreement in Section 5.1 or Section 5.2 of this Agreement, (B) any provision of any Loan Note, or (C) any covenant contained in any Loan Document and, in the case of clause (C), such failure continues for five days.

(c) Any representation, warranty, or certification, made by any Loan Party in any Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made; it being acknowledged and agreed that any projections provided to the Secured Parties are not to be viewed as facts, are not a guarantee of financial performance, and are subject to uncertainties and contingencies.

(d) One or more judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $1,000,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) there shall be any period of twenty (20) consecutive days during which such judgment, order or decree shall not have been vacated or discharged or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(e) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

(f) Any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations (which, for the avoidance of doubt, shall not apply to the process of SEC comments in respect of share registration).

(g) The voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin a Loan Party, such Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries from testing, manufacturing, processing, assembly, packaging, labeling, marketing, importing, exporting, selling or distributing any Product or Product category that has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, (ii) the institution of any action or proceeding by the DEA, the FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by a Loan Party, its Subsidiaries or any representative of a Loan Party or its Subsidiaries, which, in each case of this clause (ii), has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, (iii) the commencement of any enforcement action against a Loan Party, a Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries (with respect to the business of a Loan Party or its Subsidiaries) by the DEA, the FDA, or any other Governmental Authority which has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which has, individually or in the aggregate, resulted (or could reasonably be expected, individually or in the aggregate, to result) in a Material Adverse Effect.

(h) The introduction of, or any change in, any law or regulation governing or affecting the healthcare industry, including any Healthcare Laws, that has or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) The institution by any Governmental Authority of criminal proceedings against any Loan Party.

(j) A Change of Control shall occur.

(k) Any of the following shall occur:

(i) Unless otherwise contemplated by an Acceptable Plan, an Acceptable Confirmation Order or any other order of the Bankruptcy Court that is acceptable to the Required Lenders, (A) any of the Chapter 11 Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (B) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) or a receiver shall be appointed in any of the Chapter 11 Cases of the Debtors under Section 1104 of the Bankruptcy Code and the order appointing such trustee, examiner or receiver shall not be reversed or vacated within (30) days after the entry thereof (or the Loan Parties shall have acquiesced to the entry of such order) unless consented to by the Required Lenders; or

(ii) An application shall be filed by any Debtor for the approval of any other Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any other Superpriority Claim (other than with respect to (A) the Carve-Out in any of the Chapter 11 Cases or (B) any application or order that provides for immediate indefeasible payment in full in cash of the Obligations other than contingent indemnification obligations not yet due) that is pari passu with or senior to the claims of the Agent and the Lenders against any Borrower or any other Loan Party hereunder or under any of the other Loan Documents or the Financing Orders or the adequate protection liens granted under the Financing Orders, or there shall arise or otherwise be granted any such pari passu or other Superpriority Claim; or

(iii) The Bankruptcy Court shall enter an order or orders granting, or any Debtors shall file a motion or other pleading seeking, relief from the automatic stay applicable under Section 362 of the Bankruptcy Code (or equivalent) so as to (A) permit a third party to proceed on any assets constituting Collateral; (B) permit a third party to proceed on any other assets of any of the Debtors which have a value in excess of $2,000,000 in the aggregate or (C) permit other actions that would result in a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(iv) The Bankruptcy Court shall enter an order in any of the Chapter 11 Cases denying or terminating use of Cash Collateral by the Loan Parties; or

(v) (A) Any sale of the Equity Interests of the Borrower or any of the Loan Parties, or any Disposition of all or a material portion of all of the Collateral pursuant to sections 363 or 1129 of the Bankruptcy Code other than as permitted by this Agreement, the Interim Order or the Final Order, an Acceptable Confirmation Order or any other order of the Bankruptcy Court that is acceptable to the Required Lenders, or (B) the entry of any order by the Bankruptcy Court providing for the same, unless such order provides that in connection and concurrently with such transaction, the proceeds of such sale shall be used to satisfy, in full and in cash, the Obligations (other than contingent indemnification obligations not yet due) in accordance with the Loan Documents; or

(vi) (A) An order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying (for a period of seven days or more), vacating or otherwise amending, supplementing or modifying the Interim Order or Final Order, the Loan Parties shall apply for the authority to do so, in each case in a manner that is materially adverse to the Agent or the Lenders, without the prior written consent of the Agent and the Required Lenders; (B) except as provided in the Interim Order or Final Order, to use Cash Collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders; (C) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; (D) without the written consent of the Agent and the Required Lenders (not to be unreasonably withheld, conditioned or delayed), the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other Person; (E) an order shall have been entered by the Bankruptcy Court modifying the adequate protection obligations granted in any Financing Order without the prior written consent of the Agent and the Required Lenders, (F) an order shall have been entered by the

Bankruptcy Court avoiding or requiring disgorgement by the Agent or any of the Lenders of any amounts received in respect of the Obligations, (G) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for termination of the Commitments and indefeasible payment in full in cash of the Obligations (other than contingent indemnity obligations not yet due (without the prior consent of the Agent and the Required Lenders)), (H) other than with respect to the Carve-Out, a final non-appealable order in the Chapter 11 Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; or

(vii) Except as permitted by the Financing Orders, including an Acceptable Confirmation Order, or as otherwise agreed to by the Required Lenders each in their respective reasonable discretions, any Debtor shall make any payment of Prepetition Unsecured Debt or Prepetition Second Lien Debt, other than payments authorized by the Bankruptcy Court in accordance with the “first day” orders, “second day” orders, an Acceptable Confirmation Order, the Initial Approved Budget and/or any other Approved DIP Budget; or

(viii) The filing by any of the Loan Parties of a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Plan; or

(ix) The filing by any of the Loan Parties of a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement; or

(x) the filing of a motion or seeking of an order to approve any employee incentive or retention plan, in each case, that includes proposed payments to insiders (as that term is defined in the Bankruptcy Code), that is not acceptable to the Agent in its sole discretion;

(xi) the filing of any motion by any Loan Party seeking an order from the Bankruptcy Court substantively consolidating any of the Loan Parties’ estates;

(xii) any Loan Party or any of its Subsidiaries, or any person claiming by or through any Loan Party or any of its Subsidiaries, with any Loan Party’s or any Subsidiary’s consent, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against (A) the Agent or any of the Lenders relating to this Agreement;

(xiii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Agent or any of the Lenders of any amounts received in respect of the Obligations; or

(xiv) an order shall have been entered by the Bankruptcy Court or any other court of competent jurisdiction terminating or modifying the exclusive right of any Loan Party to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Agent; or

(xv) an order shall have been entered by the Bankruptcy Court providing for a change in venue with respect to the Chapter 11 Cases without the approval of the Agent, or any of the Debtors and their Subsidiaries shall seek, support or fail to contest in good faith the entry of any such order; or

(xvi) an order shall have been entered by the Bankruptcy Court precluding the Agent or the Lenders from “credit bidding” the full amount of the Obligations or any other obligations owed to the Agent and/or the Lenders as of the Petition Date (as applicable), or any of the Debtors and their Subsidiaries shall seek, support or fail to contest in good faith the entry of any such order; or

(xvii) the entry of an order approving a plan of reorganization under Chapter 11 of the Bankruptcy Code in any of the Cases other than an Acceptable Confirmation Order; or

(xviii) if any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect; provided, that the Loan Parties shall have five (5) Business Days after the entry of such an order to obtain a court order vacating, staying or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order;

(xix) the entry of an order approving a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement Approval Order; or

(xx) any Loan Party or other Subsidiary shall take any action in support of any matter set forth in paragraphs (i)-(xix) above or in support of any filing by any Person of a plan of reorganization that is not an Acceptable Plan or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Agent (at the direction of the Required Lenders) consents to such action; or

(xxi) any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any motion to, (1) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document, (2) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan Documents or in any Order in favor of the Agent, or (3) obtain relief that would otherwise have a Material Adverse Effect on the rights and remedies of the Agent, or any Lender under any Loan Document or the collectability of all or any portion of the Obligations; or

(xxii) Termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a plan of reorganization; or

(xxiii) Noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order, the Final Order, the cash management order (solely to the extent such noncompliance with the terms of such cash management order is material and is not cured within five Business Days) and the Acceptable Confirmation Order; or

(xxiv) The Restructuring Support Agreement is terminated for any reason (except if by mutual agreement among the parties thereto).

Section 5.4 Additional Remedies. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Lenders shall, take any or all of the following actions:

(a) charge the Default Rate on the Obligations in addition to interest otherwise payable thereon;

(b) terminate the Commitments;

(c) upon five (5) Business Days’ written notice to the Borrower and the Agent from the Lenders, in their sole and absolute discretion, subject to the Financing Orders, the automatic stay of Section 362 of the Bankruptcy Code shall be terminated without order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the purpose of permitting the Lenders to do any of the following: (A) direct the Agent to foreclose on the Collateral, (B) enforce all of their rights under the Facility Guaranty, (C) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

Each Loan Party hereby grants to the Agent an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable only during the continuance of an Event of Default, all other property and to occupy all Real Estate owned or leased by such Loan Party, wherever the same may be located, and such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

Section 5.5 Recovery of Amounts Due. If any Obligation or other amount payable hereunder or under any of the other Loan Documents is not paid as and when due, the Borrower and the other Loan

Parties hereby authorize Agent and the Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower or any other Loan Party to the full extent of all Obligations or other amounts payable to Agent and/or the Secured Parties.

Section 5.6 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Agent based upon the written instruction of the Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to any Lender shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent or the Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 5.6.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to the Borrower or any other Loan Party:

Endologix, Inc.

2 Musick

Irvine, CA 92618

E-mail: cpinto@endologix.com

E-mail: tbrady@endologix.com

Attn: Cindy Pintp

Attn: Tim Brady

With a copy to (which shall not be deemed to constitute notice):

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, IL 60606

E-mail: thomas.califano@dlapiper.com

Attn: Thomas Califano

If to Agent:

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark Esq.

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

E-mail: bromleyj@sullcrom.com; blauta@sullcrom.com

Attn: James L. Bromley

Attn: Ari B. Blaut

If to any Lender, the information for notices included on Schedule 2.5 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Fees, Charges, Costs and Expenses Reimbursement. The Loan Parties agree to pay on or prior to the Agreement Date and, within ten (10) Business Days (or such later date as the Agent may agree in its sole discretion) after delivery of an invoice therefor after the Agreement Date, (a) all reasonable fees, reasonable costs and reasonable, out-of-pocket expenses of Agent and the Lenders and of legal counsel to Agent and the Lenders of negotiation, documentation, preparation, execution, delivery and closing, of the Loan Documents and in connection with the consummation of the Transactions and the other transactions contemplated hereby and thereby, (b) any consents, amendments, waivers or other modifications to the Loan Documents or otherwise in connection with the consummation of the Transactions and the other transactions contemplated hereby and thereby, (c) all fees, costs and expenses of creating and perfecting Liens in favor of Agent on behalf of the Secured Parties pursuant to any Loan Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to Agent and the Lenders and of counsel providing any opinions that Agent or the Lenders may request in respect of any Loan Documents or the Liens created pursuant to the Loan Documents, (d) all costs and expenses incurred by Agent or any Lender in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including the reasonable out-of-pocket documented fees, costs and expenses of legal counsel to Agent and the Lenders and reasonable out-of-pocket documented fees, costs and expenses of accountants, advisors and consultants, incurred by Agent, any Lender and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all costs and expenses, including fees, costs and expenses of legal counsel to Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and the Lenders in enforcing any of the Loan Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, (g) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Loan Documents, (h) providing any notices under the Loan Documents that are required or recommended by Applicable Law (i) providing any new Loan Notes or amended and restated Loan Notes and (j) any other actions taken after the Agreement Date related to the Obligations or the Loan Documents. Without limiting any of the foregoing provisions of this Section 6.3, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor.

Section 6.4 Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, JURISDICTION, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY SECURITY DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM, JURISDICTION, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(a) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.4(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of their rights or obligations (including the Obligations) under the Loan Documents without the prior written consent of all of the Lenders, and any prohibited assignment by the Loan Parties shall be absolutely void ab initio. Any Lender may assign or transfer its rights or Obligations under the Loan Documents to any Person. Upon a Lender’s assignment of any of the Loans held by it in accordance with this Section 6.5, such Lender shall provide notice of the transfer to Borrower (with a copy to Agent) for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a permitted transfer of an interest in a Loan, the Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan hereunder or under the other Loan Documents. Notwithstanding anything to the contrary in any Loan Document, no Lender shall assign or transfer, or provide any participation in, any of the Loans or other Obligations to any Loan Party or any of their Affiliates without the written consent of Agent. If a Lender sells participating interests in its Loans or other interests hereunder (any such Person, a “Participant”), (i) such Lender’s obligations hereunder with respect to those sold to the Participant shall remain unchanged for all purposes, (ii) the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder with respect to those sold to the Participant, and (iii) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.

In addition to the other rights provided in this Section 6.5, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities; provided however that no such security interest or assignment shall release such Secured Party from any of its obligations hereunder or substitute any such holder of a security interest or assignee for such Secured Party as a party hereto.

Section 6.6 Entire Agreement; Amendments.

(a) The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b) No amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Borrower, the Agent and the Required Lenders; provided that (1) no such amendment, restatement, modification, supplement, change, termination, waiver or consent to this Agreement shall, without the consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) reduce any Loan of such Lender; (ii) postpone the Maturity Date or other scheduled final maturity date of any Loan of such Lender, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan of such Lender; (iii) decrease the interest rate borne by any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.7 or the amount of any premium or fees payable hereunder; (iv) amend this proviso of this Section 6.6(b) to the extent providing for consent by all directly and adversely affected Lenders in a manner to remove such consent; or (v) amend the definition of “Required Lenders”, (2) any amendment, restatement, supplement, change or other modification (or any waiver or agreement with respect) to the definition of “Required Lenders”, or the proviso in this Section 6.6(b) may be conducted or agreed to with just the consent of each Lender and without the consent of any Loan Party or any of its Subsidiaries.

(c) No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Secured Party to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Loan Documents unless the same consideration also is offered to all of the Lenders under the Loan Documents. For clarification purposes, this provision constitutes a separate right granted to each Lender and is not intended for the Borrower or any other Loan Party to treat the Lenders as a class and shall not be construed in any way as the Lenders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or Stock or otherwise.

Section 6.7 Severability. If any provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival; Releases of Guarantees and Liens.

(a) In addition to Section 3.2, this Agreement and all agreements, representations and warranties and covenants made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan hereunder or thereunder, in each case until termination of such provision in accordance with this Section 6.9, regardless of any investigation made by any such other Party or on its behalf. Agent and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the applicable Disbursement was made.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof (and, with respect to Section 3.1(f)(i)(B), the first two sentences of Section 3.1(h), Section 3.1(v), Section 3.1(w)(A) and (C), Section 3.1(bb), the first sentence of Section 3.1(jj), Section 3.1(kk), Section 3.1(mm) and Section 3.1(nn), shall continue to be made in accordance with the terms hereof and thereof, including at all times after the execution and delivery hereof and thereof). Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as either (i) any Loan or any other Obligation hereunder shall remain outstanding, unpaid or unsatisfied or (ii) the Maturity Date has not occurred. Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Section 2.6 and the obligations of the Loan Parties and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the other Obligations or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof. For the avoidance of doubt and notwithstanding anything to the contrary in any Loan Documents, (a) Sections 5.1(h), (n) and (w) and all affirmative and negative covenants, events of default, fees, penalties and other provisions not expressly surviving pursuant to this Section 6.9 shall terminate upon the payment in full of the Obligations (not including unasserted contingent indemnification obligations) and (b) all Liens granted on the Collateral under any Loan Document shall remain in effect and shall continue to secure the Obligations under the Loan Documents (x) until all of the Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash in accordance with such Loan Documents and (y) other than Liens on any Collateral disposed of in a Permitted Disposition or as otherwise agreed in writing by the Required Lenders (or such greater percentage of Lenders required pursuant to Section 6.6) (but such release shall only be for the Liens on such Collateral so disposed in a Permitted Disposition or as may be agreed in writing by the Required Lenders (or such greater percentage of Lenders required pursuant to Section 6.6)).

(c) Upon payment in full of all Obligations (other than unasserted contingent indemnification obligations) in cash in accordance with the Loan Documents, subject to the second sentence of Section 6.22, all Collateral shall be automatically released from the Liens created by this Agreement, any other Loan Document or otherwise and all rights of the Secured Parties in the Collateral shall automatically terminate, all without delivery of any instrument or any additional performance by any Person.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby unconditionally authorized and instructed by each Secured Party (without requirement of notice to or consent of any Secured Party) to take any action to release or terminate any Lien granted under the Loan Documents to secure the Obligations in the Collateral upon (i) payment in full of all Obligations (other than unasserted contingent indemnification obligations) in cash in accordance with the Loan Documents, (ii) a written agreement by the requisite number of Lenders required by Section 6.6and (iii) a Permitted Disposition (but solely in the Collateral so disposed of in a Permitted Disposition and not in any other property or assets).

(e) In each case in accordance with this Section 6.9 whereby a Lien on all or a portion of the Collateral is released, the Agent will (and each Lender irrevocably authorizes and instructs the Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of (i) all Collateral from the Liens granted under the Loan Documents upon payment in full of all Obligations (other than unasserted contingent indemnification obligations) in cash in accordance with the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 6.9, (ii) Collateral permitted to be sold pursuant to clause (d)(ii) of this Section 6.9 (but solely in such Collateral) and (iii) the Liens on that Collateral sold pursuant to a Permitted Disposition (but solely in such Collateral sold pursuant to such Permitted Disposition).

Section 6.10 No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, under any other Loan Document or under any other agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, under any other Loan Document or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Loan Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies herein or in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by (or available at) law or in equity.

Section 6.11 Indemnity.

(a) The Loan Parties shall, at all times, indemnify and hold harmless (the “Indemnity”) the Secured Parties and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loan or the other Obligations or the use or intended use of the Loan or the other Obligations, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final non-appealable judgment that such Loss of an Indemnified Person resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Party under any Loan Document to pay any amount to the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 6.11(a) shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the indemnifying Person. The indemnification required by this Section 6.11 shall be made and paid by such indemnifying Person within ten (10) Business Days of written demand by such Indemnified Person.

(c) No settlement of any Loss shall be entered into by such indemnifying Person without the written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

Section 6.12 No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to Agent or the Lenders for the Loan or the other Obligations exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof or any other Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Agent or the Lenders shall ever receive anything which might be deemed interest under Applicable Law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan or the other Obligations, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan or the other Obligations, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan or the other Obligations shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan and the other Obligations until payment in full so that the deemed rate of interest on account of the Loan and the other Obligations is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement, the Notes and the other Loan Documents.

Section 6.13 Specific Performance. The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Loan Documents is not performed in accordance with its specific terms or is otherwise breached, including if the Loan Parties hereto fail to take any action required of them hereunder or thereunder to consummate the transactions contemplated by the Loan Documents. In light of the foregoing, the Loan Parties hereby agree that, until all Obligations have been paid in full in accordance with the Loan Documents, (a) the Secured Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Loan Documents and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 6.4 without proof of damages or otherwise and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Loan Documents and without that right, the Secured Parties would not have entered into the Loan Documents or have provided Loans or Disbursements hereunder or under the other Loan Documents. The Loan Parties hereby agree not to assert (or have any of their Subsidiaries or their attorneys, agents or representatives assert or any other Person on their behalf to assert) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Loan Parties hereby acknowledge and agree that any Secured Party seeking an injunction or injunctions to prevent breaches of, or defaults under, the Loan Documents, to prevent any Default or Event of Default and to enforce specifically the terms and provisions of the Loan Documents in accordance with this Section 6.13 shall not be required to provide any bond or other security in connection with any such injunction or other order or proceeding. The remedies available to the Secured Parties pursuant to this Section 6.13 shall be in addition to any other remedy which may be available under the Loan Documents, at law, in equity or otherwise.

Section 6.14 Further Assurances. From time to time, the Loan Parties shall perform any and all acts and execute and deliver to Agent and the Lenders such additional documents, agreements and instruments as may be reasonably requested by Agent or any of the Lenders to carry out the purposes of any Loan Document or to preserve and protect Agent’s or the Lenders’ rights as contemplated therein.

Section 6.15 Agent.

(a) Each Lender hereby irrevocably appoints Deerfield Private Design Fund IV, L.P. (together with any successor Agent appointed by Deerfield Private Design Fund IV, L.P. or any successor Agent that was appointed by the Lenders or any prior Agent) as Agent hereunder and under the other Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) None of Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any

Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Subsidiaries or Affiliates.

(d) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, shall receive confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(e) Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Loan Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” Agent shall take such action with respect to such Event of Default or Default as may be requested by the Lenders; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of itself and the Lenders.

(f) Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Loan Documents and to extend credit to Borrower hereunder and under the other Loan Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party which may come into the possession of Agent.

(g) Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of Borrower to do so), according to its Pro Rata Share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Loan Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 6.15(g). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 6.15(g) shall survive repayment of the Loans and the other Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement or the other Loan Documents and the resignation or replacement of Agent.

(h) Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 6.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

(i) Agent hereby appoints each other Lender and other Secured Party as its agent (and each Lender and other Secured Party hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender or other Secured Party obtain possession or control of any such Collateral, such Lender or other Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

Section 6.16 USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification numbers of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act. In addition, if Agent or any other Secured Party is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) USA Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and the Loan Parties agree to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall paid for, and reimbursed by, the Loan Parties and be for the account of the Loan Parties. This notice is given in accordance with the requirements of the USA Patriot Act and is effective for Agent and the Lenders.

Section 6.17 Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 6.18 No Fiduciary Relationship. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 6.19 Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several.

Section 6.20 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties party hereto (and the indemnitees mentioned herein), and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

Section 6.21 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent pursuant to the terms of this Agreement. Thereafter, it shall be binding upon and inure to the benefit of, each Loan Party hereto and each Secured Party thereto and the indemnitees mentioned herein and, in each case, their respective successors and permitted assigns.

Section 6.22 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 6.23 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Secured Party, any right, remedy, power or privilege under any Loan

Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Secured Party shall be effective to amend, modify or discharge any provision of any of the Loan Documents.

Section 6.24 Right of Setoff. Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of Agent. Each Secured Party agrees promptly to notify Agent after any such setoff and application made by such Secured Party or its Affiliates. The rights under this Section 6.24 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.

Section 6.25 Independent Nature of Secured Parties. The obligations of each Secured Party under the Loan Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Loan Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Lender to acquire the Securities pursuant to the Loan Documents has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries which may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Lender’s acquisition of Obligations, Notes or Warrants at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents. Each Secured Party shall be entitled to independently protect and enforce its rights, including the rights arising out of the Loan Documents, and it shall not be necessary for any other Secured Party to be joined as an additional party in any proceeding for such purpose.

Section 6.26 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any Secured Party or any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan

Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or the other Loan Documents or (B) any actual or prospective party (or its Related Parties) to any transaction under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement, the other Loan Documents or payments hereunder or thereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of any Loan Party or any of its Affiliates, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 6.27(a) or (B) becomes available to any Secured Party or any of its Affiliates on a nonconfidential basis from a source other than the Borrower, or (x) as provided in Section 5.1(q). In addition, the Secured Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Secured Parties in connection with the administration of the Loans and this Agreement and the other Loan Documents.

(b) For purposes of this Section, “Information” means all information received from a Loan Party relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided that, notwithstanding anything to the contrary in the Loan Documents, in the case of information received from the Borrower or any of its Subsidiaries after the Prior Agreement Date, such Information is both (y) clearly identified at the time of delivery as confidential and (z) provided to the Secured Parties at a time when the Secured Parties have requested in writing to receive material nonpublic information. Any Person required to maintain the confidentiality of Information as provided in this Section 6.27 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) The Loan Parties and their Affiliates agree that they will not issue any press release announcing the transactions contemplated hereby without the prior written consent of the Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under Applicable Law and, in any event the Loan Parties and their Affiliates will provide the Agent with a copy of, and consult with the Agent before issuing, any such press release or other public disclosure with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby and will consider in good faith any comments of the Agent.

Section 6.27 Pledge; Grant of Security.

(a) Each Grantor hereby collaterally assigns and grants to Agent, for the benefit of the Secured Parties, a Lien on and security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property. Each Loan Party hereby represents and warrants as of (i) the Closing Date, (ii) the date of the making of each Loan (or other extension of credit) made thereafter, (iii) the date of each amendment, consent or waiver of this Agreement executed by any Loan Party and (iv) solely with respect to any new Loan Party that joins this Agreement after the Closing Date, on the date such new Loan Party joins this Agreement, that the Excluded Property, when taken as a whole, is not material to the business operations or financial condition of the Loan Parties, taken as a whole.

(b) Each Loan Party hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents shall, at all times:

(i) pursuant to Section 364(c)(1) of the Bankruptcy Code, constitute allowed Superpriority Claims against each of the Debtors on a joint and several basis, which will be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (excluding Avoidance Actions but including, subject to entry of a Final Order, proceeds of Avoidance Actions), subject only to the Carve-Out to the extent provided in the Interim Order or the Final Order, as applicable, and any payments or proceeds on account of such Superpriority Claim shall be distributed in accordance with the Loan Documents and the Financing Orders;

(ii) pursuant to Section 364(c)(2) of the Bankruptcy Code and subject to the Carve-Out to the extent provided in the Interim Order or Final Order, as applicable, be secured by a valid, binding, continuing, enforceable, fully-perfected, non-avoidable first priority senior security interest and Lien on the Collateral of each Loan Party;

(iii) pursuant to Sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code and subject to the Carve-Out to the extent provided in the Interim Order or Final Order, as applicable, be secured by a valid, binding, continuing, enforceable, fully-perfected, non-avoidable security interest and Lien on all other Collateral of each of the Loan Parties (excluding Avoidance Actions), which security interests and Liens on such Collateral shall in each case be (A) senior to and prime all other Liens and security interests in the Loan Parties’ Collateral;

(iv) not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) unless otherwise provided for in the Loan Documents, any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors.

(c) Subject to and effective only upon entry of the Final Order, except to the extent of the Carve-Out, no costs or expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including a case under chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law, without the prior written consent of the Agent and the Required Lenders, as the case may be with respect to their respective interests, and no consent shall be implied from any action, inaction or acquiescence by the Agent or the Lenders.

(d) In no event shall the Agent or the Lenders be subject to (i) the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code (subject only to and effective upon entry of the Final Order), or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral. The Superpriority Claims shall at all times be senior to the rights of the Borrower, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases (if any of the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code);

(e) All of the Liens under this Agreement shall be deemed valid, binding, enforceable, and effective as to all of each Loan Party’s assets, now existing or hereafter acquired and (to the extent the Interim Order (and, when entered, the Final Order) is effective to perfect under local law) perfected and non-avoidable as of the Petition Date upon entry of the Interim Order or Final Order, as applicable, and shall be created and perfected without the necessity of any filing, delivery of any notice, making by any Loan Party of any recordations of mortgages, or execution of security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Agent of, or over, any Collateral, perform any searches or take any other acts as may be necessary under applicable law or otherwise will be required to enforce the security, perfection or priority, as set forth in the Interim Order and the Final Order, as applicable.

(f) Notwithstanding anything to the contrary herein, except as set forth in the Orders, in no event shall the Collateral of the Debtors include any Excluded Property and/or any other property specifically excluded pursuant to the Financing Orders.

ARTICLE 7

Guaranty.

Section 7.1 Guaranty

(a) To induce Lenders to make the Loans and each other Secured Party to make credit available to or for the benefit of the Borrower and for the applicable Secured Parties to enter into the Loan Documents, each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to Agent and the other Secured Parties and their respective successors and permitted assigns, the prompt and complete payment and performance by Borrower and each other Loan Party, as applicable, of the Obligations when due (whether at the stated maturity or earlier, by reason of acceleration, any mandatory prepayment required pursuant to the terms of this Agreement or otherwise).

(b) This Facility Guaranty includes all present and future Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Facility Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any of the Lenders in existence on the date of such revocation, (iv) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by any Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, Guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Facility Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Lenders) and its successors, transferees, or assigns.

(c) The guaranty contained in this Article 7 is a guaranty of payment and not of collection and shall remain in full force and effect until all of the Obligations shall have been paid in full.

(d) No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person, or received or collected by Agent or the other Secured Parties from any Borrower, any of the Guarantors, any other guarantor or any other Person, as applicable, by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the Liability of any Guarantor hereunder which Guarantor shall, notwithstanding any such payment (other than any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full.

Section 7.2 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of Agent or any other Secured Party against any Borrower or any Guarantor or any collateral security or guaranty or right of offset held by Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any Guarantor in respect of payments made by such Guarantor hereunder, until all of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Agent (for the benefit of the Secured Parties) in the exact form received by such Guarantor (duly indorsed by such Guarantor to Agent), to be applied against the Obligations, whether matured or unmatured, as set forth in Section 2.4(d) hereof.

Section 7.3 Amendments, etc. with respect to the Guaranteed Obligations.

(a) Each Guarantor shall remain obligated hereunder, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, notwithstanding the fact that: (i) any demand for payment of any of the Obligations made by Agent or the other Secured Parties may be rescinded by Agent or the other Secured Parties and any of the Obligations continued, (ii) the Obligations, or the Liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Agent or any other Secured Party, or (iii) any of this Agreement or the other Loan Documents or any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Agent or any other Secured Party may deem advisable from time to time. Agent and the other Secured Parties shall have no obligation to protect, secure, perfect or insure any Lien at any time held by them as security for the Obligations or for the guaranty contained in this Article 7 or any property subject thereto.

(b) Agent or any other Secured Party may, from time to time, in their reasonable discretion and without notice to or demand upon the Guarantors (or any of them), take any or all of the following actions, without discharging or otherwise affecting the Obligations (including the fees and other amounts set forth in Section 6.3) of any Guarantor hereunder and without incurring any Liability hereunder:(i) receive, take and hold additional Collateral to secure any of the Obligations or any obligation hereunder, (ii) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Obligations, (iii) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations or otherwise modify, amend, supplement or otherwise change any Obligation or any Loan Document (including accelerating or otherwise changing the time of payment), or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Obligations or otherwise in connection with the Loan Documents, (iv) release any guaranty or right of offset or their security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any personal property securing any of the Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such personal property, (v) resort to the undersigned (or any of them) for payment of any of the Obligations when due, whether or not Agent or any other Secured Party shall have resorted to any personal property securing any of the Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations, (vi) apply to the Obligations any sums by whomever paid or however realized to any Obligation as set forth in Section 2.4(d) hereof, (vii) refund at any time any payment received by any Secured Party in respect of any Obligation, (viii) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Obligation or any other guaranty therefor in any manner, (ix) otherwise deal in any manner with any Borrower or any other Guarantor, maker or endorser of any Obligation or any part thereof, and/or (x) settle, release, compromise, collect or otherwise liquidate the Obligations.

Section 7.4 Waivers. To the extent permitted by Applicable Law, each Guarantor hereby unconditionally and irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Agent or any other Secured Party upon the guaranty contained in this Article 7 or acceptance of the guaranty contained in this Article 7. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article 7, and all dealings between any Borrower and any of the Guarantors, on the one hand, and Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article 7. To the extent permitted by Applicable Law, each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on (i) diligence, promptness, presentment, protest, requirements for any demand for payment or performance and protest and notice of protest, requirements for any notice of default, dishonor or nonpayment and all other notices whatsoever to or upon any Borrower or any of the Guarantors with respect to the Obligations or any part thereof, (ii) notice of the existence or creation or nonpayment of all or any of the Obligations, (iii) all diligence in collection or protection of or realization upon any Obligations or any security for or guaranty of any Obligations, (iv) any presentment, demand, protest or further notice or other formality or requirements of any kind with respect to any Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable, and (v) any defense arising by reason of a disability or other defense of Borrower or any Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by payment in full in cash of the Obligations. Each Guarantor further waives any right such Guarantor may have under any Applicable Law to require any Secured Party to seek recourse first against any Borrower or any other Person, or to realize upon any Collateral for any of the Obligations (including the fees and other amounts set forth in Section 6.3), as a condition precedent to enforcing such Guarantor’s Liability and obligations under this Guaranty.

Section 7.5 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to Agent and the other Secured Parties without set-off or counterclaim in Dollars in accordance with Section 2.4.

Section 7.6 Limitation of Guaranty. Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, subject to avoidance under Applicable Laws relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Applicable Laws) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 7.7 hereof and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Agreement.

Section 7.7 Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Obligation exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by any Borrower and any other Guarantor that is a direct or indirect parent entity of any Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 7.8 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Agreement are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Agreement) to the fullest extent not prohibited by Applicable Law:

(a) the invalidity or unenforceability of any obligation of any Borrower or any Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Obligation or any part thereof from any Borrower or any Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against any Borrower, any Guarantor or any of Borrower’s Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any Applicable Law; or (f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of any Borrower, any Guarantor or any Subsidiary of any Borrower, in each case other than the payment in full in cash of the Obligations.

Section 7.9 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, each Guarantor and any other guarantor, maker or endorser of any Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (i) undertake any investigation not a part of its regular business routine, (ii) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential, or (iii) make any future disclosures of such information or any other information to any Guarantor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first day written above.

BORROWER:

ENDOLOGIX, INC., a Delaware corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

OTHER LOAN PARTIES:

CVD/RMS ACQUISITION CORP., a Delaware corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

NELLIX, INC., a Delaware corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

TRIVASCULAR TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

TRIVASCULAR, INC., a California corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

[Signature Page to Secured Priming Delayed Draw Term Loan Debtor-in-Possession Credit Agreement]

ENDOLOGIX CANADA, LLC, a Delaware limited liability company

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

TRIVASCULAR SALES LLC, a Texas limited liability company

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

RMS/ENDOLOGIX SIDEWAYS MERGER CORP., a Delaware corporation

By:	/s/ John Onopchenko
Name: John Onopchenko
Title: Chief Executive Office

[Signature Page to Secured Priming Delayed Draw Term Loan Debtor-in-Possession Credit Agreement]

LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner

By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

AGENT:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner
By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Secured Priming Delayed Draw Term Loan Debtor-in-Possession Credit Agreement]

ANNEX A

COMMITMENT AMOUNTS

Lender	Loan	Total Commitment Amount

Deerfield Private Design Fund III, L.P.

Deerfield Private Design Fund IV, L.P.

Deerfield Partners, L.P.

Total

Schedule P-1

Chapter 11 Cases

[TBD].

Schedule P-2

Identified Claims

None.

Schedule P-3

Intellectual Property Licenses

1.	License Agreement, dated as of February 22, 2006, by and between Incept LLC and Nellix, Inc.

2.	Amendment No. 1. to License Agreement, dated as of April 30, 2012, by and between Incept LLC and Nellix, Inc.

3.	Amendment No. 2 to License Agreement, dated as of December 3, 2014, by and between Incept LLC and Nellix, Inc.

4.	Master License Agreement, dated as of May 5, 2008, by and between SurModics, Inc. and Endologix, Inc.

5.	License Agreement, dated as of June 22, 2011, by and between NorMedix, LLC and Endologix, Inc.

6.	License Agreement, dated as of July 23, 2013, by and between Thomas L. Fogarty and Endologix, Inc.

7.	Patent License and Settlement Agreement, dated June 4, 2019, by and between Endologix, Inc. and Medtronic Vascular, Inc.

Schedule P-4

Contingent Obligations

None.

Schedule P-5

Agreement Date Indebtedness

Prepetition Unsecured Debt.

Schedule P-6

Agreement Date Permitted Investments

None.

Schedule P-7

Agreement Date Permitted Liens

Endologix, Inc.	Wilmington Trust, National Association, as collateral agent

Endologix, Inc.	Deerfield Private Design Fund IV, LP, as agent for itself and Lenders (Term Loan – Facility Agreement)

Endologix, Inc.	Deerfield ELGX Revolver, LLC, as agent for the Lenders (Revolver Loan – Credit Agreement)

Loan Party/Subsidiary	Name of Holder of Encumbrance	Description of Property Encumbered

Endologix, Inc.	Impact Networking, LLC	All equipment subject to the accompanying Maintenance Agreement.

Schedule P-8

Pledged Debt Instruments

None.

Schedule P-9

Pledged Interests

See Schedule 3.1(u).

Schedule 2.4

List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices

Name of Lender	Wire Instructions/ Address for Payments to Lender	Information for Notices
Deerfield Partners, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Partners, L.P. Sub A/C # 038-036208

Deerfield Partners, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

E-mail: bromleyj@sullcrom.com; blauta@sullcrom.com

Attn: James L. Bromley

Attn: Ari B. Blaut

Name of Lender	Wire Instructions/ Address for Payments to Lender	Information for Notices
Deerfield Private Design Fund III, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Private Design Fund III, L.P. Sub A/C # 038CDKGC9

Deerfield Private Design Fund III, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

E-mail: bromleyj@sullcrom.com; blauta@sullcrom.com

Attn: James L. Bromley

Attn: Ari B. Blaut

Deerfield Private Design Fund IV, L.P.	Citibank, N.A. New York ABA # 021-000-089 A/C Morgan Stanley & Co. NY A/C # 38890774 Sub A/C Deerfield Private Design Fund IV, L.P. Sub A/C # 038CDNH16

Deerfield Private Design Fund IV, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Facsimile: 212-599-3075

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

E-mail: bromleyj@sullcrom.com; blauta@sullcrom.com

Attn: James L. Bromley

Attn: Ari B. Blaut

Schedule 3.1(g)

Litigation

Active Matters: Set forth below are certain legal matters that are either in active litigation or could proceed to active litigation. It is possible that the Borrower’s aggregate liability arising for monetary judgements or relief arising out of these matters, and other litigation involving the Borrower, could be material to the Borrower or its Subsidiaries, however the Borrower does not believe that any one of the matters discussed below (including the AFX product liability suits considered as a consolidated group) would individually result in monetary judgements or relief which would be material to the Borrower or its Subsidiaries.

•

Derivative Lawsuits: As of June 11, 2017, four shareholders have filed derivative lawsuits on behalf of the Borrower, the nominal plaintiff, based on allegations substantially similar to those alleged by lead plaintiff in Vicky Nguyen v. Endologix, Inc., et al., Case No. 2:17-cv-00017 (United States District Court, Central District of California). Those actions consist of: Sindlinger v. McDermott et al., Case No. BC662280 (Los Angeles Superior Court); Abraham v. McDermott et al., Case No. 30-2018-00968971-CU-BT-CSC (Orange County Superior Court); and Green v. McDermott et al., Case No. 8:17-cv-01155-AB (PLAx), consolidated with Cocco v. McDermott et al., Case No. 8:17-cv-01183-AB (PLAx) (U.S. District Court for the Central District of California). Plaintiffs in the Sindlinger, Abraham and Green derivative actions have agreed to stay litigation pending resolution of the Nguyen action by the United States Court of Appeals for the Ninth Circuit. A related case, Ahmed v. Endologix, Inc., et al. (Filed January 11, 2017 in the United States District Court, Central District of California; Case No. 8:17-cv-00061) was consolidated into Nguyen v. Endologix, Inc.

•

Kerr: On July 30, 2019, an action was brought in United States District Court for the Central District of California (Case No. 8:19-cv-01457) against the Borrower and certain other Loan Parties by Andrew Kerr, M.D., alleging infringement of U.S. Patent Nos. 8,257,423, 9,050,182 and 10,105,209, which allegedly were issued to and are owned by Dr. Kerr. As alleged in the complaint, the accused infringing devices include the Ovation Abdominal Stent Graft System, the Ovation Prime Abdominal Stent Graft System, the Ovation Prime, the Ovation IX Abdominal Stent Graft System, and the Ovation iX (collectively, the “Ovation Devices”). The Borrower believes plaintiff’s claims are without merit and is vigorously defending the action.

•

AFX: The Borrower has been named as a defendant in a number of complaints, in each case alleging a variety of product liability-based claims pertaining to the Borrower’s AFX with Strata product. The Borrower believes it has insurance responsive to these claims, which insurance provides for a $150,000 per claim deductible and an aggregate one million dollar aggregate deductible (for the policy year applicable to these claims). The Borrower believes plaintiffs’ claims are without merit and is vigorously defending the action.

•

Kaiser: The Borrower has received a letter, dated January 10, 2020, from outside counsel to KP Select, LLC, one of the Kaiser Permanent family of companies (“Kaiser”), demanding that the Borrower provide reimbursement to Kaiser in the amount of $4.1 million dollars for costs allegedly incurred by Kaiser for treating patients whose AFX Endovascular AAA Systems were subject to the July 2018 recall notice. This demand was subsequently lowered to $2.8 million dollars in March 2020 The Borrower vigorously disputes this payment demand. Since it is presently not possible to determine the outcome of any future discussions with Kaiser regarding this matter, and whether litigation will ensue, or the outcomes associated with potential litigation, no provision has been made in the Borrower’s financial statements for the ultimate resolution.

•

Royalty Demand: The Borrower has received a letter, dated February 13, 2020, from a licensor under one of the Borrower’s inbound patent license agreements alleging that the Borrower is in breach of certain royalty payment obligations under such agreement. In this letter, licensor has expressed a desire to reach a reasonable and amicable resolution of this matter. The Borrower vigorously disagrees with this payment demand. Since it is presently not possible to determine the outcome of any future discussions with the licensor regarding this matter, and whether litigation will ensue, or the outcomes associated with potential litigation, no provision has been made in the Borrower’s financial statements at this time for the ultimate resolution. Should a bona fide dispute ensure, it is possible that the Borrower will be required to deposit the disputed amount into escrow pending resolution of the dispute.

•

Other IP Infringement Notice: The Loan Parties have received notice from an individual claiming that certain of our products read on certain issued patents held by such individual. The Loan Parties, after consultation with independent patent counsel, strongly disagrees with these claims. Since it is presently not possible to determine the outcome of any future discussions with these individuals in regard to their patents, and whether litigation will ensue, or the outcomes associated with potential litigation, no provision has been made in the Borrower’s financial statements for the ultimate resolution.

Schedule 3.1(l)

Real Estate

Owned Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code
N.A.

Leased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord name and contact information
Endologix, Inc.	2 Musick, Irvine, County of Orange, California 92618 U.S.A.; 33 and 35 Hammond, Irvine, County of Orange, California 92618 U.S.A.	The Northwestern Mutual Life Insurance Company
Endologix International Holdings B.V.	Europalaan 30, 5232 BC, ‘s-Hertogenbosch, The Netherlands	EL30 B.V.
TriVascular Technologies, Inc.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Sonoma Airport Properties LLC
Endologix Singapore Private Limited	6 Raffles Quay # 16-01 Singapore 048580	JustCo (Raffles Quay) Pte. Ltd.
Endologix International B.V.	Rahmannstraße 11, 65760 Eschborn, Germany	IntReal International Real Estate Kapitalverwaltungsgesellschaft mbH

Subleased Real Property:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Landlord and sublandlord name and contact information
N/A

Other Real Property Operated or Occupied:

Loan Party or Subsidiary	Complete street and mailing address, including zip code	Nature of use
N/A

Schedule 3.1(m)

Intellectual Property

The items disclosed in Schedule 3.1(g) with the lead-in “Active Matters.”

Schedule 3.1(n)

Breaches of Agreement

None.

Schedule 3.1(u)

Borrower’s Subsidiaries

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
Endologix, Inc.	100%	Nellix, Inc.	Delaware	03/20/2001	94-3398416	3359980
Endologix, Inc.	100%	CVD/RMS Acquisition Corp.	Delaware	12/13/1998	33-0928438	2955166
Endologix, Inc.	100%	RMS/Endologix Sideways Merger Corp.	Delaware	05/30/2002	03-0512974	3530477
Endologix, Inc.	100%	Endologix Singapore Private Limited	Singapore	01/13/2015	N.A.	N.A.
Endologix, Inc.	100%	ELGX International Holdings GP	Cayman Islands	07/05/2011	N.A.	N.A.
Endologix, Inc.	100%	Endologix New Zealand Co.	New Zealand	05/31/2012	N.A.	N.A.
Endologix, Inc. ELGX International Holdings GP	99% 1%	Endologix Bermuda L.P.	Bermuda	07/24/2012	N.A.	N.A.
Endologix International Holdings B.V.	100%	Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Poland	03/26/2015	N.A.	N.A.
Endologix Bermuda L.P.	100%	Endologix International Holdings B.V.	The Netherlands	08/22/2011	N.A.	N.A.
Endologix International Holdings B.V.	100%	Endologix Italia S.r.l.	Italy	06/04/2012	N.A.	N.A.
Endologix International holdings B.V.	100%	Endologix International B.V.	The Netherlands	08/22/2011	N.A.	N.A.
Endologix, Inc.	100%	TriVascular Technologies, Inc.	Delaware	07/11/2007	87-0807313	4387054
TriVascular Technologies, Inc.	100%	TriVascular, Inc.	California	01/05/1998	68-0402620	C2065374
TriVascular, Inc.	100%	TriVascular Sales, LLC	Texas	08/23/2012	46-0859179	0801644988
TriVascular, Inc.	100%	Endologix Canada, LLC	Delaware	11/25/2014	N.A.	5647226

Parent	Percentage ownership	Name of Subsidiary	Jurisdiction of Subsidiary	Date of formation of Subsidiary	Federal employer ID no. of Subsidiary	Organizational identification no. of Subsidiary
TriVascular, Inc.	100%	TriVascular Germany GmbH	Germany	05/14/2012	N.A.	N.A.
TriVascular, Inc.	100%	TriVascular Switzerland Sarl	Switzerland	04/30/2010	N.A.	N.A.
TriVascular, Inc.	100%	TriVascular Italia S.R.L.	Italy	04/08/2010	N.A.	N.A.

Schedule 3.1(w)

Borrower’s Outstanding Shares of Stock, Options and Warrants

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/Subsidiary Owner
Endologix, Inc.	170,000,000 Shares of Common Stock, $0.001 par value	19,299,228 Shares of Common Stock Issued and 19,173,845 Outstanding	Yes	N.A.
	5,000,000 Shares of Preferred Stock, $0.001 par value, 1,150,000 designated as Series DF-1 Preferred Stock	14,648.75 Shares of Series DF-1 Preferred Stock Outstanding	Yes	N.A.
Nellix, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.
CVD/RMS Acquisition Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.
RMS/Endologix Sideways Merger Corp.	100 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.
TriVascular Technologies, Inc.	1,000 Shares of Common Stock, $0.001 par value	100 Shares of Common Stock	Yes	Endologix, Inc.
ELGX International Holdings GP	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.
Endologix Bermuda, L.P.	Unspecified Number of Partnership Interests	Unspecified Number of Partnership Interests	No	Endologix, Inc.
Endologix Singapore Private Limited	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.
Endologix New Zealand Co.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix, Inc.
TriVascular, Inc.	100 Shares of Common stock, $0.01 par value	100 Shares of Common Stock	No	TriVascular Technologies, Inc.

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Certificated (Yes or No)	Loan Party/Subsidiary Owner
Endologix International Holdings B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix Bermuda, L.P.

Endologix Poland spolkda z ograniczona odpowiedzialnoscia	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix International B.V.	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

Endologix Italia S.r.l	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	Endologix International Holdings B.V.

TriVascular Sales LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

Endologix Canada, LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	No	TriVascular, Inc.

TriVascular Italia Sarl	Unspecified Number of Company Interests	Unspecified Number of Company Interests	No	TriVascular, Inc.

TriVascular Germany GmbH	Unspecified number of Company Interests	Unspecified number of Company Interests	No	TriVascular, Inc.

Options and Equity Incentive/Compensation Plans:

2015 Stock Incentive Plan: The Borrower’s 2015 Stock Incentive Plan as amended (the “2015 Plan”) authorizes the grant of equity awards to purchase up to 5.13 million shares of Common Stock. As of June 30, 2020 approximately 1.9 million shares were reserved for issuance under outstanding stock options, including stock options granted under equity compensation plans preceding the 2015 Plan, and approximately 730,000 shares were subject to unvested restricted stock awards. The outstanding stock options have exercise prices ranging from $4.71 to $175.80 and a weighted average exercise price of $10.15. There have been no material changes to the items discussed in this paragraph as of the date of the Agreement.

Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”): As of June 30, 2020, approximately 374,000 shares of Common Stock were available for issuance under the ESPP. There have been no material changes to such amount as of the date of the Agreement.

2017 Inducement Stock Incentive Plan: The Board has reserved 900,000 shares of the Borrower’s Common Stock for issuance pursuant to awards granted under the 2017 Inducement Stock Incentive Plan. As of June 30, 2020, approximately 218,000 shares of Common Stock were available for issuance under this plan. There have been no material changes to such amount as of the date of the Agreement.

Non-Plan Inducement Grants: In connection with its merger with TriVascular Technologies, Inc., on February 4, 2016 the Borrower issued non-plan inducement stock options to purchase 140,000 shares of Common Stock at an exercise price of $75.30 per share, and non-plan inducement restricted stock units for approximately 8,000 shares of Common Stock. As of June 30, 2020, there were non-plan inducement stock options outstanding to purchase approximately 14,000 shares of Common Stock of the Borrower at a weighted-average exercise price of $20.40 per share and zero outstanding non-plan inducement restricted stock units.

Warrants:

In connection with its merger with TriVascular Technologies, Inc. on February 3, 2016, the Borrower assumed unexercised out-of-the-money warrants of TriVascular Technologies, Inc., which converted into warrants to purchase 3,508 shares of Common Stock, 2,426 at an exercise price of $125.80 per share and 1,082 at an exercise price of $282.10 per share.

The Borrower has previously issued warrants to Lenders (as defined in the Prepetition Facility Agreement) to purchase an aggregate of 1,522,002 shares of Common Stock of the Borrower at an exercise price of $6.61 per share.

On April 3, 2019, the Borrower issued and sold a pre-paid warrant exercisable for the Borrower’s common stock at an exercise price of $6.61 per share to an investor, as contemplated pursuant to Equity Financing Documents (as defined in the Prepetition Facility Agreement). The exercise price for the pre-paid warrant was fully paid at issuance and is exercisable at any time until April 3, 2029, subject to satisfaction of certain equity ownership limitations as described in such warrant.

Convertible Notes:

2020 3.25% Convertible Notes; 2024 5.0% Convertible Senior Notes: On November 2, 2015, the Borrower issued $125.0 million aggregate principal amount of 3.25% Convertible Notes. Pursuant to the terms of the Prepetition Facility Agreement with Deerfield, $40.5 million of the aggregate principal amount of the 3.25% Convertible Notes was cancelled; $84.5 million aggregate principal amount of 3.25% Convertible Notes were thereafter outstanding. At the Second Amendment Effective Date (as defined in the Prepetition Facility Agreement), approximately $73.4 million of the remaining $84.5 million of 3.25% Convertible Notes was exchanged for (i) approximately $42 million of new 5.0% Voluntary Convertible Senior Notes due 2024; and $25 million of new 5.0% Mandatory Convertible Senior Notes due 2024. At the Fourth Amendment Effective Date (as defined in the Prepetition Facility Agreement), approximately $11.00 million of aggregate principal plus outstanding interest of the remaining outstanding 3.25% Convertible Notes will be exchanged for approximately $11.1 million of new 5.0% Voluntary Convertible Senior Notes due 2024.

Pursuant to the Prepetition Facility Agreement, the Borrower may issue Conversion Shares (as defined in the Prepetition Facility Agreement) pursuant to and in accordance with the terms of the Notes (as defined in the Prepetition Facility Agreement).

Other Rights to Securities of the Borrower:

In connection with its merger with Nellix, Inc. (“Nellix”), the Borrower agreed to issue shares of Common Stock to the former stockholders of Nellix upon the Borrower’s receipt of FDA approval to sell its Nellix EVAS System in the United States (the “PMA Milestone”). The number of shares of Common Stock issuable to the former stockholders of Nellix upon achievement of the PMA Milestone shall equal the quotient obtained by dividing $15.0 million by the average per share closing price of Common Stock on The Nasdaq Global Select Market for each of the 30 consecutive trading days ending with the fifth trading day immediately preceding the date of the Borrower’s receipt of FDA approval to sell its Nellix EVAS System in the United States, subject to a stock price floor of $45.00 per share, but not subject to a stock price ceiling.

Registration Rights

Amended and Restated Registration Rights Agreement dated as of August 9, 2018, as amended, by and among the Borrower, the Lenders and Agent.

Agreement and Plan of Merger and Reorganization, dated October 27, 2010, by and among the Borrower, Nepal Acquisition Corporation, Nellix, Inc., certain of Nellix, Inc.’s stockholders listed therein and Essex Woodlands Health Ventures, Inc., as representative of Nellix, Inc.’s stockholders (Section 6.12 contains registration obligation)

Schedule 3.1(x)

Material Contracts

•	Cross License Agreement dated as of October 26, 2011, by and between Borrower and Bard Peripheral Vascular, Inc.

•	Settlement Agreement, dated October 16, 2012 by and among Borrower, Cook Incorporated, Cook Group and Cook Medical, Inc.

•

Standard Industrial/Commercial Multi-Tenant Lease—Net, for 2 Musick, Irvine, California and 33 & 35 Hammond, Irvine, dated June 12, 2013, by and between Borrower and The Northwestern Mutual Life Insurance Company.

•

Lease for Santa Rosa facility for the building located at 3910 Brickway Boulevard, Santa Rosa, California as set forth in the Third Amendment to Lease, by and between Trivascular, Inc. and Sonoma Airport Properties LLC and the earlier agreements described herein.

Schedule 3.1(aa)

Environmental

None.

Schedule 3.1(cc)

Labor Relations

None.

Schedule 3.1(dd)

Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office

Loan Party	Jurisdiction of organization	All other jurisdictions of organization of Loan Party for 5 years preceding the Agreement Date	Legal name	All other legal names of Loan Party for 5 years preceding the Agreement Date	Organizational identification no.	Location of chief executive office or sole place of business: other offices or facilities

Endologix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	2338745	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

Endologix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	2338745	33 and 35 Hammond, Irvine, County of Orange, California 92618 U.S.A.

Nellix, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	3359980	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

CVD/RMS Acquisition Corp.	Delaware	N.A.	Same as loan party name at left	N.A.	2955166	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

TriVascular Technologies, Inc.	Delaware	N.A.	Same as loan party name at left	N.A.	4387054	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

TriVascular, Inc.	California	N.A.	Same as loan party name at left	N.A.	C2065374	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

Endologix Canada, LLC	Delaware	N.A.	Same as loan party name at left	Trivascular Canada LLC	5647226	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

RMS/Endologix Sideways Merger Corp.	Delaware	N.A.	Same as loan party name at left	N.A.	3530477	2 Musick, Irvine, County of Orange, California 92618 U.S.A.

Trivascular Sales LLC	Texas	N.A.	Same as loan party name at left	N.A.	801644988	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A

S&C Draft of July 5, 2020

CONFIDENTIAL

Schedule 3.1(ee)

Inventory Location

The following are all of the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, maintains Inventory and Equipment:

Complete Address	Loan Party/Subsidiary

2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Endologix, Inc.

33 & 35 Hammond, Irvine, County of Orange, CA 92618 U.S.A	Endologix, Inc.

3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	TriVascular Technologies, Inc. TriVascular, Inc.

6 Raffles Quay #16-01 Singapore 048580	Endologix Singapore Private Limited

Europalaan 30, 5r232 BC, ‘s-Hertogenbosch, The Netherlands	Endologix International Holdings B.V.

Rahmannstraße 11, 65760 Eschborn, Germany	Endologix International B.V.

The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of the Loan Parties’ Inventory or the Inventory of any of the Loan Parties’ Subsidiaries:

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/ Subsidiary
UPS

378 Commercial Street, Malden, MA 02148

165 Chubb Avenue, Lyndhurst, NJ 07071

1130 Commerce Blvd, Swedesboro, NJ 08085

2250 Outerloop Drive, Louisville, KY 40219

205 Kelsey Lane, Suite D, Tampa, FL 33619

2850 South Roosevelt Street, Ste 103, Tempe, AZ 85282 AZ 85282

Endologix, Inc.

Rhenus	Doctor Paul Janssenweg 150, 5026 RH Tilburg, The Netherlands	Endologix International Holdings B.V.

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/ Subsidiary
STOK UK Limited	One Fleet Place, London EC4M 7Ws	Endologix International B.V.

Flexential	3330 E Lone Mountain Road, North Las Vegas, NV 89081	Endologix, Inc.

In addition to the foregoing:

•

In the Ordinary Course of Business, the Loan Party or any of the Loan Parties Subsidiaries’ sales representatives hold Trunk Inventory in their possession for sales calls and procedures, which Trunk Inventory is not held at a specific location or locations.

•	Certain Inventory of the Loan Party or any of the Loan Parties’ Subsidiaries is held by numerous third parties on a consignment basis at various locations.

EX. A

Schedule 3.1 (ddd)

Stock of the Subsidiaries of the Loan Parties

See above Schedule 3.1(w).

EX. A

Schedule 4.1(i)

Initial Approved Budget

[To Come]

EX. A

Schedule 5.1(q)

Other Loan Documents to Be Form 8-K Exhibits

Each of the following agreements, instruments and documents, including the schedules, exhibits and annexes thereto:

•	the Agreement

•	the Notes;

•	the Security Agreement;

•	the Intercompany Subordination Agreement;

•	the Intercreditor Agreement;

•	the Reaffirmation Agreement;

•	the Warrants;

•	the Registration Rights Agreement;

•	the Patent Security Agreement; and

•	the Trademark Security Agreement.

EX. A

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

_______________, 20__

Deerfield Private Design Fund IV, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, New York 10017

Ladies and Gentlemen:

The undersigned, ENDOLOGIX, INC., a Delaware corporation (“Borrower”) pursuant to Section 5.1(h) [and Section 5.1(w)]1 of the Secured Priming Delayed Draw Term Loan Debtor-in-Possession Credit Agreement dated as of [____], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”) between Borrower, the other Loan Parties, Deerfield Private Design Fund IV, L.P. (in its capacity as agent for the Secured Parties, the “Agent”) and the “Lenders” from time to time party thereto, hereby delivers this Compliance Certificate (this “Compliance Certificate”). Capitalized terms used but not otherwise defined herein are used herein as defined in the DIP Credit Agreement.

[Borrower hereby certifies and warrants to Agent and the Lenders that attached hereto as Annex I is a true, correct and complete copy of its [10-Q][10-K] filing (the “Report”) made with the United States Securities and Exchange Commission (the “SEC”). The Report complies in all material respects with the applicable requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the Report comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, consistently applied [(subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures)],2 and fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as of the dates hereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented [(subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures)]3.]4 [Borrower hereby certifies and warrants to Agent and the Lenders that attached hereto as Annex I is a true, correct and complete copy of the financial statements and any other materials required under Section 5.1(w) of the DIP Credit Agreement (the “Statements”). The Statements fairly present in

[1]	The bracketed portion shall only be included during such periods in which the Borrower is not required to file reports pursuant Section 13 or 15(d) of the Exchange Act.
[2]	The bracketed information shall only be included with a 10-Q filing, but not with a 10-K filing.
[3]	The bracketed information shall only be included with a 10-Q filing, but not with a 10-K filing.
[4]	The bracketed portion shall only be included during such periods in which the Borrower is required to file reports pursuant Section 13 or 15(d) of the Exchange Act.

EX. A

all material respects the financial position and condition and results of operations, cash flows and changes in stockholders equity of Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior periods.]5

Borrower further certifies to Agent and the Lenders that as of the date hereof no Default or Event of Default, has occurred and is continuing or, if such a Default, Event of Default or event of default has occurred and is continuing, set forth below is a description of the nature and period of existence of such Default, Event of Default or event of default and what action Borrower has taken, is undertaking and proposes to take with respect thereto.

[Signature follows on next page.]

[5]	The bracketed portion shall only be included during such periods in which the Borrower is not required to file reports pursuant Section 13 or 15(d) of the Exchange Act.

EX. A

IN WITNESS WHEREOF, Borrower has caused this Compliance Certificate to be executed and delivered by its Responsible Officer on the date first set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:

Name:

Title:

EX. A

ANNEX I

TO

COMPLIANCE CERTIFICATE

[See Attached]

EXHIBIT B

INTERIM ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re: TRIVASCULAR SALES LLC, et al.,[6] Debtors.	§ § § § § §	Chapter 11 Case No. 20-[●] (●) (Jointly Administered)

INTERIM ORDER PURSUANT TO SECTIONS 105, 361, 362, 363, 364

AND 507 OF THE BANKRUPTCY CODE AND RULES 2002, 4001, 6004

AND 9014 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

(I) AUTHORIZING THE DEBTORS TO (A) USE CASH COLLATERAL AND

(B) OBTAIN SENIOR SECURED SUPERPRIORITY POSTPETITION FINANCING

AND GRANT LIENS AND SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS,

(II) PROVIDING ADEQUATE PROTECTION, (III) SCHEDULING A FINAL

HEARING, AND (IV) GRANTING RELATED RELIEF

[Re: Docket No. ___]

Upon the motion, dated July 5, 2020 (the “ Motion”)7, of the above-captioned debtors (collectively, the “Debtors”), including Debtor Endologix, Inc. (“Endologix” or the “DIP Borrower”), for the entry of an order (this “Interim DIP Order”), pursuant to sections 105, 361, 362, 363, 364 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6004 and 9014 of the Federal Rules of Bankruptcy

[6]

Debtors in these chapter 11 cases, along with the last four digits of each Debtors’ federal tax identification number, are: TriVascular Sales LLC (9179), Endologix, Inc. (8265), CVD/RMS Acquisition Corp. (8438), TriVascular Technologies, Inc. (7313), RMS/Endologix Sideways Merger Corp. (2974), Nellix, Inc. (8416), TriVascular, Inc. (2620), and Endologix Canada, LLC (2872). The corporate headquarters and the mailing address for the Debtors listed above is 2 Musick, Irvine, California 92618.

[7]

Capitalized terms used but not otherwise defined in this Interim DIP Order shall have the meanings ascribed to such terms further below, in the DIP Credit Agreement (as defined below) or the Motion, as applicable.

10

Procedure (as amended, the “Bankruptcy Rules”), and Rules 2002-1, 9013-1, Appendix E and Appendix H of the Local Bankruptcy Rules of the United States Bankruptcy Court for the Northern District of Texas (the “Local Rules”), (I) authorizing the Debtors to (a) use Cash Collateral (as defined below), and (b) obtain senior secured superpriority postpetition financing and grant liens and superpriority administrative expense claims, (II) providing adequate protection to the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (each as defined below), (III) scheduling interim and final hearings, and (IV) granting related relief. The Debtors seek, among other things, the following relief:

(i) the Court’s authorization for the DIP Borrower to obtain, and for each subsidiary of the DIP Borrower that is a Guarantor (as defined in the DIP Loan Documents (as defined below)) (the “DIP Guarantors” and, together with the DIP Borrower, the “DIP Loan Parties”) to guarantee, unconditionally, on a joint and several basis, senior, secured, superpriority, priming, debtor-in-possession financing consisting of a term loan credit facility in an aggregate principal amount of up to $130,800,000, consisting of a $30,800,000 new money loan (the “New Money Loan”) and, upon entry of the Final DIP Order (as defined below), a $100,000,000 “roll-up” term loan (the “Roll-Up Loan”) (the “DIP Facility” and the term loans thereunder, the “DIP Loans”), to be funded by the Prepetition First Lien Term Loan Lenders (as defined below) who have committed to provide the DIP Loans, on the terms and in the amounts set forth in the DIP Loan Documents;

(ii) the Court’s authorization, upon entry of the Final DIP Order, for the Roll-Up Loan to refund, refinance, replace and repay $100,000,000 of the Prepetition First Lien Term Loan Secured Obligations (as defined below), representing a portion (but not all) of the Prepetition First Lien Term Loan Secured Obligations, which refunding, refinancing, replacement and

11

repayment may be effectuated by converting or rolling over on a cashless basis each DIP Lender’s Prepetition First Lien Term Loan Secured Obligations into DIP Loans on a dollar for dollar basis in an aggregate amount up to such DIP Lender’s Prepetition First Lien Term Loan Secured Obligations and deeming them made thereunder;

(iii) the Court’s authorization for the Debtors, subject to satisfaction (or waiver) of all applicable conditions precedent under the DIP Loan Documents in accordance therewith, to (A) incur DIP Loans in an aggregate principal amount of up to $130,800,000 which shall be made available pursuant to (i) two drawings to be made (1) in an aggregate amount equal to $10,000,000 (the “Initial Borrowing Amount”) no later than the second Business Day (as defined in the DIP Credit Agreement) following entry of the Interim DIP Order and (2) in an aggregate amount up to $20,800,000 (the “Final Borrowing Amount”) within five (5) Business Days following notice of the requested borrowing from the DIP Borrower following the later of (x) the entry of the Final DIP Order by the Bankruptcy Court and (y) September 1, 2020 and (ii) upon entry of the Final DIP Order in a deemed refunding, refinancing, replacement and repayment of a portion of the Prepetition First Lien Term Loan Secured Obligations in an aggregate amount equal to $100,000,000, pursuant to the Roll-Up Loan, and (B) thereafter until the Termination Date, to continue to use the DIP Loans incurred; in each case, pursuant to the terms and conditions set forth herein, in the DIP Credit Agreement (as defined below) and the other DIP Loan Documents (as defined below);

(iv) the Court’s authorization for the Debtors to enter into, execute and deliver documentation evidencing the DIP Facility, including, without limitation, the Secured Priming Delayed Draw Term Loan Debtor-in-Possession Credit Agreement, among the DIP Loan Parties, Deerfield Private Design Fund IV, L.P., as agent (in such capacity, the “DIP Agent”), and the

12

financial institutions from time to time party thereto as lenders (the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”), in the form attached hereto as Exhibit 1 (the “DIP Credit Agreement” and, collectively with this Interim DIP Order, the Final DIP Order, and all other agreements, documents and instruments delivered or executed in connection therewith, including, any fee arrangements or agreements, the Approved Budget (as defined below), and all other Loan Documents (as defined in the DIP Credit Agreement), in each case as hereafter amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, collectively, the “DIP Loan Documents”), in each case, to which they are a party, and to perform such other and further acts as may be necessary or appropriate in connection therewith;

(v) the Court’s authorization for the Debtors to use proceeds of the DIP Facility to, among other things, (A) subject to and in accordance with the Approved Budget (subject to any Permitted Variance), pay certain costs, fees and expenses related to the above-captioned chapter 11 cases (the “Chapter 11 Cases”), (B) make certain adequate protection payments, (C) pay fees, interest, payments, costs and expenses associated with the DIP Facility, including an upfront fee payable to the DIP Lenders in an amount equal to 2.0% of the aggregate principal amount of the funded DIP Loans, which will be earned and payable on the date of each borrowing under the DIP Facility, and all other fees, costs and expenses incurred by the DIP Agent and/or the DIP Lenders (including, without limitation, the reasonable fees and expenses of their legal counsel and financial and other advisors and consultants as provided herein and in the other DIP Loan Documents), (D) fund the working capital needs, capital improvements and expenditures of the Debtors during the Chapter 11 Cases, subject to and in accordance with the proposed budget prepared by the Debtors and annexed hereto as Exhibit 2 (as delivered, updated and approved by the requisite DIP Secured

13

Parties from time to time pursuant to and in accordance with the terms of the DIP Credit Agreement, the “Approved Budget”), including the Permitted Variance (as defined in the DIP Credit Agreement), and as otherwise provided herein and in the other DIP Loan Documents and (E) subject to entry of the Final DIP Order, to refund, refinance, replace and repay the Prepetition First Lien Term Loan Secured Obligations (as defined below) pursuant to the Roll-Up Loan, in each case as provided in this Interim DIP Order and in the other DIP Loan Documents;

(vi) the granting by the Court to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, in respect of the DIP Obligations (as defined below), subject in each case to the Carve-Out (as defined below), of (x) allowed superpriority administrative claim status pursuant to section 364(c)(1) of the Bankruptcy Code and (y) pursuant to sections 364(c)(2), (3) and (d)(1) of the Bankruptcy Code valid, enforceable, non-avoidable and automatically and fully perfected first priority priming liens on, and security interests in the DIP Collateral (as defined below), in each case as and to the extent set forth more fully below;

(vii) the Court’s authorization for the Debtors to use “cash collateral” as such term is defined in section 363 of the Bankruptcy Code (the “Cash Collateral”) in which the Prepetition First Lien Term Loan Secured Parties (as defined below) and the Prepetition First Lien ABL Secured Parties (as defined below) have an interest;

(viii) the granting by the Court, as of the Petition Date (as defined below), of adequate protection for the benefit of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, including, the Adequate Protection Superpriority Claims (as defined below) and Adequate Protection Liens (as defined below), in each case, to the extent of and as compensation for any Diminution in Value (as defined below) and subject to the Carve-Out, and the payment of all reasonable and documented out-of-pocket fees and expenses of

14

the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (including reasonable fees and expenses of their legal counsel and financial and other advisors and consultants), in each case as set forth more fully below;

(ix) the Court’s modification or waiver of the automatic stay imposed by section 362 of the Bankruptcy Code and any other applicable stay (including under Bankruptcy Rules 6004 and 6006) to the extent necessary to implement and effectuate the terms and provisions of the DIP Facility, this Interim DIP Order and the other DIP Loan Documents and to provide for the immediate effectiveness of this Interim DIP Order;

(x) subject to and effective only upon the entry of a Final DIP Order granting such relief, (a) the waiver by the Debtors of any right to surcharge against the DIP Collateral, Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral (each as defined below), including pursuant to section 506(c) of the Bankruptcy Code or otherwise, (b) providing that the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are not subject to the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code, and (c) providing that the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are not subject to the equitable doctrine of “marshaling,” or any other similar doctrine with respect to the DIP Collateral, the Prepetition First Lien Term Loan Collateral or the Prepetition First Lien ABL Collateral;

(xi) the scheduling by the Court of an interim hearing (the “Interim Hearing”) to consider entry of this Interim DIP Order;

(xii) the scheduling by the Court of a final hearing (the “Final Hearing”) to consider entry of an order (in form and substance acceptable to the DIP Agent and the Required

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Lenders (as defined in the DIP Credit Agreement), the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”) granting the relief requested in the Motion on a final basis and approving the form of notice with respect to the Final Hearing and the transactions contemplated by the Motion; and

(xiii) the granting of related relief.

The Court having considered the Motion, the terms of the DIP Facility and the DIP Loan Documents, the First Day Declaration, and the evidence submitted at the hearing held before this Court at the Interim Hearing; and in accordance with Bankruptcy Rules 2002, 4001, 6004, and 9014 and Local Rules 2002-1 and 4001-1, due and proper notice of the Motion and the Interim Hearing having been given under the circumstances; and it appearing that no other or further notice need be provided; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and is otherwise fair and reasonable and in the best interests of the Debtors, their creditors, their estates, and all other parties-in-interest; and is essential for the continued operation of the Debtors’ businesses; and all objections, if any, to the entry of this Interim DIP Order having been withdrawn, resolved or overruled by the Court on the merits; and upon all of the proceedings had before this Court; after due deliberation and consideration, and for good and sufficient cause appearing therefor:

THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW: 8

A. Petition Date. On July 5, 2020 (the “Petition Date”), the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for

[8]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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the Northern District of Texas (the “Court”). The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

B. Jurisdiction and Venue. The Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§157 and 1334. This matter is a core proceeding under 28 U.S.C. §157(b). Venue of these Chapter 11 Cases and the Motion is proper in this District pursuant to 28 U.S.C. §§1408 and 1409.

C. Committee Formation. As of the date hereof, no official committee of unsecured creditors under section 1102 of the Bankruptcy Code (the “Committee”) or any other statutory committee has been appointed in these Chapter 11 Cases.

D. Notice. The Debtors have represented that notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, by telecopy, email, overnight courier and/or hand delivery, to: (a) the Office of the United States Trustee for the Northern District of Texas (the “U.S. Trustee”); (b) the Office of the Attorney General of the states in which the Debtors operate; (c) the Debtors’ twenty largest unsecured creditors on a consolidated basis; (d) counsel to the DIP Lenders; (e) the Prepetition First Lien ABL Agent (as defined below), (f) Wilmington Trust, National Association, (g) the Internal Revenue Service; (h) the Securities and Exchange Commission; (i) the Food and Drug Administration; (j) any party that has requested notice pursuant to Bankruptcy Rule 2002; and (k) any other party-in-interest entitled to notice of the Motion (collectively, the “Notice Parties”). The Debtors have made reasonable efforts to afford

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the best notice possible under the circumstances and such notice is good and sufficient to permit the interim relief set forth in this Interim DIP Order.

E. Prepetition Indebtedness.

(i) Prepetition First Lien Term Loan Facility.

(a) Endologix, as borrower, certain of Endologix’s direct and indirect subsidiaries, as guarantors (the “Guarantors”), Deerfield Private Design Fund IV, L.P., as agent (in such capacity, the “Prepetition First Lien Term Loan Agent”), and the lenders from time to time party thereto (the “Prepetition First Lien Term Loan Lenders” and, together with the Prepetition First Lien Term Loan Agent and the other Secured Parties (as defined in the Prepetition First Lien Term Loan Credit Agreement), the “Prepetition First Lien Term Loan Secured Parties”) are parties to that certain Amended and Restated Facility Agreement, dated as of August 9, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien Term Loan Credit Agreement” and, together with the other Loan Documents (as defined in the Prepetition First Lien Term Loan Credit Agreement), the “Prepetition First Lien Term Loan Documents”), which provided for a term loan credit facility in the aggregate principal amount of $160,500,000 (the “Prepetition First Lien Term Loan Facility” and the term loans granted thereunder, the “Prepetition First Lien Term Loans”).

(b) Pursuant to the Prepetition First Lien Term Loan Documents, the Prepetition First Lien Term Loan Secured Parties were granted first priority liens on, and security interests in, the Collateral (as defined in the Prepetition First Lien Term Loan Credit Agreement) (the “Prepetition First Lien Term Loan Collateral” and the liens and security interests granted on the Prepetition First Lien Term Loan Collateral under the

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Prepetition First Lien Term Loan Documents, the “Prepetition Term Loan First Liens”), subject only to certain Permitted Liens (as defined in the Prepetition First Lien Term Loan Credit Agreement).

(c) Pursuant to and in accordance with the Prepetition First Lien Term Loan Documents, each of the Guarantors provided to the Prepetition First Lien Term Loan Secured Parties an unconditional joint and several guaranty of the Prepetition First Lien Term Loan Secured Obligations (as defined below), which guaranty is in each case secured by the Prepetition First Lien Term Loan Collateral.

(ii) Prepetition ABL Credit Facility.

(a) Endologix, as borrower, certain of Endologix’s direct and indirect subsidiaries, as guarantors (the “ABL Guarantors”), Deerfield ELGX Revolver, LLC., as agent (in such capacity, the “Prepetition First Lien ABL Agent”), and the lenders from time to time party thereto (the “Prepetition First Lien ABL Lenders” and, together with the Prepetition First Lien ABL Agent and the other Secured Parties (as defined in the Prepetition First Lien ABL Credit Agreement), the “Prepetition First Lien ABL Secured Parties”) are parties to that certain Credit Agreement, dated as of August 9, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien ABL Credit Agreement” and, together with the other Loan Documents (as defined in the Prepetition First Lien ABL Credit Agreement), the “Prepetition First Lien ABL Documents”), which provided for a revolving credit facility in the aggregate principal amount of $40,000,000 (subject to increase upon the satisfaction of certain conditions set forth therein) (the “Prepetition First Lien ABL Facility”).

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(b) Pursuant to the Prepetition First Lien ABL Documents, the Prepetition First Lien ABL Secured Parties were granted first priority liens on, and security interests in, the Collateral (as defined in the Prepetition First Lien ABL Credit Agreement) (the “Prepetition First Lien ABL Collateral” and the liens and security interests granted on the Prepetition First Lien ABL Collateral under the Prepetition First Lien ABL Documents, the “Prepetition ABL First Liens” and together with the Prepetition Term Loan First Liens, the “Prepetition First Liens”), subject only to certain Permitted Liens (as defined in the Prepetition First Lien ABL Credit Agreement).

(c) Pursuant to and in accordance with the Prepetition First Lien ABL Documents, each of the ABL Guarantors provided to the Prepetition First Lien ABL Secured Parties an unconditional joint and several guaranty of the obligations under the Prepetition First Lien ABL Documents, which guaranty is in each case secured by the Prepetition First Lien ABL Collateral.

(iii) After good faith, arm’s length negotiations, (i) Endologix, (ii) certain of its affiliates, (iii) the Prepetition First Lien Term Loan Secured Parties and (iv) the Prepetition First Lien ABL Secured Parties entered into that certain Restructuring Support Agreement, dated as of July 5, 2020 (as may be amended, supplemented, amended and restated, or modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”), in which the parties thereto agreed, inter alia, to engage in certain restructuring transactions, as set forth in the Restructuring Support Agreement and the Restructuring Term Sheet (as defined in the Restructuring Support Agreement), to be effected pursuant to an Acceptable Plan (as defined in the DIP Credit Agreement).

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F. Stipulations as to Prepetition Secured Obligations. Without prejudice to the rights of the Committee, if any, and parties-in-interest as, and to the extent, set forth in paragraph 8 herein, the Debtors, on behalf of their estates, and the other DIP Loan Parties (if any) admit, stipulate, acknowledge and agree as follows:

(i) Prepetition First Lien Term Loan Secured Obligations.

(a) As of the Petition Date, the DIP Loan Parties who are party to the Prepetition First Lien Term Loan Documents were justly and lawfully indebted and liable to the Prepetition First Lien Term Loan Secured Parties under the Prepetition First Lien Term Loan Documents, without defense, challenge, objection, claim, counterclaim or offset of any kind, (1) in the aggregate principal amount of not less than $178,373,464,9 plus accrued but unpaid interest, fees and expenses plus (2) any other amounts incurred or accrued but unpaid prior to the Petition Date under the Prepetition First Lien Term Loan Facility pursuant to and in accordance with the terms of, the Prepetition First Lien Term Loan Documents (collectively, such indebtedness, together with accrued and unpaid interest thereon, and fees, expenses, and other Obligations under (and as defined in) the Prepetition First Lien Term Loan Credit Agreement and the other Prepetition First Lien Term Loan Documents, including any attorneys’, accountants’, consultants’, appraisers’ and financial and other advisors’ and consultants’ fees that are chargeable or reimbursable under the Prepetition First Lien Term Loan Documents the “Prepetition First Lien Term Loan Secured Obligations”), which Prepetition First Lien Term Loan Secured Obligations are guaranteed on a joint and several basis by all of the Guarantors.

[9]	Note to Draft: July 1, 2020 interest payment was capitalized in connection with forbearance.

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(b) (1) The Prepetition First Lien Term Loan Documents and the Prepetition First Lien Term Loan Secured Obligations are legal, valid, binding, and enforceable against the DIP Loan Parties in accordance with the terms of the Prepetition First Lien Term Loan Documents, and (2) no portion of the Prepetition First Lien Term Loan Secured Obligations or any payments made to the Prepetition First Lien Term Loan Secured Parties or applied to or paid on account of any Prepetition First Lien Term Loan Secured Obligations prior to the Petition Date shall be subject to any contest, attack, rejection, recovery, recoupment, defense, counterclaim, offset, subordination (whether equitable, contractual or otherwise), recharacterization, avoidance, effect, reduction, disallowance, cross-claims, impairment, disgorgement or other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, or applicable non-bankruptcy law.

(ii) Prepetition First Lien ABL Secured Obligations.

(a) As of the Petition Date, there were no loans outstanding under the Prepetition First Lien ABL Documents and the DIP Loan Parties who are party to the Prepetition First Lien ABL Documents were justly and lawfully indebted and liable to the Prepetition First Lien ABL Secured Parties under the Prepetition First Lien ABL Documents, without defense, challenge, objection, claim, counterclaim or offset of any kind, on account of accrued fees and expense reimbursement obligations and any other amounts incurred or accrued but unpaid prior to the Petition Date under the Prepetition First Lien ABL Facility pursuant to and in accordance with the terms of, the Prepetition First Lien ABL Documents (collectively, such indebtedness, together with accrued and unpaid interest thereon, and fees, expenses, and other Obligations under (and as defined

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in) the Prepetition First Lien ABL Credit Agreement and the other the Prepetition First Lien ABL Documents, including any attorneys’, accountants’, consultants’, appraisers’ and financial and other advisors’ and consultants’ fees that are chargeable or reimbursable under the Prepetition First Lien ABL Documents (the “Prepetition First Lien ABL Secured Obligations”), which Prepetition First Lien ABL Secured Obligations are guaranteed on a joint and several basis by all of the ABL Guarantors.

(b) (1) The Prepetition First Lien ABL Documents and the Prepetition First Lien ABL Secured Obligations are legal, valid, binding, and enforceable against the DIP Loan Parties in accordance with the terms of the Prepetition First Lien ABL Documents, and (2) no portion of the Prepetition First Lien ABL Secured Obligations or any payments made to the Prepetition First Lien ABL Secured Parties or applied to or paid on account of any Prepetition First Lien ABL Secured Obligations prior to the Petition Date shall be subject to any contest, attack, rejection, recovery, recoupment, defense, counterclaim, offset, subordination (whether equitable, contractual or otherwise), recharacterization, avoidance, effect, reduction, disallowance, cross-claims, impairment, disgorgement or other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, or applicable non-bankruptcy law.

(iii) Enforceability, etc. of Prepetition First Liens. The Prepetition First Liens granted to or for the benefit of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, pursuant to and in connection with the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents, as security for the Prepetition First Lien Term Loan Secured Obligations and the Prepetition First Lien ABL Secured Obligations, have been properly recorded and perfected under applicable non-bankruptcy

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law, and are (1) legal, valid, binding, properly perfected, enforceable, non-avoidable first-priority liens and security interests in the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and commitments and other financial accommodations secured thereby, (2) not subject to avoidance, recharacterization, subordination (whether equitable, contractual or otherwise), recovery, attack, effect, recoupment, rejection, reduction, setoff, disallowance, impairment, counterclaim, cross-claim, defense, or claim under the Bankruptcy Code or applicable non-bankruptcy law, and (3) as of the Petition Date, and without giving effect to this Interim DIP Order, senior in priority over any and all other liens on the Collateral (other than any Senior Third Party Liens (as defined below).

(iv) Indemnity. The Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties and the DIP Secured Parties have acted in good faith, and without negligence, misconduct or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting or obtaining requisite approvals of the DIP Facility and the use of Cash Collateral, including in respect of the granting of the DIP Liens (as defined below) and the Adequate Protection Liens, and any of the other rights, remedies, privileges, benefits and protections granted hereunder or pursuant to any other DIP Loan Document, any challenges or objections to the DIP Facility or the use of Cash Collateral, and all documents related to and all transactions contemplated by the foregoing. Accordingly, the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties and the DIP Secured Parties shall be and hereby are indemnified and held harmless by the Debtors in respect of any claim or liability incurred in respect thereof or in any way related thereto, except for claims relating to gross negligence and willful misconduct as determined by a

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court of competent jurisdiction in a final and non-appealable judgment. No exception or defense in contract, law or equity exists as of the date of the Interim DIP Order, to any obligation set forth, as the case may be, in this paragraph F, in the DIP Loan Documents, in the Prepetition First Lien Term Loan Documents or in the Prepetition First Lien ABL Documents to indemnify and/or hold harmless the DIP Agent, any other DIP Secured Party, any Prepetition First Lien Term Loan Secured Party or any Prepetition First Lien ABL Secured Party, as the case may be, and any such defenses are hereby waived (other than, with respect to the Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent, any Claims, liabilities or defenses arising out of or relating to any action taken or omitted to be taken by the Prepetition First Lien Term Loan Agent or the Prepetition First Lien ABL Agent that may be asserted by the Debtors or any other party-in-interest to have constituted gross negligence or willful misconduct (the “Preserved Actions”).

(v) No Control. None of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties control the Debtors or their properties or operations, have authority to determine the manner in which any Debtors’ operations are conducted, or are control persons or insiders of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from the DIP Facility, the DIP Loan Documents, the Prepetition First Lien Term Loan Documents and/or the Prepetition First Lien ABL Documents.

(vi) No Claims, Causes of Action. As of the date hereof, the Debtors and their estates hold no (and hereby waive, discharge and release any) Claims (as defined in the Bankruptcy Code), counterclaims, causes of action, defenses or setoff rights of any kind (other than any Preserved Actions), and forever and irrevocably waive, discharge and release any right they may have to (i) challenge the validity, enforceability, priority, security, perfection and non-avoidability with

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respect to, in connection with, related to, or arising from the Prepetition First Lien Term Loan Documents, the Prepetition First Lien ABL Documents or the DIP Loan Documents against any of the Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent, any other Prepetition First Lien Term Loan Secured Party, any other Prepetition First Lien ABL Secured Party, the DIP Agent or any other DIP Secured Party and (ii) assert any and Claims or causes of action offsets, counterclaims, set off rights, objections, challenges, choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations, costs, expenses, judgments or defenses against any of the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties and each of their respective former, current or future officers, directors, equity holders, members, partners, subsidiaries, affiliates, funds, managers, managing members, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives, whether arising at law or in equity, including (without limitation) any claims arising from actions relating to any aspect of the relationship between any of the Prepetition First Lien Secured Parties or the Prepetition First Lien ABL Secured Parties and any of the Debtors, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, in each case, arising out of, based upon or related to the Prepetition First Lien Term Loan Documents, the Prepetition First Lien ABL Documents, the Prepetition First Liens, the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations, the Debtors’ attempts to restructure the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations, any of the Debtors’ other long-term indebtedness, consenting to the terms of this Interim DIP Order and the use of Cash Collateral

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hereunder, or any and all Claims and causes of action arising under the Bankruptcy Code, as applicable..

G. Findings Regarding Postpetition Financing

(i) Immediate Need for Postpetition Financing and Use of Cash Collateral. The Debtors have requested immediate entry of this Interim DIP Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2). Good and sufficient cause has been shown for entry of this Interim DIP Order. An immediate need exists for the Debtors to obtain funds and liquidity in order to continue operations, to satisfy in full the costs and expenses of administering the Chapter 11 Cases, to preserve the value of their businesses and estates, and to consummate the transactions contemplated by the Restructuring Support Agreement. The ability of the Debtors to finance their operations, to preserve and maintain the value of the Debtors’ assets, and to maximize the return for all creditors as proposed pursuant to the Restructuring Transactions contemplated by (and as defined in) the Restructuring Support Agreement, requires the immediate availability of the DIP Facility and the use of the Cash Collateral. In the absence of the immediate availability of such funds and liquidity in accordance with the terms hereof, the continued operation of the Debtors’ businesses would not be possible and serious and irreparable harm to the Debtors and their estates and creditors would occur. Thus, the ability of the Debtors to preserve and maintain the value of their assets and maximize the return for creditors requires the availability of working capital from the DIP Facility and the use of Cash Collateral. Accordingly, sufficient cause exists for the entry of this Interim DIP Order.

(ii) No Credit Available on More Favorable Terms. The DIP Lenders have agreed to extend credit solely on the terms set forth in this Interim DIP Order and the

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other DIP Loan Documents. The Debtors have been unable to obtain on more favorable terms and conditions than those provided in this Interim DIP Order and the other DIP Loan Documents (a) adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense, (b) credit for money borrowed with priority over any or all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, (c) credit for money borrowed secured by a lien on property of the estate that is not otherwise subject to a lien, or (d) credit for money borrowed secured by a junior lien on property of the estate which is subject to a lien. The Debtors are unable to obtain credit for borrowed money without granting the DIP Liens and the DIP Superpriority Claims (as defined below) to (or for the benefit of) the DIP Secured Parties.

(iii) Use of Cash Collateral and Proceeds of the DIP Facility, DIP Collateral and Prepetition First Lien Collateral. All Cash Collateral, all proceeds of the DIP Collateral, including proceeds realized from a sale or disposition thereof, or from payment thereon, and all proceeds of the DIP Facility (net of any amounts used to pay fees, costs and expenses payable under this Interim DIP Order or the Final DIP Order) shall be used and/or applied by the Debtors, in accordance with the Approved Budget (subject to the Permitted Variance), this Interim DIP Order and the other DIP Loan Documents: (a) for the payment of the allowed administrative costs and expenses of the Chapter 11 Cases (including the Carve-Out), (b) to make adequate protection payments; (c) for the payment of certain payments pursuant to the First Day Orders (as defined in the DIP Credit Agreement), (d) for the payment of current interest and fees due to the DIP Agent and the DIP Lenders (including, without limitation, an upfront fee payable to

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the DIP Lenders in an amount equal to 2.0% of the aggregate principal amount of the funded DIP Loans, which will be earned and payable on the date of each borrowing under the DIP Facility, and all other reasonable fees and expenses of their legal counsel and financial and other advisors and consultants as provided herein, pursuant to the terms of the DIP Credit Agreement, (e) for working capital needs, capital improvements and expenditures of the Debtors during the Chapter 11 Cases, and, (f) subject to entry of the Final DIP Order, to refund, refinance, replace and repay the Prepetition First Lien Term Loan Secured Obligations (as defined below) pursuant to the Roll-Up Loan.

(iv) Extension of Financing. The DIP Secured Parties have indicated a willingness to provide financing to the DIP Loan Parties in accordance with the DIP Credit Agreement (including the Approved Budget, subject to any Permitted Variance) and the other DIP Loan Documents (including the conditions precedent set forth therein) and subject to (i) the entry of this Interim DIP Order and the Final DIP Order, (ii) satisfaction of the closing conditions set forth in the DIP Loan Documents, and (iii) findings by this Court that such financing is essential to the Debtors’ estates (and the continued operation of the DIP Loan Parties), that the DIP Secured Parties are good faith financiers, and that the DIP Secured Parties’ claims, superpriority claims, security interests and liens, and other protections granted pursuant to this Interim DIP Order (and the Final DIP Order) and the other DIP Loan Documents (including the DIP Superpriority Claims and the DIP Liens) will not be affected by any subsequent reversal, modification, vacatur or amendment of, as the case may be, this Interim DIP Order, the Final DIP Order or any other order, as provided in section 364(e) of the Bankruptcy Code.

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H. Relief Essential; Best Interest. The relief requested in the Motion (and provided in this Interim DIP Order) is necessary, essential and appropriate for the continued operation of the DIP Loan Parties’ businesses and the management and preservation of their assets and property. It is in the best interest of the Debtors’ estates that the DIP Loan Parties be allowed to enter into the DIP Facility and incur the DIP Obligations as contemplated herein, grant the liens and claims contemplated herein and under the DIP Loan Documents to the DIP Secured Parties, and use the DIP Collateral, including the Cash Collateral, as contemplated herein.

I. Good Cause. Good cause has been shown for entry of this Interim DIP Order.

J. Adequate Protection for the Prepetition First Lien Term Loan Secured Parties and Prepetition First Lien ABL Secured Parties. The Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties have negotiated in good faith regarding the Debtors’ use of the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral (including the Cash Collateral) to fund the administration of the Debtors’ estates and continued operation of the DIP Loan Parties’ businesses, in accordance with the terms hereof and the other DIP Loan Documents. The Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties have agreed to permit the Debtors to use the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral, including the Cash Collateral, in accordance with the terms hereof and in the other DIP Loan Documents, including the Approved Budget (subject to the Permitted Variance) during the Interim Period, subject to the terms and conditions set forth herein, including the protections afforded parties acting in “good faith” under section 363(m) of the Bankruptcy Code. The Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are entitled to the adequate protection as and to the extent set forth herein pursuant to sections 361, 362 and 363 of the Bankruptcy Code. Based on the Motion and on the record presented to the Court at the Interim Hearing, the terms of the proposed adequate protection arrangements and of the use of the Prepetition First Lien Term Loan Collateral and Prepetition First Lien ABL Collateral (including the Cash Collateral) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and

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fair consideration for the Prepetition First Lien Term Loan Secured Parties’ and the Prepetition First Lien ABL Secured Parties’ consent thereto; provided that nothing in this Interim DIP Order or the other DIP Loan Documents shall (x) be construed as a consent by any Prepetition First Lien Term Loan Secured Party or Prepetition First Lien ABL Secured Party that it would be adequately protected in the event debtor-in-possession financing is provided by a third party (i.e., other than the DIP Lenders) or a consent to the terms of any other financing, including the consent to any lien encumbering the Prepetition First Lien Term Loan Collateral or Prepetition First Lien ABL Collateral (whether senior or junior) or to the use of Cash Collateral (except under the terms hereof), or (y) prejudice, limit or otherwise impair the rights of the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties to seek new, different or additional adequate protection under any circumstances, and the rights of any other party in interest to object to such relief are hereby preserved.

K. Sections 506(c), 552(b), and Waiver of Marshaling. As a material inducement to the DIP Lenders to agree to provide the DIP Facilities, and in light of (a) the DIP Secured Parties’ agreement to subordinate their liens and superpriority claims to the Carve Out to the extent set forth herein, and (b) the Prepetition First Lien Term Loan Secured Parties’ and the Prepetition First Lien ABL Secured Parties’ agreement to (i) subordinate the Prepetition Liens and the Adequate Protection Liens (as defined below) to the DIP Liens, the Superpriority DIP Claims and the Carve Out (to the extent provided herein), and (ii) consent to the use of Cash Collateral in accordance with and subject to the Approved Budget (subject to the Permitted Variance), the DIP Loan Documents and the terms of this Interim DIP Order: (a) the DIP Agent, the DIP Lenders, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are each entitled, subject in each case to entry of the Final DIP Order, to receive a waiver of (x) the provisions of section 506(c) of the Bankruptcy Code and (y) application of the equitable doctrine of marshaling and other similar doctrines; and (b) subject to entry of the Final DIP Order, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are

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each entitled to receive a waiver of any “equities of the case” exceptions or claims under section 552(b) of the Bankruptcy Code, in each case, subject to the terms and conditions set forth in this Interim DIP Order;

L. Good Faith of the DIP Agent and the DIP Lenders.

(i) Business Judgment and Good Faith Pursuant to Section 364(e).

(1) The terms and conditions of the DIP Facility and the DIP Loan Documents, and the interest and fees paid and to be paid thereunder, are fair, reasonable, and the best available to the Debtors under the circumstances, reflect the Debtors’ exercise of prudent business judgment, and are supported by reasonably equivalent value and consideration.

(2) All obligations incurred, payments made, and transfers or grants of security set forth in this Interim DIP Order, the Final DIP Order, and the other DIP Loan Documents by the DIP Loan Parties are granted to or for the benefit of the DIP Secured Parties for fair consideration and reasonably equivalent value, and are granted contemporaneously with the making of the loans and/or commitments and other financial accommodations secured thereby.

(3) The terms and conditions of the DIP Facility were negotiated in good faith and at arm’s length among the DIP Loan Parties and the DIP Secured Parties with the assistance and counsel of their respective advisors.

(4) The use of the proceeds to be extended under the DIP Facility will be so extended in good faith and for valid business purposes and uses, as a consequence of which the DIP Secured Parties are entitled to the protection and benefits of section 364(e) of the Bankruptcy Code.

(ii) Willingness to Provide Financing. The DIP Secured Parties have indicated a willingness to provide postpetition financing to the Debtors subject to, among

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other things: (a) the entry by the Court of this Interim DIP Order and the Final DIP Order; (b) approval by the Court of the terms and conditions of the DIP Facilities and the DIP Loan Documents; and (c) entry of findings by the Court that such financing is essential to the Debtors’ estates, that the DIP Agent and the DIP Secured Parties are extending postpetition credit to the Debtors pursuant to the DIP Loan Documents and this Interim DIP Order in good faith, and that the DIP Agent’s and DIP Secured Parties’ claims, superpriority claims, security interests and liens and other protections granted pursuant to this Interim DIP Order and the DIP Loan Documents will have the protections provided in section 364(e) of the Bankruptcy Code and will not be affected by any subsequent reversal, modification, vacatur, amendment, reargument or reconsideration of this Interim DIP Order or any other order.

M. Necessity of Immediate Entry. The Debtors have requested immediate entry of this Interim DIP Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Interim DIP Order, the Debtors’ businesses, properties and estates will be immediately and irreparably harmed. The Court concludes that entry of this Interim DIP Order is in the best interest of the Debtors’ estates and creditors.

NOW, THEREFORE, on the Motion of the Debtors and the record before this Court with respect to the Motion, including the record made during the Interim Hearing, and with the consent of the Debtors, the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties and the DIP Secured Parties, and good and sufficient cause appearing therefor,

IT IS ORDERED that:

1. Motion Granted. The Motion is granted on an interim basis in accordance with the terms and conditions set forth in this Interim DIP Order. Any objections to the Motion with

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respect to entry of this Interim DIP Order, to the extent not withdrawn, waived or otherwise resolved, and all reservation of rights included therein, are hereby denied and overruled.

2. DIP Facility.

(a) DIP Obligations. The Debtors are expressly and immediately authorized and empowered to enter into, and to cause any other DIP Loan Parties to enter into, the DIP Facility and to incur and to perform the DIP Obligations in accordance with and subject to this Interim DIP Order (and, upon its entry, the Final DIP Order) and the other DIP Loan Documents, to execute and/or deliver all DIP Loan Documents and all other instruments, certificates, agreements and documents, and to take all actions which may be reasonably required or otherwise necessary for the performance by the DIP Loan Parties under the DIP Facility, including the creation and perfection of the DIP Liens described and provided for herein. The Debtors are hereby authorized and directed to, and to cause any other DIP Loan Parties to, (i) pay all principal, interest, fees (including, without limitation, any fees and other amounts specified in section 6.3 of the DIP Credit Agreement) and expenses, indemnities and other amounts described herein and in the other DIP Loan Documents as such shall accrue and become due hereunder or thereunder, including, without limitation, the reasonable, documented out-of-pocket fees and expenses of the attorneys and financial and other advisors and consultants of the DIP Agent and the DIP Lenders as, and to the extent, provided for herein and in the other DIP Loan Documents (collectively, all loans, advances, extensions of credit, financial accommodations, interest, fees, expenses, and all other liabilities and obligations (including indemnities and similar obligations) in respect of DIP Loans, the DIP Facility and the DIP Loan Documents, the “DIP Obligations”) and (ii) subject to entry of the Final DIP Order, refinance, refund, replace and repay a portion of the accrued and outstanding Prepetition First Lien Term Loan Secured Obligations in the aggregate of not less than

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$100,000,000 pursuant to the Roll-Up Loan.    The DIP Loan Documents and all DIP Obligations shall represent, constitute and evidence, as the case may be, valid and binding obligations of the DIP Loan Parties, enforceable against the DIP Loan Parties, their estates, and any successors thereto in accordance with their terms. No obligation, payment, transfer or grant of security under the DIP Loan Documents as approved under this Interim DIP Order shall be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable non-bankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim. The term of the DIP Facility shall commence on the date the Interim DIP Order is entered by the Court (the “Closing Date”) and end on the Termination Date, subject to the terms and conditions set forth herein and in the other DIP Loan Documents, including the protections afforded a party acting in good faith under section 364(e) of the Bankruptcy Code. The Debtors are expressly and immediately authorized and empowered to, and to cause any other DIP Loan Parties to, take all steps necessary to effectuate the refund, refinancing, replacement and repayment of the Prepetition First Lien Term Loans pursuant to the Roll-Up Loan, including to execute and deliver all instruments, certificates, agreements and documents related thereto, and to take all actions which may be reasonably required or otherwise necessary for the performance by the DIP Loan Parties under the Prepetition First Lien Term Loan Documents or the payoff letter in respect thereof, in each case in accordance with the DIP Loan Documents and the Restructuring Support Agreement.

(b) Authorization to Borrow. In order to continue to operate its business and to prevent immediate and irreparable harm to the Debtors’ estates, subject to the terms and conditions of this Interim DIP Order and the other DIP Loan Documents (including the Approved Budget, subject to the Permitted Variance), during the period between the Closing Date and the date the Final DIP Order is entered by the Court (the “Interim Period”), the DIP Borrower is hereby

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authorized to borrow (and the DIP Guarantors are hereby authorized to guarantee, and to cause any other DIP Guarantors to guarantee) the DIP Loans.

(c) Conditions Precedent. The DIP Lenders shall have no obligation to make any DIP Loans or any other financial accommodation hereunder or under the other DIP Loan Documents (and the Debtors shall not make any request therefor) unless all conditions precedent to making DIP Loans under the DIP Loan Documents have been satisfied or waived in accordance with the terms of the DIP Loan Documents.

(d) DIP Collateral. As used herein, “DIP Collateral” shall mean all goods, accounts (including health care insurance receivables), equipment, inventory, contract rights or rights to payment of money, leases, license agreements and other licenses, franchise agreements, general intangibles, commercial tort claims (including any Identified Claims as defined in the DIP Credit Agreement), documents, instruments (including any promissory notes) (and any distribution of property made on, in respect of or in exchange for such instruments from time to time), chattel paper (whether tangible chattel paper or electronic), cash, Cash Equivalents (as defined in DIP Credit Agreement), deposit accounts, securities accounts, commodities accounts, Intellectual Property (as defined in DIP Credit Agreement), Intellectual Property Licenses (as defined in DIP Credit Agreement), securities accounts, fixtures, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities, all other Pledged Collateral (as defined in DIP Credit Agreement) and Pledged Investment Property (as defined in DIP Credit Agreement) (including any distribution of property made on, in respect of or in exchange for such Pledged Collateral and/or Pledged Investment Property from time to time) and all supporting obligations related to any of the foregoing, and financial assets, wherever located; all books and records relating to any of the foregoing; all property of any DIP Loan Party held by any DIP Secured Party, including all

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property of every description, in the custody of or in transit to such DIP Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such DIP Loan Party or as to which such DIP Loan Party may have any right or power, including but not limited to cash; and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds (as defined in DIP Credit Agreement) and insurance Proceeds of any or all of the foregoing, it being understood that where the context requires, terms relating to the DIP Collateral or any part thereof, when used in relation to a DIP Loan Party, shall refer to such DIP Loan Party’s DIP Collateral or the relevant part thereof. Notwithstanding the foregoing, DIP Collateral shall not include Excluded Property (as defined in DIP Credit Agreement); provided, however, that if and when any assets cease to be Excluded Property, the term “DIP Collateral” shall include such assets and a DIP Lien on and security interest in such assets (including any Proceeds from Excluded Property) shall be deemed granted. The DIP Collateral shall also not include any causes of action for preferences, fraudulent conveyances, and other avoidance power claims under sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code or any avoidance actions under applicable non-bankruptcy law (collectively, the “Avoidance Actions”).

(e) DIP Liens. Effective immediately upon the entry of this Interim DIP Order, and subject and subordinate to the Carve-Out, as set forth more fully in this Interim DIP Order, the DIP Agent, for the benefit of itself and the other DIP Secured Parties, in order to secure the DIP Obligations, is hereby granted the following security interests and liens, which shall immediately be valid, binding, automatically and properly perfected, continuing, enforceable and non-avoidable (all liens and security interests granted to the DIP Agent for the benefit of the DIP

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Secured Parties pursuant to this Interim DIP Order and the other DIP Loan Documents, the “DIP Liens”):

(I) pursuant to section 364(c)(2) of the Bankruptcy Code, valid, enforceable, perfected and non-avoidable first priority liens on and security interests in all DIP Collateral that was not encumbered by valid, binding, continuing, enforceable, fully perfected and non-avoidable liens as of the Petition Date (the “Unencumbered Property”); and

(II) pursuant to sections 364(c)(3) and 364(d) of the Bankruptcy Code, valid, binding, continuing, enforceable, fully perfected and non-avoidable senior priming liens on and security interests in all DIP Collateral (other than the Unencumbered Property), which liens and security interests shall in each case be (x) junior only to (1) any valid, binding, enforceable, properly perfected and non-avoidable senior liens senior in priority to the liens securing the Prepetition First Lien Term Loan Secured Obligations in favor of third parties that were in existence immediately prior to the Petition Date and permitted under the Prepetition First Lien Term Loan Documents, or (2) any valid and non-avoidable senior liens senior in priority to the liens securing the Prepetition First Lien Term Loan Secured Obligations in favor of third parties that were in existence immediately prior to the Petition Date and permitted under the Prepetition First Lien Term Loan Documents, and that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (in each case, other than the Prepetition First Liens of the Prepetition First Lien Term Loan Secured Parties) (such liens in clauses (1) and (2), the “Senior Third Party Liens”), and (y) senior to all other liens on and security

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interests in the DIP Collateral, including, without limitation, any liens and security interests of any third parties which were pari passu or junior to the Prepetition First Liens as of the Petition Date.

(f) Other Provisions Relating to the DIP Liens. The DIP Liens shall secure all of the DIP Obligations. The DIP Liens shall not, without the consent of the DIP Agent and the Required Lenders (as defined in the DIP Credit Agreement), be subject, or subordinate to, or made pari passu with any prepetition or postpetition lien or security interest (including any intercompany or affiliate liens or security interests of the DIP Loan Parties, or under 363 or 364 of the Bankruptcy Code or otherwise), other than to the extent expressly provided herein or in the other DIP Loan Documents (including the Carve-Out), by any Court order heretofore or hereafter entered in the Chapter 11 Cases. The DIP Liens shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases, upon the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (such cases or proceedings, “Successor Cases”), and/or upon the dismissal of any of the Chapter 11 Cases. The DIP Liens and the Adequate Protection Liens shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code or, upon entry of the Final DIP Order, the “equities of the case” exception of section 552 of the Bankruptcy Code or section 506(c) of the Bankruptcy Code.

(g) DIP Superpriority Claims. All of the DIP Obligations shall, pursuant to section 364(c)(1) of the Bankruptcy Code, at all times constitute (without the need to file a proof of claim or to take any further action or file any further document or pleading with the Court or another court or governmental office) allowed joint and several superpriority administrative expense claims (the “DIP Superpriority Claims”) of the DIP Secured Parties, against each of the Debtors’ estates, with priority over any and all other obligations, liabilities, indebtedness and other

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claims of the Debtors, whether now existing or hereafter arising or incurred, of any kind whatsoever, including, without limitation, any and all administrative expenses or other claims of the Debtors of the kind specified in or arising under sections 105, 326, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506 (subject to the entry of a Final DIP Order), 507, 546, 552 (subject to the entry of a Final DIP Order), 726, 1113, 1114, or any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, whether now in existence or hereafter incurred by the Debtors, which shall be payable from and have recourse to all prepetition and post-petition property of the Debtors and all proceeds thereof, and shall at all times be senior to all rights of the Debtors, the Debtors’ estates, the other DIP Loan Parties, and any successor trustee, estate representative, or any creditor, in any of the Chapter 11 Cases or any Successor Case, and shall be subject only to the Carve-Out. Other than as expressly provided herein, including in paragraph 9 hereof with respect to the Carve-Out, no costs or expenses of administration, including, without limitation, professional fees allowed and payable under sections 328, 330 and 331 of the Bankruptcy Code, or otherwise, that have been or may be incurred in these proceedings or in any Successor Cases, and no priority claims are, or will be, senior to, prior to or pari passu with the DIP Liens, the DIP Superpriority Claims or any of the DIP Obligations, or with any other claims of the DIP Secured Parties arising hereunder or under the other DIP Loan Documents, or otherwise in connection with the DIP Facility.

3. Authorization and Approval to Use Cash Collateral and Proceeds of DIP Facility. Subject to the terms and conditions of this Interim DIP Order and the other DIP Loan Documents, and to the adequate protection granted to or for the benefit of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties as hereinafter

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set forth, the Debtors are authorized during the Interim Period to (a) use the Cash Collateral and (b) request and use proceeds of the DIP Loans, in each case in the amounts and for the expenditures set forth in the Approved Budget (subject to the Permitted Variance). Without further order of the Court, the Approved Budget may be amended, restated, supplemented, modified, replaced, or extended only (y) in accordance with the DIP Loan Documents and (z) with the prior written consent of the Required Lenders (as defined in the DIP Credit Agreement). Notwithstanding anything herein to the contrary, subject only to the Carve-Out, the DIP Loan Parties’ right to request or use proceeds of DIP Loans or to use Cash Collateral shall terminate on the Termination Date (as defined in the DIP Credit Agreement). Nothing in this Interim DIP Order shall authorize the disposition of any assets of the Debtors, their estates, or any other DIP Loan Parties, or proceeds resulting therefrom outside the ordinary course of business, except as permitted herein (subject to any required Court approval).

4. Adequate Protection for Prepetition First Lien Secured Parties. As adequate protection for the interests of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties in the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral (including Cash Collateral), the Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent, for the benefit of itself and the other Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, as applicable, shall, subject solely to any timely and successful Challenge (as defined below) that results in the avoidance of any of the Prepetition First Liens pursuant to an order of the Court that is final and not subject to further appeal, from and after the Petition Date, receive adequate protection as follows:

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(a) Adequate Protection Liens. To the extent of, and in an amount equal to the aggregate diminution in value of the Prepetition First Lien Term Loan Secured Parties’ and the Prepetition First Lien ABL Secured Parties’ interests in the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral (including the Cash Collateral), from and after the Petition Date, for any reason provided for under the Bankruptcy Code, including without limitation, any such decrease resulting from the use, sale or lease by the Debtors of the Prepetition First Lien Term Loan Collateral or the Prepetition First Lien ABL Collateral (including the use of Cash Collateral), the granting of the DIP Liens, the subordination of the Prepetition First Liens to the DIP Liens and to the Carve-Out, and the imposition or enforcement of the automatic stay of section 362(a) (collectively, “Diminution in Value”), the Prepetition First Lien Term Loan Agent for the benefit of itself and the other Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Agent for the benefit of itself and the other Prepetition First Lien ABL Secured Parties, are hereby granted, pursuant to sections 361, 362, 363(e) and 364(d) of the Bankruptcy Code, valid, perfected, replacement security interests in and liens upon (the “Adequate Protection Liens”) all of the DIP Collateral, including without limitation, the Unencumbered Property. The Adequate Protection Liens of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties shall be junior and subject only to the DIP Liens, any Senior Third Party Liens, and the Carve-Out.

(b) Adequate Protection Superpriority Claims. To the extent of the aggregate Diminution in Value, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties are hereby granted allowed superpriority administrative expense claims (the “Adequate Protection Superpriority Claims”) as provided for in section 507(b) of the Bankruptcy Code, immediately junior and subject only to the DIP

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Superpriority Claims and the Carve-Out, and payable from and having recourse to all of the DIP Collateral; provided that the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties shall not receive or retain any payments, property, distribution or other amounts in respect of the Adequate Protection Superpriority Claims unless and until the DIP Obligations and (without duplication) the DIP Superpriority Claims have indefeasibly been paid in full in cash.

(c) Adequate Protection Payments, etc. Without duplication of amounts required to be paid pursuant to paragraph 20(b) hereof, the Debtors shall pay in full in cash all prepetition and postpetition reasonable and documented out-of-pocket professional and advisory fees, costs and expenses of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties incurred in connection with the negotiation, documentation, administration and monitoring of the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents and/or the DIP Facility and in connection with the Chapter 11 Cases (including, without limitation, the reasonable documented fees and expenses of legal, financial and other advisory, tax, investment banking and other professionals (including, without limitation, Sullivan & Cromwell LLP, Houlihan Lokey LLP, Vinson & Elkins LLP, and any other local counsel retained by any of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (collectively, the “Prepetition Lender Professionals”)) as follows: (x) on the Closing Date, immediate cash payment of all accrued and unpaid fees and disbursements owing to the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (including, without limitation, with respect to the Prepetition Lender Professionals), incurred prior to the Petition Date, and (y) thereafter, within ten

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(10) calendar days of the presentment of any invoices, subject to the notice and documentation provisions set forth in paragraph 20(b) of this Interim DIP Order.

5. Milestones. It is a condition to the DIP Facility and to the use of Cash Collateral that the Debtors shall comply with the Milestones. The failure to comply with any Milestone (subject to any waiver thereof or amendment thereto pursuant to the DIP Credit Agreement or Restructuring Support Agreement) shall constitute an Event of Default in accordance with the terms of the DIP Credit Agreement.

6. Monitoring of Collateral. The Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent and the DIP Agent and their advisors and representatives, shall be given reasonable access to the Debtors’ books, records, assets and properties for purposes of monitoring the Debtors’ businesses and the value of the DIP Collateral as required under and in all circumstances in accordance with the DIP Loan Documents.

7. Financial Reporting, etc. The Debtors shall provide the DIP Agent, for the benefit of itself and the other DIP Secured Parties, the Prepetition First Lien Term Loan Agent, for the benefit of itself and the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Agent, for the benefit of itself and the Prepetition First Lien ABL Secured Parties, with all of the financial reporting as required under and in all instances consistent with the DIP Loan Documents.

8. DIP Lien and Adequate Protection Replacement Lien Perfection. This Interim DIP Order shall be sufficient and conclusive evidence of the validity, perfection and priority of the DIP Liens and the Adequate Protection Liens without the necessity of filing or recording any financing statement, trademark filing, copyright filing, deed of trust, mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of

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any other action to validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein. Notwithstanding the foregoing, each of the DIP Agent, the Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent, as the case may be, may, in its sole discretion, file such financing statements, trademark filings, copyright filings, deeds of trust, mortgages, security agreements, notices of liens and other similar documents, and are hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such financing statements, trademark filings, copyright filings, deeds of trust, mortgages, security agreements, notices and other agreements or documents shall be deemed to have been filed or recorded as of the Petition Date. The DIP Loan Parties shall take any action reasonably requested by the DIP Agent, the Prepetition First Lien Term Loan Agent or the Prepetition First Lien ABL Agent, as the case may be, including executing and delivering to the Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent or the DIP Agent, as the case may be, all such financing statements, trademark filings, copyright filings, mortgages, security agreements, notices and other documents as the DIP Agent, the Prepetition First Lien Term Loan Agent or the Prepetition First Lien ABL Agent, as the case may be, may request, to evidence, confirm, validate or perfect, or to insure the contemplated priority of the DIP Liens and the Adequate Protection Liens. Each of the DIP Agent, the Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent, in its sole discretion, may file a certified copy of this Interim DIP Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtors have real or personal property and, in such event, the subject filing or recording officer shall be authorized and directed to accept such copy of this Interim DIP Order for filing and/or recording, as applicable. To the extent that the

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Prepetition First Lien Term Loan Agent or the Prepetition First Lien ABL Agent is the secured party under any account control agreements, listed as loss payee under any of the Debtors’ insurance policies or is the secured party under any Prepetition First Lien Term Loan Document or Prepetition First Lien ABL Document, the DIP Agent is also hereby deemed to be the secured party under such account control agreements, loss payee under the Debtors’ insurance policies and the secured party under each such Prepetition First Lien Term Loan Document and Prepetition First Lien ABL Document, and shall have all rights and powers attendant to that position (including, without limitation, rights of enforcement) and shall act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim DIP Order and/or the Final DIP Order, as applicable, and the other DIP Loan Documents. The Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s security interests and liens on all DIP Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.

9. Reservation of Certain Third Party Rights and Bar of Challenges and Claims.

(a) The Debtors’ stipulations, admissions, and agreements set forth in paragraph F hereof (the “Claims Stipulations”) shall be irrevocably binding on the Debtors and the DIP Loan Parties immediately upon entry of this Interim DIP Order. The Claims Stipulations shall be irrevocably binding on all persons and entities, including any of the Debtors’ successors, including, without limitation, any Chapter 7 or Chapter 11 trustee, examiner, or other estate representative, and all parties-in-interest and all of their respective successors in interest and assigns, including the Committee, if any, upon the Challenge Period Termination Date (as defined below), except to the extent timely and successfully challenged as provided in this Paragraph 9;

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and provided that the limitations set forth in this paragraph 8 shall not apply to any Preserved Actions. Nothing in this Interim DIP Order shall prejudice any rights any party-in-interest with standing and the requisite authority may have (a) to object to or challenge any of the Claims Stipulations, including in relation to (i) the validity, extent, perfection or priority of the Prepetition Term Loan First Liens on the Prepetition First Lien Term Loan Collateral or the Prepetition ABL First Liens on the Prepetition First Lien ABL Collateral, or (ii) the validity, allowability, priority, status or amount of the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations, or (b) to bring suit against any of the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties in connection with or related to the matters covered by the Claims Stipulations; provided that, unless any party with standing and requisite authority to do so timely commences and properly files an adversary proceeding or contested matter (as applicable) raising such objection or challenge, including without limitation any claim against the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties in the nature of a setoff, counterclaim or defense to the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations (including but not limited to, those under sections 544, 547, 548, 549, 550 and/or 552 of the Bankruptcy Code or by way of suit against any of the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties) (each such proceeding or appropriate pleading commencing a proceeding or other contested matter, a “Challenge”), by the date that is (x) with respect to any Committee, if one has been formed, the earlier of (i) sixty (60) calendar days following the formation of such Committee (if appointed within thirty (30) days of the Petition Date) and (ii) the date on which objections to confirmation of an Acceptable Plan are due (if an Acceptable Plan is confirmed and becomes effective), and (y) with respect to any other

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party-in-interest other than the Committee, the earlier of (i) forty-five (45) calendar days after entry of the Final DIP Order and (ii) the date on which objections to confirmation of an Acceptable Plan are due (if an Acceptable Plan is confirmed and becomes effective), (in each case, or such longer period as the Court orders for cause shown before the expiration of such period (the period described in the immediately preceding clauses (x) and (y) shall be referred to as the “Challenge Period” and the date that is the next calendar day after the termination of the Challenge Period shall be referred to as the “Challenge Period Termination Date”)), upon the Challenge Period Termination Date, any and all such challenges and objections by any Committee, any Chapter 11 or Chapter 7 trustee appointed herein or in any Successor Case, and any other party-in-interest shall be deemed to be forever waived and barred, and the Prepetition First Lien Term Loan Secured Obligations and the Prepetition First Lien ABL Secured Obligations shall be deemed to be allowed secured claims within the meaning of sections 502 and 506 of the Bankruptcy Code for all purposes in connection with the Chapter 11 Cases, and the Claims Stipulations shall be binding on all creditors, interest holders and parties-in-interest. To the extent any such objection or complaint is filed prior to the Challenge Period Termination Date, the Claims Stipulations shall nonetheless remain binding and preclusive except to the extent expressly and properly challenged in such objection or complaint. All remedies or defenses of any party with respect to any Challenge are hereby preserved.

(b) Notwithstanding the foregoing, no proceeds of the DIP Facility or the DIP Collateral, the Prepetition First Lien Term Loan Collateral or the Prepetition First Lien ABL Collateral (including Cash Collateral) or the Carve-Out, may be used (i) to permit the Debtors, a Committee, or any other party-in interest, or their representatives to challenge or otherwise contest or institute any proceeding (including any investigation in connection with litigation or threatened

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litigation) to determine (x) the amount, validity, perfection, enforceability, extent or priority of any claim, lien, or security interests held or asserted by any of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties or (y) the amount, validity, or enforceability of the obligations of the Debtors under the DIP Loan Documents, the Prepetition First Lien Term Loan Documents or the Prepetition First Lien ABL Documents, (ii) to prevent, hinder or otherwise delay the DIP Secured Parties’, the Prepetition First Lien Term Loan Secures Parties’ or the Prepetition First Lien ABL Secured Parties’ assertion, enforcement or realization on the DIP Collateral, the Prepetition First Lien Term Loan Collateral or the Prepetition First Lien ABL Collateral in accordance with the Interim DIP Order, the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents, other than to seek a determination that an event of default under the DIP Credit Agreement, the Prepetition First Lien Term Loan Credit Agreement or the Prepetition First Lien ABL Credit Agreement has not occurred or is not continuing, (iii) to seek to modify any of the rights granted to the DIP Agent, the DIP Lenders, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties under the DIP Orders, the DIP Loan Documents, the Prepetition First Lien Term Loan Documents or the Prepetition First Lien ABL Documents, in each of the foregoing cases without such parties’ prior written consent, which may be given or withheld by such party in the exercise of its respective sole discretion, (iv) in requesting authorization, or supporting any request for authorization, to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code, or otherwise, other than from the DIP Lenders, (v) to pay any amount on account of any claims arising prior to the Petition Date unless such payments are (x) approved by an order of the Bankruptcy Court (including, without limitation, under the DIP Orders) and (y)

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permitted under the DIP Loan Documents or (vi) to investigate, commence, prosecute or defend any claim, motion, proceeding, or cause of action, or assert any defense or counterclaim, against any of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, in each case, without limitation, lender liability claims or claims pursuant to section 105, 506(c), 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise, provided that, during the Challenge Period, and prior to (but not after) the delivery of a Carve-Out Trigger Notice (as defined below), the Committee, if one is appointed, may use up to $50,000 of the proceeds of the DIP Facility, DIP Collateral (including Cash Collateral), and/or the Carve-Out to investigate (but not prosecute or initiate the prosecution of, including the preparation of any complaint or motion on account of), the claims and liens of the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties.

10. Carve-Out.

(a) As used in this Interim DIP Order, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or

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any Committee10 (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professionals”) at any time before or on the first Business Day following delivery by the DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professionals in an aggregate amount not to exceed $3,000,000 incurred after the first Business Day following delivery by the DIP Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”). For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Committee, if any, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement) and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

(b) Fee Estimates. Not later than 7:00 p.m. New York time on the third Business Day of each week starting with the first full calendar week following the Closing Date, each Professional shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses

[10]	Any fee due and payable upon consummation of a transaction shall be payable solely from the proceeds received by the Debtors resulting from such transaction, free and clear of the DIP Liens.

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incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided that, within one (1) Business Day of the occurrence of the Termination Declaration Date (as defined below), each Professional shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent). If any Professional fails to deliver a Weekly Statement within three (3) calendar days after such Weekly Statement is due, such Professional’s entitlement (if any) to any funds in the Carve-Out Reserves (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees for the applicable period(s) for which such Professional failed to deliver a Weekly Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Approved Budget for such period for such Professional.

(c) Carve-Out Reserves.

(I) On the day on which a Carve-Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs 9(a)(i)–(iii) above. The Debtors shall deposit and hold such amounts in a segregated account at an institution designated by the DIP Agent in

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trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve-Out Trigger Notice Reserve”) prior to any and all other claims.

(II) On the Termination Declaration Date, the Carve-Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve-Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve-Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at an institution designated by the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve-Out Trigger Notice Cap (the “Post-Carve-Out Trigger Notice Reserve” and, together with the Pre-Carve-Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims.

(III) All funds in the Pre-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve-Out set forth above (the “Pre-Carve-Out Amounts”), but not, for the avoidance of doubt, the Post-Carve-Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments (as defined in the DIP Credit Agreement) have been terminated, in which case any such excess shall be paid to the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve-Out Trigger Notice

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Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve-Out set forth above (the “Post-Carve-Out Amounts”), and then, to the extent the Post-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments (as defined in the DIP Credit Agreement) have been terminated, in which case any such excess shall be paid to the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, in accordance with their rights and priorities as of the Petition Date.

(IV) Notwithstanding anything to the contrary in the DIP Loan Documents, or this Interim DIP Order, if either of the Carve-Out Reserves is not funded in full in the amounts set forth in this paragraph 10, then, any excess funds in one of the Carve-Out Reserves following the payment of the Pre-Carve-Out Amounts and Post-Carve-Out Amounts, respectively, shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth in this paragraph 10, prior to making any payments to the DIP Agent, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties, as applicable. Notwithstanding anything to the contrary in the DIP Loan Documents or this Interim DIP Order, following delivery of a Carve-Out Trigger Notice, the DIP Agent, the Prepetition First Lien Term Loan Agent and the Prepetition First Lien ABL Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserves have been fully funded, but shall have a security interest in any

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residual interest in the Carve-Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Loan Documents. Further, notwithstanding anything to the contrary in this Interim DIP Order, (i) disbursements by the Debtors from the Carve-Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve-Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out, and (iii) in no way shall the Approved Budget, Carve-Out, Post-Carve-Out Trigger Notice Cap, Carve-Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim DIP Order, the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents or the Prepetition First Lien ABL Documents, the Carve-Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens and the DIP Superpriority Claims, and any and all other forms of adequate protection, liens or claims securing the DIP Obligations, the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations.

(d) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.

(e) No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties shall be responsible for the payment or reimbursement of any fees or

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disbursements of any Professional incurred in connection with the Chapter 11 Cases or any Successor Cases. Nothing in this Interim DIP Order or otherwise shall be construed to obligate the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f) Payment of Carve-Out on or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis.

11. Payment of Compensation. Nothing herein shall be construed as a consent to the allowance of any professional fees or expenses of any of the Debtors or shall limit or otherwise affect the right of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and/or the Prepetition First Lien ABL Secured Parties or any other party-in-interest to object to the allowance and payment of any such fees and expenses. No Professional’s fees shall be paid absent a Court order allowing such payment, pursuant to a fee application on notice, or other procedure permitted by any Court order allowing interim compensation or the payment of fees of ordinary course professionals. So long as no Event of Default (as defined in the DIP Credit Agreement) exists that has not been waived in writing, the Debtors shall be permitted to pay compensation and reimbursement of expenses allowed by the Court and payable under sections 330 and 331 of the Bankruptcy Code or compensation procedures approved by the Court and in form and substance reasonably acceptable to the Debtors and the DIP Lenders.

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12. Collateral Rights; Limitations in Respect of Subsequent Court Orders. Without limiting any other provisions of this Interim DIP Order, unless the Required Lenders (as defined in the DIP Credit Agreement) have provided their prior written consent, it shall be an Event of Default under the DIP Facility for there to be entered in these Chapter 11 Cases, or in any Successor Case, any order (i) granting, relief from the automatic stay applicable under Section 362 of the Bankruptcy Code (or equivalent) so as to (A) permit a third party to proceed on any assets constituting DIP Collateral; (B) permitting a third party to proceed on any other assets of any of the Debtors which have a value in excess of $2,000,000 in the aggregate or (C) permit other actions that would result in a Material Adverse Effect (as defined in the DIP Credit Agreement) on the Debtors or their estates (taken as a whole), (ii) denying or terminating use of Cash Collateral by the DIP Loan Parties, (iii) providing for the sale of the equity interests of the DIP Borrower or any of the DIP Loan Parties, or any Disposition (as defined in the DIP Credit Agreement) of all or a material portion of all of the DIP Collateral pursuant to sections 363 or 1129 of the Bankruptcy Code, unless such order provides that in connection and concurrently with such transaction, the proceeds of such sale shall be used to satisfy, in full and in cash, the DIP Obligations (other than contingent indemnification obligations not yet due) in accordance with the DIP Loan Documents. (iv) reversing, amending, supplementing, staying (for a period of seven days or more), vacating or otherwise amending, supplementing or modifying the Interim DIP Order in a manner that is materially adverse to the DIP Agent or the DIP Lenders, without the prior written consent of the DIP Agent and the Required Lenders (as defined in the DIP Credit Agreement), (v) granting adequate protection to any person, (vi) modifying the adequate protection obligations granted in any financing order without the prior written consent of the DIP Agent and the Required Lenders (as defined in the DIP Credit Agreement), (vii) avoiding or requiring disgorgement by the DIP

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Agent or any of the DIP Lenders of any amounts received in respect of the DIP Obligations (viii) other than with respect to the Carve-Out, and subject to entry of the Final Order, charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the DIP Lenders (ix) terminating or modifying the exclusive right of any DIP Loan Party to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the DIP Agent, (x) providing for a change in venue with respect to the Chapter 11 Cases without the approval of the DIP Agent, (xi) precluding the DIP Agent or the DIP Lenders from “credit bidding” the full amount of the DIP Obligations or any other obligations owed to the DIP Agent and/or the DIP Lenders, and (xii) approving a plan of reorganization under chapter 11 of the Bankruptcy Code in any of the Chapter 11 Cases other than an Acceptable Plan.

13. Proceeds of Subsequent Financing. Without limiting any other provisions and protections of this Interim DIP Order, if at any time prior to the indefeasible repayment and satisfaction in full in cash of all DIP Obligations in accordance with the DIP Loan Documents and the termination of the DIP Secured Parties’ obligations to make DIP Loans, including subsequent to the confirmation of any plan of reorganization or liquidation with respect to the Debtors, the Debtors’ estates, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt in violation of this Interim DIP Order or the other DIP Loan Documents, then the first cash proceeds derived from such credit or debt and all Cash Collateral in the amount necessary to satisfy all DIP Obligations then outstanding shall immediately be turned over to the DIP Agent for the indefeasible repayment and satisfaction in full in cash of all DIP Obligations then outstanding in accordance with the DIP Loan Documents.

14. Cash Management. Any DIP Loans or other proceeds of the DIP Facility may only be held in deposit accounts that are deposit accounts over which the DIP Agent is deemed to

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have “control” or deposit accounts subject to a control agreement with the Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent and/or the DIP Agent (unless otherwise expressly authorized under the DIP Credit Agreement), each in accordance with the DIP Credit Agreement, and shall be disbursed in accordance with the terms and conditions set forth in the DIP Credit Agreement. The Debtors’ cash management system, as approved by an interim or final order of this Court (such interim or final order, as applicable, the “Cash Management Order”) shall at all times be maintained (i) in accordance with the terms of the DIP Loan Documents and the Cash Management Order, and (ii) in a manner which in any event shall be reasonably satisfactory to the Required Lenders (as defined in the DIP Credit Agreement). The Debtors shall not transfer any funds (including, without limitation, any proceeds of the DIP Facility, the DIP Collateral or any Cash Collateral) to any of the Debtors’ non-Debtor affiliates during the Chapter 11 Cases, except as permitted under the DIP Credit Agreement and in accordance with the Approved Budget and the terms and conditions of the Cash Management Order. The DIP Agent shall be deemed to have “control” over all cash management accounts for all purposes of perfection under the Uniform Commercial Code. Absent the occurrence of an Event of Default, all amounts collected in the cash collection accounts may be used in accordance with this Interim DIP Order, the Approved Budget and the other DIP Loan Documents; after the occurrence and during the continuance of an Event of Default, subject only to the funding of the Carve-Out and the Debtors’ rights under paragraph 17(b) hereof, all such amounts shall be applied in accordance with paragraph 18(b) hereof.

15. Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral, except as expressly permitted

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by the DIP Loan Documents or the Restructuring Support Agreement and as approved by the Court.

16. Survival of Certain Provisions. In the event of the entry of any order converting any of these Chapter 11 Cases into a Successor Case, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and the Carve-Out shall continue in these proceedings and in any Successor Case, and such DIP Liens, DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and the Carve-Out shall maintain their respective priorities as provided by this Interim DIP Order.

17. Events of Default; Rights and Remedies Upon Event of Default.

(a) Upon the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement), the DIP Agent may (and any automatic stay otherwise applicable to the DIP Secured Parties, whether arising under sections 105 or 362 of the Bankruptcy Code or otherwise, but subject to the terms of this Interim DIP Order (including this paragraph) is hereby modified, without further notice to, hearing of, or order from this Court, to the extent necessary to permit the DIP Agent to, upon delivery of written notice (a “Default Notice”) (including by e-mail) to lead restructuring counsel to the Debtors, lead restructuring counsel to any Committee, lead restructuring counsel to the Prepetition First Lien Term Loan Agent, lead restructuring counsel to the Prepetition First Lien ABL Agent, and the U.S. Trustee, (the “Remedies Notice Parties”), unless the Court orders otherwise prior to five (5) business days after delivery of such Default Notice (such five (5) business day period, the “Remedies Notice Period”): (a) immediately terminate and/or revoke the Debtors’ right under this Interim DIP Order and any other DIP Loan Documents to use any Cash Collateral; (b) terminate the applicable DIP Facility

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and any applicable DIP Loan Document as to any future liability or obligation of the DIP Secured Parties, but without affecting any of the DIP Obligations or the DIP Liens securing such DIP Obligations; (c) declare all DIP Obligations to be immediately due and payable; and (d) invoke the right to charge interest at the default rate under the DIP Loan Documents. Upon delivery of such Default Notice by the DIP Agent, without further notice or order of the Court, the Debtors’ authorization to use Cash Collateral and incur additional DIP Obligations hereunder will, subject to the expiration of the Remedies Notice Period, automatically terminate and the DIP Secured Parties will have no obligation to provide any DIP Loans or other financial accommodations.

(b) Following an Event of Default (as defined in the DIP Credit Agreement), but prior to exercising the remedies set forth in this sentence below, the DIP Secured Parties shall be required to file a motion with the Court seeking emergency relief (the “Stay Relief Motion”) on five (5) business days’ notice to the Remedies Notice Parties (which shall run concurrently with the Remedies Notice Period) for a further order of the Court modifying the automatic stay in the Chapter 11 Cases to permit the DIP Secured Parties to: (a) freeze monies or balances in the Debtors’ accounts; (b) immediately set-off any and all amounts in accounts maintained by the Debtors with the DIP Agent or the DIP Secured Parties against the DIP Obligations, (c) enforce any and all rights against the DIP Collateral, including, without limitation, foreclosure on all or any portion of the DIP Collateral, collection of accounts receivable, occupying the Debtors’ premises, sale or disposition of the DIP Collateral; and (d) take any other actions or exercise any other rights or remedies permitted under this Interim DIP Order, the DIP Loan Documents or applicable law. The rights and remedies of the DIP Secured Parties specified herein are cumulative and not exclusive of any rights or remedies that the DIP Secured Parties have under the DIP Loan Documents or otherwise. If the DIP Secured Parties are permitted by the Court to take any

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enforcement action with respect to the DIP Collateral following the hearing on the Stay Relief Motion, the Debtors shall cooperate with the DIP Secured Parties in their efforts to enforce their security interest in the DIP Collateral, and shall not take or direct any entity to take any action designed or intended to hinder or restrict in any respect such DIP Secured Parties from enforcing their security interests in the DIP Collateral.

(c) The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified pursuant to the terms of the DIP Loan Documents as necessary to (i) permit the Debtors to grant the DIP Liens and to incur all DIP Obligations and all liabilities and obligations to the DIP Secured Parties hereunder and under the other DIP Loan Documents, as the case may be, (ii) authorize the refund, refinance, replacement and repayment of the Prepetition First Lien Term Loan Secured Obligations pursuant to the Roll-Up Loan, and (iii) authorize the DIP Agent to retain and apply payments, and otherwise enforce their respective rights and remedies hereunder subject to the provisions of paragraph 17(a) and (b) hereof.

(d) Nothing included herein shall prejudice, impair or otherwise affect the DIP Agent’s rights to seek (on behalf of the DIP Secured Parties) any other or supplemental relief in respect of the Debtors (including, as the case may be, other or additional adequate protection).

18. Applications of Proceeds of Collateral, Payments and Collections.

(a) As a condition to the DIP Loans and the authorization to use Cash Collateral, each Debtor has agreed that proceeds of any DIP Collateral, any amounts held on account of the DIP Collateral, and all payments and collections received by the Debtors with respect to all proceeds of DIP Collateral, shall be used and applied in accordance with the DIP Loan Documents (including repayment and reduction of the DIP Obligations as, and to the extent,

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provided therein), the Approved Budget (subject to the Permitted Variance) and this Interim DIP Order.

(b) Subject to the Debtors’ rights under paragraph 16(b) hereof and the funding of the Carve-Out, if applicable, upon and after the occurrence of the Termination Date, all proceeds of DIP Collateral, the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral, whenever received, shall be paid and applied as follows: (i) first, to permanently and indefeasibly repay and reduce the DIP Obligations then due and owing in accordance with the DIP Loan Documents, until paid and satisfied in full in cash; (ii) second, subject to paragraph 9 hereof, until such time as the Prepetition First Lien Term Loans have been refunded, refinanced, replaced and repaid pursuant to the Roll-Up Loan, to permanently and indefeasibly repay and reduce the Prepetition First Lien Term Loan Secured Obligations and the Prepetition First Lien ABL Secured Obligations then due and owing in accordance with the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents, until paid and satisfied in full in cash, and (iii) third, to the Debtors’ estates. For avoidance of doubt, nothing in this Interim DIP Order shall be construed to limit or modify the voluntary and mandatory repayment provisions set forth in the other DIP Loan Documents.

19. Proofs of Claim, etc. None of the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties or the DIP Secured Parties shall be required to file proofs of claim in any of the Chapter 11 Cases or any Successor Case for any claim described herein or arising under the DIP Loan Documents. Notwithstanding any order entered by the Court in relation to the establishment of a bar date in any of the Chapter 11 Cases or any Successor Case to the contrary, each of the Prepetition First Lien Term Loan Agent, on behalf of itself and the other Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Agent, on

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behalf of itself and the other Prepetition First Lien ABL Secured Parties and the DIP Agent, on behalf of itself and the other DIP Secured Parties, respectively, is hereby authorized and entitled, in its sole and absolute discretion, but not required, to file (and amend and/or supplement, as each sees fit) in the Debtors’ lead Chapter 11 Case, In re TriVascular Sales LLC (Case No. [__]), a single master proof of claim on behalf of the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties and the DIP Secured Parties, as applicable, on account of any and all of their respective claims, arising under the Prepetition First Lien Term Loan Documents, the Prepetition First Lien ABL Documents and the DIP Loan Documents, as applicable, and hereunder (each, a “Master Proof of Claim”). For the avoidance of doubt, any such Master Proof of Claim shall be deemed asserted against each of the applicable Debtors which are borrowers, obligors, or guarantors of the DIP Obligations, the Prepetition First Lien Term Loan Secured Obligations and the Prepetition First Lien ABL Secured Obligations, and the applicable DIP Secured Parties and each of their respective successors and assigns or the applicable Prepetition First Lien Term Loan Secured Parties or Prepetition First Lien ABL Secured Parties shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims against each such Debtor of any type or nature whatsoever with respect to the applicable Prepetition First Lien Term Loan Secured Obligations, Prepetition First Lien ABL Secured Obligations or DIP Obligations. The claim of each Prepetition First Lien Term Loan Secured Party, Prepetition First Lien ABL Secured Party or DIP Secured Party named in the Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of these Chapter 11 Cases. Each Master Proof of Claim, if filed, shall not be required to identify whether any Prepetition First Lien Term Loan Secured Party, Prepetition First Lien ABL Secured Party or DIP Secured Party acquired its claim from another party and the identity of any such party or be

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amended to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. Any Master Proof of Claim filed by the Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent or the DIP Agent shall be deemed to be in addition and not in lieu of any other proof of claim that may be filed by any of the respective Prepetition First Lien Term Loan Secured Parties, Prepetition First Lien ABL Secured Parties or DIP Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation for administrative claims) in any of the Chapter 11 Cases or any Successor Case shall not apply to the Prepetition First Lien Term Loan Agent, or the other Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Agent, or the other Prepetition First Lien ABL Secured Parties, or to the DIP Agent, or the other DIP Secured Parties; provided that, upon the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, the filing of such proofs of claim may be required. The provisions of this paragraph and the Master Proof of Claim are intended solely for the purpose of administrative convenience. Each Master Proof of Claim, if filed, shall not be required to attach any instruments, agreements, or other documents evidencing the obligations owing by each of the Debtors to the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties or the DIP Secured Parties, which instruments, agreements, or other documents will be provided upon written request to counsel to the Prepetition First Lien Term Loan Agent, the Prepetition First Lien ABL Agent or the DIP Agent, as applicable.

20. Other Rights and Obligations.

(a) Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim DIP Order. Based on the findings set forth in this Interim

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DIP Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility as approved by this Interim DIP Order, in the event any or all of the provisions of this Interim DIP Order are hereafter modified, amended or vacated by a subsequent order of this Court or any other court, the DIP Secured Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code, and no such appeal, modification, amendment or vacatur shall affect the validity and enforceability of any advances made hereunder or the liens or priority authorized or created hereby. Notwithstanding any such modification, amendment or vacatur, any claim granted to the DIP Secured Parties hereunder arising prior to the effective date of such modification, amendment or vacatur of any DIP Liens or of the DIP Superpriority Claims granted to or for the benefit of the DIP Secured Parties shall be governed in all respects by the original provisions of this Interim DIP Order, and the DIP Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits, including the DIP Liens and the DIP Superpriority Claims granted herein, with respect to any such claim. Because the DIP Loans are made in reliance on this Interim DIP Order, the DIP Obligations incurred by the Debtors and any other DIP Loan Parties or owed to the DIP Secured Parties prior to the effective date of any stay, modification or vacatur of this Interim DIP Order shall not, as a result of any subsequent order in the Chapter 11 Cases or in any Successor Case, be disallowed or subordinated, lose their lien priority or superpriority administrative expense claim status, or be deprived of the benefit of the status of the liens and claims granted to the DIP Secured Parties under this Interim DIP Order. For the avoidance of doubt, and without limiting any of the foregoing or any other provision of this Interim DIP Order, the fees specified in section 6.3 of the DIP Credit Agreement are, upon entry of this Interim DIP Order and irrespective of any subsequent order approving or denying the DIP Facility or any other financing pursuant to section 364 of the Bankruptcy Code, entitled to all of the

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protections of section 364(e) of the Bankruptcy Code that may apply to such fees, and are deemed fully earned, indefeasibly paid, non-refundable, irrevocable and non-avoidable as of the date of this Interim DIP Order and payable pursuant to the terms set forth in the DIP Credit Agreement.

(b) Fees and Expenses.

(I) To the fullest extent provided in the DIP Loan Documents and this Interim DIP Order, the Debtors will pay all reasonable and documented prepetition and postpetition fees and expenses incurred by (x) the DIP Secured Parties (including, without limitation, the reasonable and documented fees and disbursements of their legal, financial and other advisory, tax, investment banking and other professionals, including Sullivan & Cromwell LLP, Houlihan Lokey LLP, Vinson & Elkins LLP, and any other local counsel that any of the DIP Secured Parties may retain, and any internal or third-party appraisers, consultants, financial, restructuring or other advisors and auditors advising any such counsel (collectively, the “DIP Lender Professionals” and, together with the Prepetition Lender Professionals, the “Lender Professionals”) and (y) the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (including, without limitation, the reasonable and documented prepetition and postpetition fees and disbursements of the Prepetition Lender Professionals), in each case whether or not the transactions contemplated hereby are fully consummated. Payment of all such fees and expenses shall not be subject to allowance by the Court, and the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties, the DIP Secured Parties and the DIP Lender Professionals, shall not be required to file an application seeking

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compensation for services or reimbursement of expenses with the Court or comply with the U.S. Trustee fee guidelines, but shall provide copies of its fee and expense statements or invoices in summary form (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential or otherwise sensitive information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to the Office of the U.S. Trustee and counsel for the Committee (if any) contemporaneously with the delivery of such fee and expense statements or invoices to the Debtors.

(II) The Debtors shall pay the reasonable and documented accrued and unpaid out-of-pocket professional fees and expenses provided for in this paragraph 19(b) within ten (10) calendar days following the presentment of any fee and expense statement or invoice therefor to the Debtors (the “Review Period”), with copies to the Office of the U.S. Trustee and counsel for the Committee (if any). Any objection raised by the Debtors, the U.S. Trustee or the Committee (if any) with respect to such fee and expense statements or invoices (with notice of such objection provided to the DIP Agent and to the respective Lender Professional) may be made only on the basis of “reasonableness,” and shall specify in writing the amount of the contested fees and expenses and the detailed basis for such objection. Any such objection made within the Review Period will be resolved by the Court (absent prior consensual resolution thereof). Pending such resolution, the

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undisputed portion of any such fee and expense statement or invoice shall be promptly paid by the Debtors. Such fees and expenses shall not be subject to the Approved Budget and shall not be subject to any offset, defense, claim, counterclaim or diminution of any type, kind or nature whatsoever. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the Closing Date, all fees and expenses of the DIP Lender Professionals and all adequate protection fees and expenses incurred under this paragraph 20(b) and/or under paragraph 4(c) (without duplication) on or prior to such date without the need for any applicable professional to first deliver a copy of its invoice or other supporting documentation. Any and all fees, costs, and expenses paid prior to the Petition Date by any of the Debtors to the DIP Agent, the other DIP Secured Parties, the DIP Lender Professionals or any other Lender Professionals, in connection with or with respect to the DIP Facility are hereby approved in full and shall not be subject to avoidance, disgorgement or any similar form of recovery by the Debtors or any other person.

(c) Section 506(c) Claims. Subject to the entry of the Final DIP Order, as a further condition of the DIP Facility, any obligation of the DIP Secured Parties to make DIP Loans, and the Debtors’ authorization to use the Cash Collateral, the Debtors (and any successors thereto or any representatives thereof, including any trustees appointed in the Chapter 11 Cases or any Successor Case) shall be deemed to have waived any rights, benefits or causes of action under section 506(c) of the Bankruptcy Code as they may relate to or be asserted against the DIP Secured Parties, the DIP Liens, the DIP Collateral, the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties, the Adequate Protection Liens, the Prepetition

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First Liens, the Prepetition First Lien Term Loan Collateral and the Prepetition First Lien ABL Collateral. Except for the Carve-Out, nothing contained in this Interim DIP Order, in the Final DIP Order or in the other DIP Loan Documents shall be deemed a consent by the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties or the DIP Secured Parties to any charge, lien, assessment or claim against, or in respect of, the DIP Collateral under section 506(c) of the Bankruptcy Code or otherwise.

(d) Credit Bid Protection. Each of (i) the DIP Agent, subject to the terms and conditions of the DIP Loan Documents and acting at the direction of the Required Lenders (as defined in the DIP Credit Agreement), (ii) the Prepetition First Lien Term Loan Agent, subject to the terms and conditions of the Prepetition First Lien Term Loan Documents and acting at the direction of the Required Lenders (as defined in the Prepetition First Lien Term Loan Credit Agreement) and (iii) the Prepetition First Lien ABL Agent, subject to the terms and conditions of the Prepetition First Lien ABL Documents and acting at the direction of the Required Lenders (as defined in the Prepetition First Lien ABL Credit Agreement), shall have, subject to section 363(k) of the Bankruptcy Code, the right to credit bid up to the full amount of the DIP Obligations, the Prepetition First Lien Term Loan Secured Obligations and the Prepetition First Lien ABL Secured Obligations, as applicable, without the need for further Court order authorizing the same, in connection with any sale of any of the DIP Collateral, Prepetition First Lien Term Loan Collateral and Prepetition First Lien ABL Collateral, as applicable whether such sale is effectuated through section 363 or section 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.

(e) No Marshaling. Subject to the entry of the Final DIP Order, none of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First

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Lien ABL Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral, the Prepetition First Lien Term Loan Collateral or the Prepetition First Lien ABL Collateral (as applicable).

(f) Intercreditor Matters. Nothing in this Interim DIP Order shall be construed to convey on any individual DIP Secured Party, Prepetition First Lien Term Loan Secured Party or Prepetition First Lien ABL Secured Party any consent, voting or other rights beyond those (if any) set forth in the DIP Loan Documents. Nothing in this Interim DIP Order shall be construed to impair or otherwise affect any intercreditor, subordination or similar agreement or arrangement in respect of the Prepetition First Lien Term Loan Secured Obligations or the Prepetition First Lien ABL Secured Obligations, which are enforceable to the fullest extent provided by section 510(a) of the Bankruptcy Code and applicable law.

(g) Section 552(b). Subject to the entry of the Final DIP Order, the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties with respect to proceeds, product, offspring or profits of any DIP Collateral, including Prepetition First Lien Term Loan Collateral and Prepetition First Lien ABL Collateral.

(h) DIP Loan Parties. The non-Debtor DIP Loan Parties (if any) hereby submit themselves to the jurisdiction of the Court to resolve any and all disputes regarding the DIP Loan Documents, this Interim DIP Order and/or the Final DIP Order, and agree to be bound by this Court’s decisions with regard to any such disputes or orders. The DIP Loan Parties are hereby

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authorized to grant liens and claims to the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties, subject to their relative priorities set forth herein and in the DIP Loan Documents, which liens and claims shall (except to the extent expressly provided in paragraph 9 of this Interim DIP Order with respect to Prepetition First Lien Term Loan Secured Parties and Prepetition First Lien ABL Secured Parties) not be subject to challenge, dispute, subordination, contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery, disgorgement, attachment, “claim” (as defined by section 101(5) of the Bankruptcy Code), impairment, subordination (whether equitable, contractual or otherwise) (except as a result of the relative priorities set forth in this Interim DIP Order) or other challenge of any kind under applicable law. To the extent permitted by applicable law, the Debtors shall cause any controlled non-Debtor affiliate not to take any actions seeking to avoid any transfers made, or obligations incurred, in furtherance of the transactions contemplated by the DIP Loan Documents.

(i) Binding Effect. The provisions of this Interim DIP Order shall be binding upon and inure to the benefit of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties, the Prepetition First Lien ABL Secured Parties, the Debtors, any other DIP Loan Parties, and their respective successors and assigns (including any trustee or other fiduciary hereinafter appointed as a legal representative of the Debtors or with respect to the property of the estates of the Debtors) whether in the Chapter 11 Cases, in any Successor Case, or upon dismissal of any such Chapter 11 or Chapter 7 case.

(j) Discharge Waiver. None of the DIP Obligations shall be discharged by any chapter 11 plan, any order confirming a chapter 11 plan, or by the operation of section 727 or section 1141 of the Bankruptcy Code or otherwise, unless and until the DIP Obligations shall have

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been indefeasibly paid in full in, in cash, and all Commitments under the DIP Facility have terminated.

(k) No Waiver. The failure of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim DIP Order or the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents, the Prepetition First Lien ABL Documents or otherwise, as applicable, shall not constitute a waiver of any of the DIP Secured Parties’, the Prepetition First Lien Term Loan Secured Parties’ or the Prepetition First Lien ABL Secured Parties’ rights hereunder, thereunder or otherwise.

(l) Limitation of Liability. In determining to make any loan or other extension of credit under the DIP Credit Agreement, to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim DIP Order or the other DIP Loan Documents, the DIP Agent and the DIP Lenders (and the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties in respect of the use of Cash Collateral) shall not be deemed to be in “control” of the operations of the Debtors, or be deemed to be acting as a “Responsible Person,” “Owner,” or “Operator” with respect to the operation or management of the Debtors, so long as the DIP Secured Parties’, the Prepetition First Lien Term Loan Secured Parties’ or the Prepetition First Lien ABL Secured Parties’ actions do not constitute, within the meaning of 42 U.S.C. § 9601(20)(F), actual participation in the management or operational affairs of a vessel or facility owned or operated by a Debtor, or otherwise cause liability to arise to the federal or state government or the status of “responsible person” or “managing agent” to exist under applicable law (as such terms or similar terms are used in the United States Comprehensive Environmental Response, Compensation and Liability Act,

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42 U.S.C. §§ 9601, et seq., as amended, or any similar federal or state statute). Furthermore, nothing in this Interim DIP Order, the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents or the Prepetition First Lien ABL Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the DIP Loan Parties, the Prepetition First Lien Term Loan Secured Parties or the Prepetition First Lien ABL Secured Parties.

(m) No Third Party Rights. Except as explicitly provided for herein, this Interim DIP Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, third party or incidental beneficiary.

(n) No Waiver or Modification of Interim DIP Order. The DIP Loan Parties irrevocably waive any right to seek any modification or extension of this Interim DIP Order without the prior written consent of the DIP Agent and the requisite DIP Lenders under the DIP Loan Documents as provided in and consistent with their respective rights under the DIP Loan Documents, and no such consent shall be implied by any other action, inaction or acquiescence of the DIP Agent or any of the DIP Lenders. No waiver, modification or amendment of any of the provisions hereof shall be effective unless (i) set forth in writing, signed by, or on behalf of, the DIP Loan Parties, the DIP Agent and the requisite DIP Lenders under the DIP Loan Documents as provided in and consistent with their respective rights under the DIP Loan Documents, and (ii) approved by the Court after notice to parties-in-interest. The DIP Loan Parties shall not seek to modify or to alter relative lien priority of the DIP Liens, the Prepetition First Liens and the Adequate Protection Liens set forth in this Interim DIP Order.

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(o) Priority of Terms. To the extent of any conflict between or among (a) the express terms or provisions of any of the DIP Loan Documents (other than the Final DIP Order), the Motion, any other order of this Court, or any other agreements, on the one hand, and (b) the terms and provisions of this Interim DIP Order, on the other hand, unless such term or provision herein is phrased in terms of “defined in” or “as set forth in” the DIP Credit Agreement, the terms and provisions of this Interim DIP Order shall govern.

(p) Survival of Interim DIP Order. The provisions of this Interim DIP Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any chapter 11 plan of reorganization or liquidation in any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, (iii) to the extent authorized by applicable law, dismissing any of the Chapter 11 Cases, (iv) withdrawing of the reference of any of the Chapter 11 Cases from this Court or (v) providing for abstention from handling or retaining of jurisdiction of any of the Chapter 11 Cases in this Court. The terms and provisions of this Interim DIP Order, including the DIP Liens and DIP Superpriority Claims granted pursuant to this Interim DIP Order, the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents, and any priorities and protections granted to or for the benefit of the DIP Secured Parties, the Prepetition First Lien Term Loan Secured Parties and the Prepetition First Lien ABL Secured Parties (including the Adequate Protection Liens and the Adequate Protection Superpriority Claims) pursuant to this Interim DIP Order and the other DIP Loan Documents, the Prepetition First Lien Term Loan Documents and the Prepetition First Lien ABL Documents shall continue in full force and effect to the fullest extent provided by section 364(e) of the Bankruptcy Code.

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(q) Enforceability. This Interim DIP Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof.

(r) Waiver of any Applicable Stay. Any applicable stay (including, without limitation, under Bankruptcy Rule 6004(h)) is hereby waived and shall not apply to this Interim DIP Order.

21. Final Hearing.

(a) The Final Hearing to consider entry of the Final DIP Order and final approval of the DIP Facility is scheduled for __________, 2020 at ____:____ __.m (Central Time) at the United States Bankruptcy Court for the Northern District of Texas.

(b) On or before two (2) business days after entry of this Interim DIP Order, the Debtors shall serve, by United States mail, first-class postage prepaid, notice of the entry of this Interim DIP Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim DIP Order and the Motion, on: (a) the Notice Parties; (b) any other party that has filed a request for notices with this Court prior to such date; (c) any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed; (d) the state taxing authorities in any state in which the Debtors do business; and (e) the U.S. Attorney’s Office. The Final Hearing Notice shall state that any party-in-interest objecting to the entry of the proposed Final DIP Order shall file written objections with the Clerk of the Court no later than __________, 2020 at ____:____ __.m. (Central Time), which objections shall be served so that the same are received on or before such date by: (a) proposed counsel for the Debtors, DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 (Attn: Thomas R. Califano, Esq. thomas.califano@us.dlapiper.com), 200 South Biscayne Boulevard, Suite 2500, Miami, Florida

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33131 (Attn: Rachel Nanes, Esq. rachel.nanes@us.dlapiper.com), and 1900 North Pearl Street, Suite 2200, Dallas, Texas 75201 (Attn: Andrew B. Zollinger, Esq. andrew.zollinger@us.dlapiper.com); (b) counsel to the DIP Agent, Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attn: Ari Blaut and James Bromley, and Vinson & Elkins LLP, 2001 Ross Ave. Suite 3900, Dallas, Texas 75201, Attn: Paul E. Heath and Matthew J. Pyeatt; and (c) the U.S. Trustee, [•], Attn: [•].

22. Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim DIP Order according to its terms.

###END OF ORDER###

Order submitted by: DLA PIPER LLP (US)

/s/ Andrew B. Zollinger

Andrew B. Zollinger, State Bar No. 24063944

David E. Avraham, State Bar No. 24117868

DLA Piper LLP (US)

1900 North Pearl Street, Suite 2200

Dallas, Texas 75201

Tel: (214) 743-4500

Fax: (214) 743-4545

E-mail: andrew.zollinger@us.dlapiper.com

            david.avraham@us.dlapiper.com

-and-

Thomas R. Califano (pro hac vice admission pending) 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 335-4500 Fax: (212) 335-4501 Email: thomas.califano@dlapiper.com -and-

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Rachel Nanes (pro hac vice admission pending)

DLA Piper LLP (US)

200 South Biscayne Boulevard, Suite 2500

Miami, Florida 33131

Telephone: (305) 423-8563

Facsimile: (305) 675-8206

Email: rachel.nanes@dlapiper.com

Proposed Counsel for the Debtors

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EXHIBIT 1

DIP CREDIT AGREEMENT

EXHIBIT 2

APPROVED BUDGET

EX. C

EXHIBIT C

FORM LOAN NOTE

NOTE

Lender: _____________________
Principal Amount: $_______	___________, 20__

FOR VALUE RECEIVED, the undersigned, Endologix, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above (the “Principal Amount”), or, if less, the aggregate unpaid principal amount of the Loan (as defined in the DIP Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the DIP Credit Agreement.

The Borrower promises to pay interest on the outstanding principal amount of the Loan and any overdue interest from and after the Agreement Date until such outstanding principal amount of the Loan and any overdue interest are paid in full, payable at such times, in such type (such as cash or paid in-kind) and at such interest rates as are specified in the DIP Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Principal and interest are payable in Dollars to the Lender in the manner set forth in the DIP Credit Agreement.

This Note (this “Note”) is one of the “Notes”, “Loan Notes” and “Notes” referred to in, and is entitled to the benefits of, the DIP Credit Agreement, dated as of [•], 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Deerfield Private Design Fund IV, L.P., as agent for the Secured Parties, and the other Loan Documents. Capitalized terms used herein without definition are used as defined in the DIP Credit Agreement.

The DIP Credit Agreement, among other things, (a) provides for the making of the Loans by the Lenders to the Borrower in an aggregate amount not to exceed at any time outstanding $130,800,000, the indebtedness of the Borrower resulting from such Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments pursuant to Section 2.4 or Section 5.3 of the DIP Credit Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the DIP Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) thereof.

This Note is assignable or transferable to the extent such assignment or transfer is permitted pursuant to the terms of the DIP Credit Agreement.

Subject to the terms of the DIP Credit Agreement, all payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

EX. C

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note in accordance with Section 6.3 of the DIP Credit Agreement.

Other than those notices required to be provided by the Lender to the Borrower under the terms of the DIP Credit Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the DIP Credit Agreement or the performance of the obligations under this Note and/or the DIP Credit Agreement. No renewal or extension of this Note or the DIP Credit Agreement, no delay in the enforcement of payment of this Note or the DIP Credit Agreement, and no delay or omission in exercising any right or power under this Note or the DIP Credit Agreement shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

This Note shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature Page Follows]

EX. C

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title: